As filed with the Securities and Exchange Commission on November 8, 1996
                                                   Registration No. 333-______
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          Webster Financial Corporation
             (Exact name of registrant as specified in its charter)

        Delaware                    6712                          06-1187536
(State of Incorporation)   (Primary Standard Industrial       (I.R.S. Employer
                            Classification Code Number)     Identification No.)

                            ------------------------

                                  Webster Plaza
                          Waterbury, Connecticut 06702
                                 (203) 753-2921
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                 John V. Brennan
                            Executive Vice President,
                      Chief Financial Officer and Treasurer
                          Webster Financial Corporation
                                  Webster Plaza
                          Waterbury, Connecticut 06702
                                 (203) 578-2335
            (Name,  address including zip code, and telephone number,  including area code, of registrant's agent for service)

                            ------------------------

                                   Copies to:

         Stuart G. Stein, Esq.                 Stanford N. Goldman, Jr., Esq.
        Hogan & Hartson L.L.P.       Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
     555 Thirteenth Street, N.W.                  One Financial Center
       Washington, D.C.  20004                      Boston, MA  02111
           (202) 637-8575                             (617) 542-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                              --------------------


                        Calculation of Registration Fee

=================================================================================================
                                                                Proposed             Amount
securities to be      Amount to be      Proposed maximum     maximum aggregate    of registration
   registered            registered       price per unit       offering price           fee
-------------------------------------------------------------------------------------------------
Common Stock, par      4,681,658         $41.125*             $192,533,185*        $58,343.39*
value $.01 per share
=================================================================================================

   * Estimated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices for shares of common stock of DS Bancor, Inc. as reported on The Nasdaq National Market calculated on the basis of November 6, 1996 and the exchange ratio prescribed by the Agreement and Plan of Merger.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

DS BANCOR, INC.
33 ELIZABETH STREET
DERBY, CONNECTICUT 06418




                                                       _____________ ___, 1996




TO THE SHAREHOLDERS OF
DS BANCOR, INC.:


     You are cordially invited to attend a special meeting of shareholders (the "DS Bancor Meeting") of DS Bancor, Inc. ("DS Bancor") to be held on _____________ __, 1997, at ___ a.m. at ______________________________________,
Connecticut.

     As described in the enclosed Joint Proxy Statement/Prospectus, at the DS Bancor Meeting you will be asked to approve the Agreement and Plan of Merger, dated as of October 7, 1996, among Webster Financial Corporation ("Webster"), Webster Acquisition Corp. ("Merger Sub") and DS Bancor (the "Merger Agreement"), and the merger provided for therein, pursuant to which DS Bancor would be acquired by Webster. The Merger Agreement provides for the acquisition of DS Bancor to occur by merging Merger Sub, a wholly-owned subsidiary of Webster formed for such purpose, into DS Bancor (the "Merger"). Upon the Merger, each outstanding share of DS Bancor common stock ("DS Bancor Common Stock") will be converted into a certain number of shares of Webster common stock ("Webster Common Stock"), plus cash to be paid in lieu of fractional shares. It is intended that such conversion will qualify as a tax-free exchange for federal income tax purposes.

     Each share of DS Bancor Common Stock will entitle its holder to one vote. Consummation of Webster's acquisition of DS Bancor is subject to certain conditions, including approval of the Merger Agreement by at least two-thirds of the outstanding shares of DS Bancor Common Stock entitled to be voted at the DS Bancor Meeting and the receipt of certain regulatory approvals. Consummation of the transaction is also subject to the approval by the holders of Webster Common Stock of the issuance of additional shares of Webster Common Stock in connection with the transactions contemplated by the Merger Agreement. Approval of a proposed amendment to Webster's restated certificate of incorporation, as amended, which also is being sought by Webster, is not a condition to the Merger Agreement.

         Alex. Brown & Sons Incorporated ("Alex. Brown"), DS Bancor's financial advisor in connection with the Merger, has delivered its written opinion to DS Bancor's Board of Directors that, as of the date of the Merger Agreement, the consideration to be received by the holders of DS Bancor Common Stock in the Merger was fair to such holders from a financial point of view. The written opinion of Alex. Brown is reproduced in full as Appendix A to the accompanying Joint Proxy Statement/Prospectus.


         YOUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER PROVIDED FOR THEREIN AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER PROVIDED FOR THEREIN.

     THE REQUIRED VOTE OF THE DS BANCOR SHAREHOLDERS WITH RESPECT TO THE MERGER AGREEMENT IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF DS BANCOR COMMON STOCK AND NOT UPON THE NUMBER OF SHARES WHICH ARE ACTUALLY VOTED. ACCORDINGLY, THE FAILURE TO SUBMIT A PROXY CARD OR TO VOTE IN PERSON AT THE DS BANCOR MEETING OR THE ABSTENTION FROM VOTING BY A SHAREHOLDER WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT AND THE MERGER PROVIDED FOR THEREIN.

         You are urged to carefully read the Joint Proxy Statement/Prospectus, which provides you with a description of the Webster Common Stock and the terms of the Merger. A copy of the Merger Agreement (including each of the exhibits thereto) and the other documents described in the accompanying Joint Proxy Statement/Prospectus will be provided without charge upon oral or written request to Lee A. Gagnon, Executive Vice President, Chief Operating Officer and Secretary of Webster Financial Corporation, Webster Plaza, Waterbury, Connecticut 06702, telephone (203) 578-2217. IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE DS BANCOR MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE DS BANCOR MEETING, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE DS BANCOR MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.



                                    Sincerely,



                                    HARRY P. DIADAMO, JR.
                                    President and Chief Executive Officer

                                 DS BANCOR, INC.
                               33 ELIZABETH STREET
                            DERBY, CONNECTICUT 06418

                               -------------------

                          NOTICE OF SPECIAL MEETING OF
                           SHAREHOLDERS TO BE HELD ON
                              ______________, 1997

                               -------------------

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "DS Bancor Meeting") of DS Bancor, Inc. ("DS Bancor") will be held on _______________, 1997, at ____a.m. at ________________________________________,
Connecticut for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October_7, 1996, among Webster Financial Corporation ("Webster"), Webster Acquisition Corp. ("Merger Sub") and DS Bancor (the "Merger Agreement") and the merger provided for therein. As more fully described in the accompanying Joint Proxy Statement/Prospectus, the Merger Agreement provides for DS Bancor to be acquired by Webster by merging Merger Sub, a wholly-owned subsidiary of Webster formed for such purpose, into DS Bancor (the "Merger"). As part of the Merger, each outstanding share of DS Bancor common stock ("DS Bancor Common Stock") will be converted into a certain number of shares of Webster common stock, withplus cash to be paid in lieu of fractional shares; and


     2. To transact such other business as may properly come before the DS Bancor Meeting, or any adjournments or postponements thereof, including, without limitation, a motion to adjourn the DS Bancor Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement and the Merger provided for therein or otherwise.

         The Board of Directors of DS Bancor has fixed the close of business on _________ __, 1996 as the record date for the determination of shareholders of DS Bancor entitled to notice of and to vote at the DS Bancor Meeting. Only holders of record of the DS Bancor Common Stock at the close of business on that date will be entitled to notice of and to vote at the DS Bancor Meeting or any adjournments or postponements thereof.


                                   By Order of the Board of Directors

                                   HARRY P. DIADAMO, JR.
                                   President and Chief Executive Officer

Derby, Connecticut
____________ ___, 1996

     WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE DS BANCOR MEETING IN PERSON. YOUR PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT IS VOTED AT THE DS BANCOR MEETING.

WEBSTER FINANCIAL CORPORATION
WEBSTER PLAZA
WATERBURY, CONNECTICUT 06702
                                                           ___________ __, 1996
To the Shareholders of
Webster Financial Corporation:


     You are cordially invited to attend a special meeting of shareholders (the "Webster Meeting") of Webster Financial Corporation ("Webster") to be held on ____________ __, 1997, at ___ a.m. at _________________________________,
Connecticut.

     As described in the enclosed Joint Proxy Statement/Prospectus, at the Webster Meeting, you will be asked to approve: (i) the issuance of up to 4,681,658 shares of Webster common stock ("Webster Common Stock") in connection with the acquisition by Webster of DS Bancor, Inc. ("DS Bancor") pursuant to the Agreement and Plan of Merger, dated as of October 7, 1996, among Webster, Webster Acquisition Corp. ("Merger Sub") and DS Bancor (the "Merger Agreement"), and (ii) the amendment to Webster's restated certificate of incorporation, as amended (the "Restated Certificate of Incorporation"), to increase Webster's authorized capital stock by increasing the number of authorized shares of Webster Common Stock from 14,000,000 to 30,000,000. Under the Merger Agreement, upon Webster's acquisition of DS Bancor, each outstanding share of DS Bancor common stock will be converted into a certain number of shares of Webster Common Stock, plus cash to be paid in lieu of fractional shares.

     Each share of Webster Common Stock will entitle its holder to one vote on each matter properly presented at the Webster Meeting. The holders of Webster's Series B 7 1/2% Cumulative Convertible Preferred Stock are not entitled to vote at the Webster Meeting. Consummation of Webster's acquisition of DS Bancor is subject to certain conditions, including approval of the issuance of the Webster Common Stock by a majority of the total votes cast on the proposal and the receipt of certain regulatory approvals. Consummation of the transaction also is subject to the approval by DS Bancor shareholders of the Merger Agreement. As to the proposed amendment to the Restated Certificate of Incorporation, the affirmative vote of a majority of the outstanding shares of Webster Common Stock entitled to vote is required. Approval of the proposed amendment to Webster's Restated Certificate of Incorporation is not a condition to the Merger Agreement.

     Merrill Lynch & Co., Inc. ("Merrill Lynch"), Webster's financial advisor in connection with the Merger, has delivered its opinion that the exchange ratio, taken as a whole, is fair to Webster from a financial point of view. The written opinion of Merrill Lynch is reproduced in full as Appendix B to the accompanying Joint Proxy Statement/Prospectus.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE ISSUANCE OF THE ADDITIONAL SHARES OF WEBSTER COMMON STOCK IN CONNECTION WITH THE MERGER AGREEMENT AND THE
PROPOSED AMENDMENT TO WEBSTER'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF WEBSTER COMMON STOCK AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF SUCH MATTERS.

     You are urged to carefully read the Joint Proxy Statement/Prospectus, which provides you with a description of the issuance of the Webster Common Stock and the terms of the Merger pursuant to which such shares will be issued and of the amendment to Webster's Restated Certificate of Incorporation. A copy of the Merger Agreement (including each of the exhibits thereto) and the other documents described in the accompanying Joint Proxy Statement/Prospectus will be provided without charge upon oral or written request to Lee A. Gagnon, Executive Vice President, Chief Operating Officer and Secretary of Webster Financial Corporation, Webster Plaza, Waterbury, Connecticut 06702, telephone (203) 578-2217. IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE WEBSTER MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE WEBSTER MEETING, YOU ARE REQUESTED TO

COMPLETE, DATE AND SIGN THE PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AMENDMENT.



                                 Sincerely,


                                 JAMES C. SMITH
                                 Chairman, President and Chief Executive Officer

                          WEBSTER FINANCIAL CORPORATION
                                  WEBSTER PLAZA
                          WATERBURY, CONNECTICUT 06702

                               -------------------

                          NOTICE OF SPECIAL MEETING OF
                           SHAREHOLDERS TO BE HELD ON
                              __________ ___, 1997

                               -------------------

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Webster Meeting") of Webster Financial Corporation ("Webster") will be held on _______________, 1997, at _____a.m. at ________________________________________,
Connecticut, for the following purposes:



     1. To consider and vote upon a proposal to approve the issuance of up to 4,681,658 shares of Webster common stock ("Webster Common Stock") in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of October 7, 1996 (the "Merger Agreement"), among Webster, Webster Acquisition Corp. ("Merger Sub") and DS Bancor, Inc. ("DS Bancor"). As more fully described in the accompanying Joint Proxy Statement/Prospectus, the Merger Agreement provides for DS Bancor to be acquired by Webster by merging Merger Sub, a wholly-owned subsidiary of Webster formed for such purpose, into DS Bancor (the "Merger"). As part of the Merger, each outstanding share of DS Bancor common stock will be converted into a certain number of shares of Webster Common Stock, plus cash to be paid in lieu of fractional shares;

     2. To consider and vote upon a proposal to amend Webster's restated certificate of incorporation, as amended, to increase Webster's authorized capital stock by increasing the number of authorized shares of Webster Common Stock from 14,000,000 to 30,000,000; and


     3. To transact such other business as may properly come before the Webster Meeting, or any adjournments or postponements thereof, including, without limitation, a motion to adjourn the Webster Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the issuance of Webster Common Stock or otherwise.

     Each share of Webster Common Stock will entitle its holder to one vote on each matter properly presented at the Webster Meeting. The holders of Series B 7 1/2% Cumulative Convertible Preferred Stock are not entitled to vote at the Webster Meeting.

     The Board of Directors of Webster has fixed the close of business on _________ __, 1996 as the record date for the determination of shareholders of Webster entitled to notice of and to vote at the Webster Meeting. Only holders of record of Webster Common Stock at the close of business on that date will be entitled to notice of and to vote at the Webster Meeting or any adjournments or postponements thereof.


                                       By Order of the Board of Directors



                                       JAMES C. SMITH
                                       Chairman, President and Chief Executive
                                       Officer
Waterbury, Connecticut
____________ __, 1996


     WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE WEBSTER MEETING IN PERSON. YOUR PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT IS VOTED AT THE WEBSTER MEETING.

            DS BANCOR, INC.                        WEBSTER FINANCIAL CORPORATION
         33 ELIZABETH STREET                                WEBSTER PLAZA
        DERBY, CONNECTICUT 06418                    WATERBURY, CONNECTICUT 06702


                              JOINT PROXY STATEMENT
                             ----------------------

                          WEBSTER FINANCIAL CORPORATION
                                   PROSPECTUS

                        4,681,658 Shares of Common Stock

                            ----------------------

     This Joint Proxy Statement/Prospectus is being furnished to shareholders of DS Bancor, Inc. ("DS Bancor") and to shareholders of Webster Financial Corporation ("Webster"). This Joint Proxy Statement/Prospectus relates to the special meeting of shareholders of DS Bancor (the "DS Bancor Meeting") to be
held     on      ____________      ___,     1997,     at     ___     a.m.     at
______________________________________________,  Connecticut, and to the special meeting  of  shareholders  of  Webster  (the  "Webster  Meeting")  to be held on
________________        ___,       1997,       at       ____       a.m.       at
___________________________________________,    Connecticut,    and    to    any
adjournments or postponements of the DS Bancor Meeting and the Webster Meeting. This Joint Proxy Statement/Prospectus is first being mailed to shareholders of DS Bancor and to shareholders of Webster on or around ____________ ___, 1996.

     At the DS Bancor Meeting, the principal item of business will be to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of October 7, 1996, among Webster, Webster Acquisition Corp. ("Merger Sub"), and DS Bancor (the "Merger Agreement") and the merger provided for therein. At the Webster Meeting, the principal items of business will be:
(i) to consider and vote upon a proposal to approve the issuance of up to 4,681,658 shares of Webster common stock, par value $.01 per share ("Webster Common Stock") in connection with the acquisition of DS Bancor by Webster pursuant to the Merger Agreement, and (ii)_to consider and vote upon a proposal to approve an amendment to Webster's restated certificate of incorporation, as amended ("Restated Certificate of Incorporation") to increase Webster's authorized capital stock by increasing the number of authorized shares of Webster Common Stock from 14,000,000 to 30,000,000. The holders of Webster's Series B 7 1/2% Cumulative Convertible Preferred Stock ("Series B Stock") are not entitled to vote at the Webster Meeting. Approval of the proposed amendment to Webster's Restated Certificate of Incorporation is not a condition to the Merger Agreement.

         The Merger Agreement provides for DS Bancor to be acquired by Webster through a merger of Merger Sub, a wholly-owned subsidiary of Webster formed for such purpose, into DS Bancor (the "Merger"). As part of the Merger, each issued and outstanding share of DS Bancor common stock, par value $1.00 per share ("DS Bancor Common Stock"), will be converted into a specified number of shares of Webster Common Stock (the "Exchange Ratio"). Cash will be paid in lieu of fractional shares. The Exchange Ratio will be determined by dividing $43.00 by the Base Period Trading Price (defined below), computed to five decimal places. The Exchange Ratio is subject to adjustment such that if the Base Period Trading Price is greater than $38.50, the Exchange Ratio shall be 1.11688 and if the Base Period Trading Price is less than $31.50, the Exchange Ratio shall be
1.36508. Furthermore, if the Base Period Trading Price is less than $28.00, the Merger Agreement may be terminated by DS Bancor unless Webster elects that the Exchange Ratio shall be equal to the number resulting from dividing $38.22 by the Base Period Trading Price which may require Webster to register additional shares with the Securities and Exchange Commission ("SEC") and seek further shareholder approval.

     The "Base Period Trading Price" will be the average of the daily closing prices per share for Webster Common Stock for the 15 consecutive trading days on which shares of Webster Common Stock are actually traded (as reported on The Nasdaq National Market) ending on the day preceding the receipt of the last required federal bank regulatory approval. Based on the average of the daily closing prices per share for Webster Common Stock for the 15 consecutive trading days on which shares of Webster Common Stock were actually traded prior to ____________ ___, 1996 (the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus) of $____*____, the Exchange Ratio would be _________*_________. Because the market price of Webster Common Stock is subject to fluctuation, the Exchange Ratio for the number of shares of Webster Common Stock that holders of DS Bancor Common Stock will receive in the Merger may materially increase or decrease prior to the Merger. No assurance can be given as to the market price of Webster Common Stock at the time of the Merger. See "MARKET PRICES AND DIVIDENDS." In connection with the Merger Agreement, DS Bancor has granted Webster an irrevocable option (the "Option") to purchase up to 564,296 newly issued shares of DS Bancor Common Stock at a purchase price of $36.50 per share (which price is subject to adjustment) upon the occurrence of certain events. The Merger is subject to various conditions, including approvals of applicable federal and Connecticut regulatory authorities. DS Bancor and Webster expect that the Merger will be consummated in the first quarter of 1997, or as soon as possible after the receipt of all regulatory and shareholder approvals and the expiration of all regulatory waiting periods. If the Merger is not consummated by June 30, 1997, the Merger Agreement will be terminated unless DS Bancor and Webster mutually consent to an extension. For a more detailed description of the Merger and the Option, see "The Merger."

     This Joint Proxy Statement/Prospectus also constitutes a prospectus of Webster with respect to the up to 4,681,658 shares of Webster Common Stock subject to issuance in connection with the acquisition of DS Bancor by Webster pursuant to the Merger Agreement.

     THE WEBSTER COMMON STOCK OFFERED HEREBY INVOLVES RISK. DS BANCOR SHAREHOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS DISCLOSED UNDER "RISK
FACTORS" BEGINNING AT PAGE 21 RELATING TO CERTAIN FACTORS RELEVANT TO AN ASSESSMENT OF WEBSTER AND THE WEBSTER COMMON STOCK.

     THE WEBSTER COMMON STOCK HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, ANY STATE SECURITIES COMMISSION, THE OFFICE OF THRIFT SUPERVISION ("OTS"), THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), OR THE CONNECTICUT COMMISSIONER OF BANKING (THE "CONNECTICUT COMMISSIONER"), NOR HAS THE SEC, ANY STATE SECURITIES COMMISSION, THE OTS, THE FDIC, OR THE CONNECTICUT COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF WEBSTER COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FDIC, THE BANK INSURANCE FUND ("BIF"), THE SAVINGS ASSOCIATION INSURANCE FUND ("SAIF") OR ANY OTHER GOVERNMENTAL AGENCY.

----------
* Data/information to be calculated/provided immediately prior to effectiveness of Registration Statement.

     The information set forth in this Joint Proxy Statement/Prospectus concerning DS Bancor has been furnished by DS Bancor. The information concerning Webster and Merger Sub has been furnished by Webster. The descriptions of the Merger Agreement, the Option Agreement and the Stockholder Agreement (as herein defined) and other documents in this Joint Proxy Statement/Prospectus are qualified by reference to the text of those documents, which are incorporated herein by reference, copies of which will be provided without charge upon written or oral request addressed to Lee A. Gagnon, Executive Vice President, Chief Operating Officer and Secretary of Webster Financial Corporation, Webster Plaza, Waterbury, Connecticut 06702, telephone (203) 578-2217.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS, OR INCORPORATED BY REFERENCE HEREIN, IN CONNECTION WITH THE SOLICITATION OF PROXIES BY DS BANCOR OR WEBSTER OR THE OFFERING OF WEBSTER COMMON STOCK MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DS BANCOR OR WEBSTER. THIS JOINT PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY WEBSTER COMMON STOCK OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF THE WEBSTER COMMON STOCK OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DS BANCOR OR WEBSTER OR THE INFORMATION HEREIN OR THE DOCUMENTS OR
REPORTS INCORPORATED BY REFERENCE SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                             ----------------------

The date of this Joint Proxy Statement/Prospectus is _______________ __, 1996.

                              AVAILABLE INFORMATION

     DS Bancor and Webster are both subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information filed by DS Bancor and Webster may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and 7 World Trade Center, Suite 1300, New York, New York 10048. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's Web site is (http://www.sec.gov). Webster Common Stock and DS Bancor Common Stock are traded on The Nasdaq National Market. Reports, proxy statements and other information concerning Webster and DS Bancor can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Webster has filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Webster Common Stock to be issued to the shareholders of DS Bancor in connection with the acquisition of DS Bancor by Webster pursuant to the Merger Agreement. As permitted by the rules and regulations of the SEC, this Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C. as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference herein as to the contents of any contract or other document are not necessarily complete and, in each instance where such contract or document is filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by DS Bancor with the SEC (File No. 0-16193) under the Exchange Act are hereby incorporated in this Joint Proxy Statement/Prospectus by reference: (i) DS Bancor's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) DS Bancor's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and (iii) DS Bancor's Current Report on Form 8-K filed with the SEC on October 16, 1996.

     The following documents filed by Webster with the SEC (File No.0-15213) under the Exchange Act are hereby incorporated in this Joint Proxy Statement/Prospectus by reference: (i) Webster's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) Webster's Quarterly Reportss on Form 10-Q for the quarterss ended March 31, 1996, June 30, 1996 and September 30, 1996; and (iii) Webster's Current Report on Form 8-K filed with the SEC on October 9, 1996.

     All documents filed by DS Bancor or Webster pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the DS Bancor Meeting and the Webster Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus. In lieu of incorporating by reference the description of the capital stock of Webster which is contained in a registration statement filed under the Exchange Act, such description is included in this Joint Proxy Statement/Prospectus. See

" DESCRIPTION OF WEBSTER CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS."

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus. Webster will provide without charge to each person, including any beneficial owner, to whom a copy of this Joint Proxy Statement/Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference and not delivered herewith (not including exhibits to the information incorporated by reference unless such exhibits are specifically incorporated by reference into the text of such documents).

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM: LEE A. GAGNON, EXECUTIVE VICE PRESIDENT, CHIEF OPERATING OFFICER AND SECRETARY, WEBSTER FINANCIAL CORPORATION, WEBSTER PLAZA, WATERBURY, CONNECTICUT 06702; TELEPHONE (203) 578-2217. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AS SOON AS POSSIBLE, BUT NO LATER THAN ________________ [DATE FIVE BUSINESS DAYS PRIOR TO THE MEETINGS].

                                TABLE OF CONTENTS
                                                                           Page

Available Information .....................................................
Incorporation of Certain Documents
     by Reference .........................................................
Merger Summary ............................................................
     The Parties ..........................................................
     The Merger ...........................................................
     Comparison of Shareholder Rights .....................................
     Market Prices of Common Stock ........................................
     Comparative Per Share Data ...........................................
     Summary Financial and Other
          Data ............................................................
Risk Factors ..............................................................
     Growth through Acquisitions ..........................................
     Legislative and General Regulatory
          Developments ....................................................
     Sources of Funds for Cash Dividends ..................................
     Effect of Interest Rate Fluctuations .................................
DS Bancor Meeting .........................................................
     Matters to be Considered at the
          DS Bancor Meeting ...............................................
     Record Date and Voting ...............................................
     Vote Required; Revocability of
          Proxies .........................................................
     Solicitation of Proxies ..............................................
Webster Meeting ...........................................................
     Matters to be Considered at the
          Webster Meeting .................................................
     Record Date and Voting ...............................................
     Vote Required; Revocability of
          Proxies .........................................................
     Solicitation of Proxies ..............................................
The Merger ................................................................
     The Parties ..........................................................
     Background of the Merger .............................................
     Recommendation of the DS Bancor Board
          of Directors and Reasons for
          the Merger.......................................................
     Recommendation of the Webster Board of
          Directors and Reasons for the
          Issuance.........................................................
     Purpose and Effects of the Merger ....................................
     Structure ............................................................
     Exchange Ratio .......................................................
     Regulatory Approvals .................................................
     Conditions to the Merger .............................................
     Conduct of Business Pending
          the Merger ......................................................
     Third Party Proposals ................................................
     Expenses; Breakup Fee ................................................
     Opinion of DS Bancor Financial Advisor ...............................
     Opinion of Webster Financial Advisor .................................
     Certain Provisions of the Merger
          Agreement .......................................................
     Termination and Amendment of
          the Merger Agreement ............................................
     Certain Federal Income Tax
          Consequences ....................................................
     Accounting Treatment .................................................
     Resales of Webster Common Stock
          Received in the Merger ..........................................
     No Appraisal Rights ..................................................
     Interests of Certain Persons in
          the Merger - Arrangements with
          and Payments to DS Bancor .......................................
          Directors and Executive Officers.................................
     Indemnification ......................................................
     Options ..............................................................
     Option Agreement .....................................................
Amendment to Webster's Restated Certificate
     of Incorporation .....................................................
Pro Forma Combined Financial
     Statements............................................................
Market Prices and Dividends................................................
     Webster Common Stock .................................................
     DS Bancor Common Stock ...............................................
Description of Webster Capital Stock and
     Comparison of Shareholder Rights .....................................
     Webster Common Stock .................................................
     Series B Stock .......................................................
     Series A Stock .......................................................
     Series C Stock .......................................................
     Senior Notes .........................................................
     Certificate of Incorporation and Bylaw
          Provisions ......................................................
     Applicable Law .......................................................
Adjournment of DS Bancor and Webster
     Meetings .............................................................
Shareholder Proposals .....................................................
Other Matters .............................................................
Experts ...................................................................
Legal Matters .............................................................
Appendix A
     Opinion of Alex. Brown & Sons
     Incorporated .........................................................
Appendix B
     Opinion of Merrill Lynch & Co. .......................................

                                 MERGER SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus. Shareholders of DS Bancor and of Webster are urged before voting to give careful consideration to all of the information contained in or incorporated by reference into this Joint Proxy Statement/Prospectus.

THE PARTIES

     Webster. Webster is a Delaware corporation and the holding company of Webster Bank, its wholly-owned federal savings bank subsidiary which is headquartered in Waterbury, Connecticut. Deposits at Webster Bank are FDIC insured. Through Webster Bank, Webster currently serves customers from 63 banking offices located in New Haven, Fairfield, Litchfield, Hartford and Middlesex Counties in Connecticut. Webster's focus is on providing financial services to individuals, families and businesses. Webster emphasizes three business lines - consumer banking, business banking and mortgage banking; each supported by centralized administration, marketing, finance and operations. Webster Bank's goal is to provide banking services that are fairly priced, reliable and convenient.

     At September 30, 1996, Webster had total consolidated assets of $4.0 billion, total deposits of $3.0 billion, and shareholders' equity of $216.7 million, or 5.44% of total assets. Webster Common Stock is quoted on The Nasdaq National Market under the symbol "WBST". The address of Webster' s principal executive offices is Webster Financial Corporation, Webster Plaza, Waterbury, Connecticut 06702, and its telephone number is (203) 753-2921. See "THE MERGER -- The Parties."

     Merger Sub. Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of Webster formed solely to facilitate the Merger. The separate corporate existence of Merger Sub will terminate upon the Merger. See "THE MERGER -- The Parties."

     DS Bancor. DS Bancor, a Delaware corporation, is the holding company of Derby Savings Bank ("Derby"), a Connecticut-chartered savings bank headquartered in Derby, Connecticut. Deposits at Derby are FDIC insured. Through Derby, DS Bancor is engaged primarily in the business of attracting deposits from the general public and investing those funds primarily in residential mortgage loans. Derby also makes commercial mortgage and consumer loans. Through Derby, DS Bancor currently serves customers from 23 banking offices located primarily in south central Connecticut. Its general market area is western New Haven, eastern Fairfield and Hartford Counties. Derby provides a wide range of retail deposit and credit services, with special emphasis on residential real estate lending.

     At  September 30,   1996,  DS  Bancor  had  total  consolidated  assets  of
$1.3 billion, total deposits of $1.0 billion, and shareholders' equity of $86.5 million, or 6.87% of total assets. DS Bancor Common Stock is quoted on The Nasdaq National Market under the symbol "DSBC". The address of DS Bancor's principal executive offices is DS Bancor, Inc., 33 Elizabeth Street, Derby, Connecticut 06418, and its telephone number is (203) 736-1000. See "THE MERGER -- The Parties."

THE MERGER

     General. The Merger Agreement provides for the acquisition of DS Bancor by Webster through the merger of Merger Sub into DS Bancor, with DS Bancor as the surviving corporation (the "Surviving Corporation"). Immediately after the consummation of the Merger, (i) Webster intends that the Surviving Corporation will be merged Shelton into Webster, with Webster being the surviving holding company, and (ii) Derby will be merged into Webster Bank (the "Bank Merger"), with Webster Bank as the surviving federal savings bank. Webster Bank will remain headquartered in Waterbury, Connecticut as an FDIC insured federally chartered savings bank.

     At the Effective Time (as defined below) of the Merger, each outstanding share of DS Bancor Common Stock, (except for shares held as treasury stock or held, directly or indirectly, by Webster, DS Bancor or any of their subsidiaries (other than shares held in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares"), which shall be canceled), will be converted into a certain number of shares of Webster Common Stock, plus cash to be paid in lieu of fractional shares. See "The Merger -- Exchange Ratio." See "The MERGER -- Exchange Ratio." The Merger will not change the outstanding Webster Common Stock held by the Webster shareholders.

     DS Bancor and Webster expect that the Merger will be consummated in the first quarter of 1997, or as soon as possible after the receipt of all regulatory and shareholder approvals, and the expiration of all regulatory waiting periods. If the Merger is not consummated by June 30, 1997, the Merger Agreement will be terminated unless DS Bancor and Webster mutually consent to an extension. See "THE MERGER -- Structure."

     Exchange Ratio. The Merger Agreement provides that at the Effective Time, each issued and outstanding share of DS Bancor Common Stock (other than shares held, directly or indirectly, by DS Bancor, Webster or any of their subsidiaries (other than Trust Account Shares or DPC Shares), which shall be canceled) will be converted automatically at the Exchange Ratio into a specified number of shares of Webster Common Stock. The Exchange Ratio will be determined by dividing $43.00 by the Base Period Trading Price computed to five decimal places. Cash will be paid in lieu of fractional shares. The Exchange Ratio is subject to adjustment such that if the Base Period Trading Price is greater than $38.50, the Exchange Ratio shall be 1.11688 and if the Base Period Trading Price is less than $31.50, the Exchange Ratio shall be 1.36508. Furthermore, if the Base Period Trading Price is less than $28.00, the Merger Agreement may be terminated by DS Bancor unless Webster elects that the Exchange Ratio shall be equal to the number resulting from dividing $38.22 by the Base Period Trading Price which may require Webster to register additional shares with the SEC and seek further shareholder approval.

     Based on the $__*__ average of the daily closing prices per share for Webster Common Stock for the 15 consecutive trading days on which shares of Webster Common Stock were actually traded prior to ____________ ___, 1996 (the most recent practicable date prior to the date of this Joint Proxy Statement/Prospectus), the Exchange Ratio would be ___*___. Because the market price of Webster Common Stock is subject to fluctuation, the Exchange Ratio for shares of Webster Common Stock that holders of DS Bancor Common Stock will receive in the Merger may materially increase or decrease prior to the Merger. No assurance can be given as to the Exchange Ratio at the time of the Merger. See "MARKET PRICES AND DIVIDENDS." Such variance would not alter Webster's or DS Bancor's obligation to consummate the Merger, except as provided above. Based on the ________ shares of DS Bancor Common Stock outstanding on ___________ ___, 1996 and the Exchange Ratio of __*__, Webster would issue up to ______*______ shares of Webster Common Stock to the DS Bancor shareholders in the Merger, plus cash in lieu of fractional shares. These numbers do not reflect additional shares of Webster Common Stock to be issued in the event of the exercise prior to the Merger of the _____*_____ existing stock options held by directors, officers and employees of DS Bancor.

----------
*    Data/information   to   be   calculated/provided   immediately   prior   to
     effectiveness of Registration Statement.

     A table setting forth a range of potential Base Period Trading Prices, and resultant Exchange Ratios and pro forma market value equivalents of DS Bancor Common Stock is provided below at "THE MERGER -- Exchange Ratio."

     DS Bancor Meeting. The DS Bancor Meeting will be held on __________ ___, 1997 at ______a.m. at __________________________________, Connecticut, at which time the holders of record of DS Bancor Common Stock at the close of business on _______________ __, 1996 (the "DS Bancor Record Date") will be asked to consider and vote upon: (i) a proposal to approve and adopt the Merger Agreement and the Merger provided for therein, and (ii) such other matters as may properly be brought before the DS Bancor Meeting or any adjournments or postponements thereof. The affirmative vote of the holders of two-thirds of the outstanding shares of DS Bancor Common Stock entitled to vote at the DS Bancor Meeting is required to approve and adopt the Merger Agreement and the Merger provided for therein.

     All of the directors of DS Bancor, who beneficially owned as of the DS Bancor Record Date, an aggregate of ___*___ shares of DS Bancor Common Stock (excluding all stock options) or approximately _*_% of the outstanding shares of DS Bancor, have entered into a stockholder agreement with Webster, dated as of October 7, 1996 (the "Stockholder Agreement"), pursuant to which they have each agreed, among other things, to vote all shares of DS Bancor Common Stock with respect to which they have the right to vote in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and against any third party merger proposal. The executive officers of DS Bancor and Derby also entered into the Stockholder Agreement insofar as it relates to transfer restrictions and certain other matters. No separate consideration was paid to any of the directors or executive officers for entering into the Stockholder Agreement. Webster required that the Stockholder Agreement be executed as a condition to Webster entering into the Merger Agreement. See "DS BANCOR MEETING."

     The Board of Directors of DS Bancor believes that the terms of the Merger Agreement are fair to, and in the best interests of, DS Bancor and its shareholders. The Board of Directors of DS Bancor unanimously approved the Merger Agreement and the Merger provided for therein and recommends that holders of DS Bancor Common Stock vote "FOR" approval and adoption of the Merger Agreement and the Merger provided for therein. For a discussion of the factors considered by the Board of Directors in reaching its decision, see "THE MERGER -- Background of the Merger" and "-- Recommendation of the DS Bancor Board of Directors and Reasons for the Merger."

     Webster Meeting. The Webster Meeting will be held on _________ __, 1997, at ______a.m. at ________________________, Connecticut, at which time the holders of record of Webster Common Stock at the close of business on ___________________, 1996 (the "Webster Record Date") will be asked to consider and vote upon: (i) a proposal to approve the issuance of up to 4,681,658 shares of Webster Common Stock in connection with the acquisition of DS Bancor by Webster pursuant to the Merger Agreement, (ii) the amendment of Webster's Restated Certificate of Incorporation to increase Webster's authorized capital stock by increasing the number of authorized shares of Webster Common Stock from 14,000,000 to 30,000,000, and (iii) such other business as may properly be brought before the Webster Meeting or any adjournments or postponements thereof. The Merger is conditioned on the approval by the Webster shareholders of the issuance of these shares of Webster Common Stock, which approval requires an affirmative vote of a majority of the total votes cast on the proposal. The Board of Directors of Webster believes that the terms of the Merger Agreement are fair to, and in the best interests of Webster and its shareholders. THE BOARD OF DIRECTORS OF WEBSTER UNANIMOUSLY APPROVED THE ISSUANCE OF THE SHARES IN CONNECTION WITH THE MERGER AGREEMENT AND THE PROPOSED AMENDMENT TO WEBSTER'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF

----------
* Data/information to be calculated/provided immediately prior to effectiveness of Registration Statement.

WEBSTER COMMON STOCK AND RECOMMENDS THAT THE HOLDERS OF WEBSTER COMMON STOCK VOTE "FOR" APPROVAL OF SUCH MATTERS. For a discussion of the factors considered by the Board of Directors in reaching its decision, see "THE MERGER -- Background of the Merger" and "-- Recommendation of the Webster Board of Directors and Reasons for the Issuance."

     Fairness Opinions. October 7, 1996, Alex. Brown & Sons Incorporated ("Alex. Brown") delivered its written opinion to the Board of Directors of DS Bancor to the effect that, as of the date of its opinionsuch date, the terms of the Merger Agreement, including the Exchange Ratio, are fair, from a financial point of view, to DS Bancor and its shareholders. The receipt of this opinion was a condition to DS Bancor's obligations under the Merger Agreement. The opinion of Alex. Brown describes the matters considered and the scope of the review undertaken in rendering such opinion. Alex. Brown's opinion and presentations to the DS Bancor Board, together with a review by the DS Bancor Board of the assumptions See "The Merger -- Alex. Brown Fairness Opinionused by Alex. Brown, were among the factors considered by the DS Bancor Board in reaching its determination to approve the Merger Agreement and the Merger provided for therein. On October 7, 1996, the date that Alex. Brown delivered its opinion, Webster Common Stock closed at $35.25 per share. The Merger Agreement does not provide for an update by Alex. Brown of its opinion. See "THE MERGER -- Opinion of DS Bancor Financial Advisor." A copy of Alex. Brown's opinion letter dated
October 7,   1996   is   attached   as   Appendix   A  to   this   Joint   Proxy
Statement/Prospectus and should be read by DS Bancor shareholders in its entirety.

     The Board of Directors of Webster reviewed financial analyses and recommendations of Webster's management in considering the Merger. Webster also consulted with Merrill Lynch & Co. ("Merrill Lynch") as to certain issues concerning the Merger, including the fairness of the terms of the Merger. On October 6, 1996, Merrill Lynch delivered its written fairness opinion to Webster with respect to the terms of the Merger. See "THE MERGER -- Opinion of Webster Financial Advisor." A copy of Merrill Lynch's opinion letter dated October 6, 1996 is attached at Appendix B to this Joint Proxy Statement/Prospectus and should be read by Webster shareholders in its entirety.

     Regulatory Approvals. In order for the Merger to be consummated, the approvals of the Connecticut Commissioner and the OTS and the approval or waiver of the Board of Governors of the Federal Reserve System ("Federal Reserve Board") are required. Applications or waiver requests as to such approvals have been filed and are pending, or will be filed. See "THE MERGER -- Regulatory Approvals."

     Accounting Treatment. The Merger is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon the Merger so qualifying. See "THE MERGER -- Accounting Treatment."

     Federal Income Tax Consequences. It is intended that the Merger will qualify as a tax-free reorganization for federal income tax purposes so that DS Bancor shareholders generally should not recognize gain or loss as a result of exchanging their DS Bancor Common Stock for the Webster Common Stock issued in the Merger. See "THE MERGER -- Certain Federal Income Tax Consequences."

     No Appraisal Rights. Under Delaware law, holders of the DS Bancor Common Stock will not be entitled to any dissenters' appraisal rights with respect to the Merger since the DS Bancor Common Stock is traded on The Nasdaq National Market. The holders of Webster Common Stock have no dissenters' appraisal rights. See "THE MERGER -- No Appraisal Rights."

         Effective Time. The Merger will become effective on the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with applicable law or on such later date as the certificate of merger may specify (the "Effective Time"). The certificate of merger will be filed (i) on the fifth day after the last required regulatory approval is received and all applicable waiting periods have expired, (ii) if elected by Webster, the last business day of the month in which the date set forth in (i) above occurs, or (iii) at such other time as the parties may agree. DS Bancor and Webster expect that the Merger will be consummated in the first quarter of

1997, or as soon as possible after the receipt of all regulatory and shareholder approvals and the expiration of all regulatory waiting periods. If the Merger is not consummated by June 30, 1997, the Merger Agreement will be terminated unless DS Bancor and Webster mutually consent to an extension.

     Termination. The Merger Agreement is subject to termination at the option of Shelton or may be terminated at any time prior to the Effective Time by the mutual consent of DS Bancor and Webster and by either of them individually under certain specified circumstances, including if the Merger is not consummated by June 30, 1997, or prior to such date upon the occurrence of certain events. See "THE MERGER -- Termination and Amendment of Merger Agreement."

     Exchange of DS Bancor Common Stock Certificates. Upon consummation of the Merger (the "Effective Time")the Effective Time, each holder of a certificate representing DS Bancor Common Stock issued and outstanding immediately prior to the Merger will, upon the surrender thereof (duly endorsed, if required) to Webster's transfer agent, American Stock Transfer & Trust Company (the "Exchange Agent"), be entitled to receive a certificate representing the number of whole shares of Webster Common Stock into which such DS Bancor Common Stock will have been automatically converted as part of the Merger. The Exchange Agent will mail a letter of transmittal with instructions to all holders of record of DS Bancor Common Stock immediately prior to the Effective Time for use in surrendering their certificates for DS Bancor Common Stock in exchange for new certificates representing Webster Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY DS BANCOR SHAREHOLDERS UNTIL THE LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. See "THE MERGER -- Exchange Ratio."

     Option Agreement. As a condition of and inducement to Webster's entering into the Merger Agreement, Webster and DS Bancor entered into an option agreement, dated as of October 7, 1996 (the "Option Agreement"), immediately after their execution of the Merger Agreement. The Option Agreement may have the effect of discouraging the making of alternative acquisition-related proposals, even if such proposal is for a higher price per share for DS Bancor Common Stock than the price per share consideration to be paid pursuant to the Merger Agreement.

     If the Option granted pursuant to the Option Agreement becomes exercisable, Webster may purchase at a price of $36.50 per share up to 564,296 newly issued shares of DS Bancor Common Stock, or approximately 18.6% of the DS Bancor Common Stock then outstanding. The Option would become exercisable primarily upon the occurrence of certain events that create the potential for a third party to acquire DS Bancor. To the knowledge of DS Bancor, no event that would permit exercise of the Option has occurred as of the date hereof. If the Option becomes exercisable, Webster or any permitted transferee of Webster may, under certain circumstances, require DS Bancor to repurchase, for a formula price, the Option (in lieu of its exercise) or any shares of DS Bancor Common Stock purchased upon exercise of the Option. See "THE MERGER -- Option Agreement."

     INTERESTS OF CERTAIN PERSONS IN THE MERGER-ARRANGEMENTS WITH AND PAYMENTS TO DS BANCOR DIRECTORS AND EXECUTIVE OFFICERS. The Merger Agreement provides for two DS Bancor directors (selected by the Board of Directors of Webster) to be invited to serve as additional members of the Boards of Directors of Webster and Webster Bank upon consummation of the Merger. One director will serve until Webster's 1998 annual meeting and one will serve until Webster's 1999 annual meeting; also, one of the two will be renominated when his or her term expires. In addition, the directors of DS Bancor serving immediately prior to the Effective Time, including the two directors who will serve on the Board of Directors of Webster, will be invited to serve on an advisory board to Webster Bank after the Bank Merger for a period of 24 months, with their compensation as advisory directors to be based on a quarterly retainer of $4,750 and a quarterly meeting attendance fee of $1,500. Such fees will not be payable to the DS Bancor directors who also serve as Webster directors. See "THE

MERGER -- Interests of Certain Persons in the Merger -- Arrangements with and Payments to DS Bancor Directors and Executive Officers."

     Pursuant to existing employment and severance agreements of DS Bancor or Derby, as modified and limited by the Merger Agreement, severance payments will be made upon the consummation of the Merger to Harry P. DiAdamo, Jr., Alfred T. Santoro and Thomas H. Wells. These payments, which are limited to the maximum amount that can be paid without adverse tax consequences under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), will be based on three times their respective average annual compensation that was paid by Derby and includible in their gross income for federal tax purposes for the calendar years 1992 through 1996, reduced by $1.00. Such severance amounts will reflect the amount of taxable compensation income reported by Messrs. DiAdamo, Santoro and Wells from employment by Derby in 1996, including taxable income attributable to stock options exercised during 1996. Messrs. DiAdamo, Santoro and Wells have agreed to limit the maximum amount by which their severance payments will be increased as a consequence of their 1996 nonqualified stock option exercises, and their disqualifying dispositions of stock acquired by 1996 incentive stock option exercises, to an amount of additional severance based on the market price of DS Bancor Common Stock being $40 per share at the times of such exercises or dispositions, as applicable.

     Based on three times their respective average annual compensation paid by Derby and includible in gross income for federal tax purposes for the calendar years 1992 through 1996, and assuming that all nonqualified options held by Messrs. DiAdamo, Santoro and Wells are exercised, and that shares that can be purchased upon the exercise of all incentive stock options held by them are disposed of in disqualifying dispositions, in each case at a time when such per share price is $40, the severance payable to Messrs. DiAdamo, Santoro and Wells upon consummation of the Merger would be $2.7 million, $1.7 million and $837,000, respectively.

     Also upon consummation of the Merger, Webster Bank has agreed to employ Mr. Wells for a ten month period as an officer to assist in the transition at a salary of $10,000 per month and to retain him as a part-time consultant for six months thereafter at a salary of $7,500 per month. See " THE MERGER -- Interests of Certain Persons in the Merger - Arrangements with and Payments to DS Bancor Directors and Executive Officers."

     Webster has agreed to (i) indemnify the directors, officers and employees of DS Bancor and Derby as to certain matters, and (ii) subject to the conditions set forth in the Merger Agreement, use its best efforts to cause the persons serving as officers and directors of DS Bancor immediately prior to the Effective Time to be covered by directors' and officers' liability insurance for a period of at least two years. See "THE MERGER -- Indemnification."

COMPARISON OF SHAREHOLDER RIGHTS

     If the Merger is consummated, the holders of DS Bancor Common Stock will become holders of Webster Common Stock. There are certain differences between the rights of Webster shareholders and DS Bancor shareholders. For a summary of such differences, see "DESCRIPTION OF WEBSTER CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS."

MARKET PRICES OF COMMON STOCK

     Both Webster Common Stock and DS Bancor Common Stock are traded on The Nasdaq National Market. The symbol for Webster Common Stock is "WBST". The symbol for DS Bancor Common Stock is "DSBC".

     The following table sets forth per share closing prices of the Webster Common Stock and the DS Bancor Common Stock on The Nasdaq National Market as of the dates specified and the pro forma equivalent market value of the Webster Common Stock to be issued for the DS Bancor Common Stock in the Merger. See "MARKET PRICES AND DIVIDENDS."

                                                                                                     DS Bancor
                                                                                                    Common Stock
                                                       Last Reported Sale Price                       Pro Forma
                                                       ------------------------                       ---------
Date                                              Webster               DS Bancor                 Equivalent Market
----                                            Common Stock           Common Stock                   Value (a)
                                                ------------           ------------                   ---------
December 30, 1994.......................            $18.50               $22.25                   $        *
December 31, 1995.......................             29.50                25.50                            *
September 30, 1996......................             35.25                37.00                            *
October 7, 1996 (b).....................             35.25                38.38                            *
__________ __, 1996 (c).................              *                     *                              *

----------

(a) Determined by multiplying the respective closing prices of the Webster Common Stock by the Exchange Ratio calculated based on the average daily closing prices per share of Webster Common Stock for the 15 consecutive trading days on which shares of Webster Common Stock were actually traded prior to _______________ __, 1996 (the most recent practicable date prior to the date of this Joint Proxy Statements/Prospectus). See "THE MERGER -- Exchange Ratio."

(b) Last trading date prior to announcement of the execution of the Merger Agreement.

(c) The most recent practicable date prior to the date of this Joint Proxy Statement/Prospectus.

*    Data/information   to   be   calculated/provided   immediately   prior   to
     effectiveness of Registration Statement.

     Shareholders are advised to obtain current market quotations for Webster Common Stock. It is expected that the market price of Webster Common Stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the date on which the Merger is consummated. Because the number of shares of Webster Common Stock to be received by DS Bancor shareholders in the Merger is not fixed, the Exchange Ratio for the number of shares of Webster Common Stock that the holders of DS Bancor Common Stock will receive in the Merger may increase or decrease prior to the Merger. No assurance can be given as to the market price of Webster Common Stock at the time of the Merger.

COMPARATIVE PER SHARE DATA

     Following are certain comparative selected historical per share data of Webster and of DS Bancor, pro forma combined per share data of Webster and DS Bancor, and equivalent pro forma per share data of DS Bancor. The financial data is based on, and should be read in conjunction with, the historical consolidated financial statements and the notes thereto of Webster and of DS Bancor and the pro forma combined financial statements and the notes thereto appearing in or incorporated by reference elsewhere into this Joint Proxy Statement/Prospectus. All per share data of Webster, DS Bancor and pro forma are presented on a fully diluted basis and have been adjusted retroactively to give effect to stock dividends. The pro forma data is not necessarily indicative of results which will be obtained on a combined basis. The pro forma data has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Merger.



                                                   At or for the Nine Months Ended
                                                      September 30, 1996            At or for the Year Ended December 31,
                                                   -------------------------------  ------------------------------------------
                                                          (unaudited)
Net Income per fully diluted Common Share:                                          1995             1994             1993
                                                                                    ----             ----             ----
  Webster -- historical before non-
   recurring expenses (a)                               $    2.24                $    2.76    $    2.87       $    2.04(b)
  Webster -- historical after non-recurring expenses         1.92                     2.30         2.44            2.04(b)
  DS Bancor -- historical                                    2.16                     2.45         1.86            1.63(b)
  Pro Forma Combined before non-
   recurring expenses (a)(c)                                 2.11                     2.53         2.44            1.79
  Pro Forma Combined after non-recurring expenses(c)         1.88                     2.31         2.15            1.79
   DS Bancor Equivalent Pro Forma (d)                         *                        *            *               *

Cash Dividends per Common Share:
   Webster -- historical                                      .50                      .64          .52             .50
   DS Bancor -- historical                                    .18                       --           --              --
   Pro Forma Combined                                         .39                      .44          .34             .29
   DS Bancor Equivalent Pro Forma (d)                         *                        *            *               *

Book Value per Common Share:
   Webster -- historical                                    24.86                    23.87        20.59           19.90
   DS Bancor -- historical                                  28.53                    26.68        22.19           22.66
   Pro Forma Combined (c)                                   22.74                    23.29        19.79           19.41
   DS Bancor Equivalent Pro Forma (d)                         *                        *            *               *

----------

(a) Excludes non-recurring expenses of $5.2 million, $6.4 million and $5.7 million for the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1994, respectively.

(b) Does not give effect to additional income in 1993 resulting from the cumulative effect of change in method of accounting for income taxes adopted by each of Webster and DS Bancor in 1993 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 ("FASB 109"), which resulted in an increase of $.79 per share in Webster's net income for 1993 and an increase of $.51 per share in DS Bancor's net income for 1993.

(c) Pro forma combined amounts shown above reflect the proposed acquisition of DS Bancor on a pooling of interests basis for each period shown as if the Merger had occurred at the beginning of such period.

(d) DS Bancor equivalent pro forma per share amounts are calculated by multiplying the pro forma combined amounts by the Exchange Ratio calculated based on the average daily closing prices per share of Webster Common Stock for the 15 consecutive trading days on which shares of Webster Common Stock were actually traded prior to ______________ __, 1996 (the most recent practicable date prior to the date of this Joint Proxy Statement/Prospectus). See "THE MERGER -- Exchange Ratio."

* Data/information to be calculated/provided immediately prior to effectiveness of Registration Statement.

SUMMARY FINANCIAL AND OTHER DATA



         The following tables present summary historical financial and other data for Webster and DS Bancor as of the dates and for the periods indicated. This summary data is based upon, and should be read in conjunction with, the historical and pro forma consolidated financial statements and notes thereto of Webster and DS Bancor and notes thereto appearing or incorporated by reference elsewhere herein. As to historical information, see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." For pro forma information, see "-- Comparative Per Share Data" above and "PRO FORMA COMBINED FINANCIAL STATEMENTS" appearing elsewhere herein. All adjustments necessary for a fair presentation of financial position and results of operations of interim periods have been included. The pro forma amounts are not necessarily indicative of results which will be obtained on a combined basis. The pro forma data has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Merger.

Selected Consolidated Financial Data - Webster

Financial Condition
  and Other Data - Webster
      (Dollars in Thousands)              At September 30,                       At December 31,
                                      ----------------------- ------------------------------------------
                                         1996       1995        1995       1994       1993       1992       1991
                                       ---------  ---------   ---------  ---------  ---------  ---------  ------
                                            (unaudited)

Total assets..........................$3,984,454 $3,332,932  $3,219,670 $3,053,851 $2,483,403 $2,367,722 $1,173,489
Loans receivable, net................. 2,450,294  1,872,542   1,891,956  1,869,216  1,467,935  1,522,168    701,478
Securities............................ 1,150,263  1,113,315   1,044,640    828,758    669,764    438,323    332,440
Segregated assets, net................    82,905    116,365     104,839    137,096    176,998    223,907          -
Core deposit intangible (a)...........    45,608      4,916       4,729      5,457     11,829     15,463      1,402
Deposits.............................. 3,021,818  2,431,068   2,400,202  2,431,945  1,966,574  1,995,079    990,054
FHL Bank advances and other borrowings   685,205    675,509     553,114    414,375    312,152    193,864     73,772
Shareholders' equity..................   216,667    174,673     209,973    156,807    126,273    129,195     83,067
Number of banking offices.............        63         45          45         45         39         39         22


Operating Data - Webster             At or for the Nine Months
      (Dollars in Thousands)            Ended September 30,           At or for the Year Ended December 31,
                                        -------------------   ---------------------------------------------
                                         1996       1995        1995       1994       1993       1992       1991
                                       ---------  ---------   ---------  ---------  ---------  ---------  ------
                                            (unaudited)

Interest income....................... $ 196,891  $ 161,790   $ 218,811  $ 190,820  $ 154,589  $ 111,021  $  90,901
Interest expense......................   111,049     96,194     131,533     98,464     80,803     61,205     60,015
                                       ---------  ---------   ---------  ---------  ---------  ---------  ---------
Net interest income...................    85,842     65,596      87,278     92,356     73,786     49,816     30,886
Provision for loan losses.............     3,000      1,395       3,100      3,155      4,597      5,574      4,285
Noninterest income....................    18,109     15,357      21,975     13,629     10,703      8,407      5,150
Noninterest expenses:
   Non-recurring expenses.............     5,230          -       6,371      5,700          -          -          -
   Foreclosed property expenses, net..     1,522      3,392       4,025      6,949      5,085      6,135      5,089
   Other noninterest expenses.........    66,496     52,698      69,191     66,646     49,912     33,018     20,550
                                       ---------  ---------   ---------  ---------  ---------  ---------  ---------
     Total noninterest expenses.......    73,248     56,090      79,587     79,295     54,997     39,153     25,639
                                       ---------  ---------   ---------  ---------  ---------  --------   ---------
Income before income taxes............    27,703     23,468      26,566     23,535     24,895     13,496      6,112
Income taxes..........................     9,876      7,439       8,246      4,850     10,595      7,083      2,774
                                       ---------  ---------   ---------  ---------  ---------  ---------  ---------
Net income before cumulative change ..    17,827     16,029      18,320     18,685     14,300      6,413      3,338
Cumulative change (b).................         -          -           -          -      4,575          -          -
                                       ---------  ---------   ---------  ---------  ---------  ---------  ---------
Net income ...........................    17,827     16,029      18,320     18,685     18,875      6,413      3,338
Preferred stock dividends.............       927        972       1,296      1,716      2,653        581          -
                                       ---------  ---------   ---------  ---------  ---------  ---------  ---------
Net income available to common
 shareholders......................... $  16,900  $  15,057  $  17,024  $  16,969  $  16,222  $   5,832    $  3,338
                                       =========   =========  =========  =========  =========  =========  =========

Loan originations during period....... $ 402,573  $ 287,475   $ 417,372  $ 745,618  $ 390,337  $ 283,926  $ 133,418
Net increase (decrease) in deposits...   621,616       (877)    (31,743)   466,410    (28,505) 1,005,025    157,543
Loans serviced for others.............   710,867    937,066     753,053    949,337    357,699    409,190    183,273
Capitalized mortgage loan servicing
  rights..............................     2,135      3,624       2,683      4,427      1,337     3,163          20

See footnotes on the following page


Significant Statistical Data - Webster
                                     At or for the Nine Months
                                        Ended September 30,           At or for the Year Ended December 31,
                                        -------------------   ---------------------------------------------
                                         1996       1995        1995       1994       1993               1992           1991
                                       ---------  ---------   ---------  ---------  ---------          ---------       ------
                                            (unaudited)
For The Period:

Before non-recurring expenses:(c)
Net income per common share:
   Primary............................ $   2.46   $   2.19    $   2.97   $   3.21   $   2.25  (d)    $      1.18     $    0.68
   Fully Diluted...................... $   2.24   $   2.04    $   2.76   $   2.87   $   2.04  (d)    $      1.16     $    0.68
Return on average assets .............     0.74%      0.69%       0.70%      0.79%      0.60% (d)           0.43%         0.32%
Return on average shareholders' equity    13.03%     12.75%      12.85%     14.77%     11.11% (d)           6.87%         4.06%
Noninterest expenses (excluding
   foreclosed property expenses and
   provisions) to average assets .....     2.36%      2.26%       2.20%      2.40%      2.09%               2.23%         1.95%

After non-recurring expenses:
Net income per common share:
   Primary............................ $   2.04   $   2.19    $   2.44   $   2.69   $   2.25 (d)     $      1.18     $    0.68
   Fully Diluted...................... $   1.92   $   2.04    $   2.30   $   2.44   $   2.04 (d)     $      1.16     $    0.68
Cash dividends paid per common share.. $   0.50   $   0.48    $   0.64   $   0.52   $   0.50         $      0.48     $    0.48
Return on average assets..............     0.63%      0.69%       0.58%      0.67%      0.60%(d)            0.43%         0.32%
Return on average shareholders' equity    11.14%     12.75%      10.70%     12.55%     11.11%(d)            6.87%         4.06%
Noninterest expenses to average assets     2.60%      2.40%       2.53%      2.86%      2.30%               2.64%         2.45%
Noninterest expenses (excluding
   foreclosed property expenses and
   provisions) to average assets......     2.54%      2.26%       2.40%      2.61%      2.09%               2.23%         1.95%

Other data:

Average shareholders' equity to average
 assets...............................     5.50%      5.39%       5.44%      5.37%      5.39%               6.29%         7.94%
Interest rate spread..................     3.17%      2.83%       2.78%      3.29%      3.13%               3.32%         2.81%
Net yield on average earning assets...     3.22%      2.96%       2.89%      3.34%      3.23%               3.50%         3.14%
Ratio of earnings to fixed charges....     1.95x      1.91x       1.70x      1.93x      2.50x               2.85x         1.90x

At End of Period:
Book value per common share .......... $  24.86   $  23.16    $  23.87   $  20.59   $  19.90            $  21.29      $  16.88
Tangible book value per common share.. $  21.60   $  22.44    $  23.28   $  19.78   $  17.58            $  18.13      $  16.60
Common shares outstanding (000's) ....    8,108      6,800       8,078      6,780      5,088               4,895         4,920
Shareholders' equity to total assets..     5.44%      5.24%       6.52%      5.13%      5.08%               5.46%         7.08%
Nonaccrual assets to total assets.....     0.85%      1.73%       1.71%      2.10%      2.41%               2.83%         2.83%
Allowance for loan losses to nonaccrual
 loans.................................  155.11%    112.94%     110.45%    134.04%    135.79%             108.71%        77.15%
Allowances for nonaccrual assets to
   nonaccrual assets..................   102.06%     75.94%      76.39%     77.01%     77.32%              76.95%        36.07%

----------

(a) The increase in the core deposit intangible in 1996 is a result of certain assets and liabilities purchased in the Shawmut acquisition.

(b) Reflects cumulative change in method of accounting for income taxes adopted by Webster in 1993 in accordance with FASB 109.

(c) Excludes non-recurring expenses of $5.2 million ($4.7 million for a special assessment related to recapitalization of the SAIF and $500,000 for conversion costs related to the Shawmut Bank Connecticut National Association (now Fleet National Bank of Connecticut) ("Shawmut") acquisition), $6.4 million ($3.3 million of expenses related to the Shelton Bancorp, Inc. ("Shelton") acquisition, $2.1 million of expenses related to changing the name of and merging together Webster's banking subsidiaries, and $1.0 million of expenses related to charges incurred in the preparation for acquisition of 20 banking offices of Shawmut), and $5.7 million ($5.0 million related to the write-down of the First Constitution Bank ("First Constitution") core deposit intangible asset and $700,000 of expenses related to the Shoreline Bank & Trust Company ("Shoreline") acquisition) for the nine months ended September 30, 1996 and for the years ended December 31, 1995 and 1994, respectively.

(d) Does not give effect to $4.6 million of additional income in 1993 resulting from the cumulative change of Webster's adoption of FASB 109. Giving effect to such cumulative change, (i) net income per common share for 1993 was $3.13 on a primary basis and $2.73 on a fully diluted basis; (ii) return on average assets for 1993 was .79%; and (iii) return on average shareholders' equity for 1993 was 14.66%.

SELECTED CONSOLIDATED FINANCIAL DATA - DS BANCOR

Financial Condition
  and Other Data - DS Bancor             At September 30,                        At December 31,
                                         -----------------    --------------------------------------------------
      (Dollars in Thousands)             1996       1995        1995       1994       1993       1992       1991
                                       ---------  ---------   ---------  ---------  ---------  ---------  ------
                                            (unaudited)

Total assets..........................$1,259,423 $1,237,523  $1,254,483 $1,222,690 $1,194,121 $1,190,707  $ 669,545
Loans receivable, net.................   877,284    852,747     875,339    839,427    779,287    708,022    508,660
Securities............................   338,025    339,009     329,981    331,045    330,621    278,132    106,294
Core deposit intangible (a)...........     2,304      3,013       2,836      3,545      4,254      4,963          -
Deposits.............................. 1,029,989  1,045,123   1,058,145  1,027,746  1,006,221    994,931    522,180
FHL Bank advances and other borrowings   128,185    103,572      96,876    111,145    106,441    122,862     86,072
Shareholders' equity..................    86,488     78,151      80,809     67,137     66,440     58,585     53,104
Number of banking offices.............        23         23          22         22         23         22         10

Operating Data - DS Bancor           At or for the Nine Months
      (Dollars in Thousands)            Ended September 30,           At or for the Year Ended December 31,
                                        -------------------   ---------------------------------------------------
                                         1996       1995        1995       1994       1993       1992       1991
                                       ---------  ---------   ---------  ---------  ---------  ---------  ------
                                            (unaudited)

Interest income....................... $  67,638  $  63,919   $  86,589  $  77,282  $  74,335  $  54,144  $  57,796
Interest expense......................    38,684     37,785      51,575     42,818     43,816     31,885     39,469
                                       ---------  ---------  ----------  ---------  ---------  ----------  --------
Net interest income...................    28,954     26,134      35,014     34,464     30,519     22,259     18,327
Provision for loan losses.............     2,950      1,825       2,525      2,325      2,475      1,375      4,400
Noninterest income....................     2,634      2,349       3,684      3,101      7,343      3,071      1,695
Noninterest expenses:
   Foreclosed property expenses, net..     1,093      1,400       1,776      2,904      4,801      3,747      2,547
   Other noninterest expenses.........    16,169     16,388      21,764     22,706     22,312     12,150     10,619
                                       ---------  ---------   ---------  ---------  ---------  ---------  ---------
     Total noninterest expenses.......    17,262     17,788      23,540     25,610     27,113     15,897     13,166
                                       ---------  ---------   ---------  ---------  ---------  ---------  ---------
Income before income taxes............    11,376      8,870      12,633      9,630      8,274      8,058      2,456
Income taxes..........................     4,449      3,581       5,020      3,920      3,348      3,217      1,645
                                       ---------  ---------   ---------  ---------  ---------  ---------  ---------
Net income before cumulative change ..     6,927      5,289       7,613      5,710      4,926      4,841        811
Cumulative change (b).................         -          -           -          -      1,548          -          -
                                       ---------  ---------   ---------  ---------  ---------  ---------  ---------
Net income  available to common
   shareholders......................  $   6,927   $   5,289  $   7,613  $   5,710  $   6,474  $   4,841   $    811
                                       =========   =========  =========  =========  =========  =========  =========


Loan originations during period....... $ 133,969  $  96,860   $ 138,731  $ 256,025  $ 267,155  $ 221,329  $  85,061
Net increase (decrease) in deposits...   (28,156)    17,377      30,399     21,525     11,290    472,751     50,526
Loans serviced for others.............   148,440    150,500     147,100    129,300    149,900    445,200     87,600
Capitalized mortgage loan servicing
   rights.............................       464        331         316        380        618      1,155          -

See footnotes on the following page

Significant Statistical Data - DS Bancor

                                     At or for the Nine Months
                                        Ended September 30,           At or for the Year Ended December 31,
                                        -------------------   ---------------------------------------------
                                         1996       1995        1995       1994       1993       1992       1991
                                       ---------  ---------   ---------  ---------  ---------  ---------  ------
                                            (unaudited)

For The Period:

Net income per common share:
     Primary.......................... $   2.19   $   1.71    $   2.46   $   1.86   $1.65(c)   $   1.65   $   0.28
     Fully Diluted.................... $   2.16   $   1.71    $   2.45   $   1.86   $1.63(c)   $   1.65   $   0.28
Cash dividends paid per common share.. $   0.18          -           -          -       -             -   $   0.19
Return on average assets .............     0.74%      0.59%       0.63%      0.47%   0.41%(c)      0.66%      0.13%
Return on average shareholders' equity    10.96%      9.40%       9.95%      8.34%   7.84%(c)      8.44%      1.47%
Average shareholders' equity to average
   assets..............................    6.78%      6.23%       6.31%      5.58%   5.26%         7.80%      8.54%
Interest rate spread..................     2.85%      2.69%       2.67%      2.76%   2.55%         3.04%      2.68%
Net yield on average earning assets...     3.19%      2.98%       2.97%      2.94%   2.68%         3.24%      3.02%
Noninterest expenses to average assets     1.85%      1.97%       1.94%      2.09%   2.27%         2.16%      2.04%
Noninterest expenses (excluding
   foreclosed property expenses and
   provisions) to average assets  ....     1.74%      1.82%       1.79%      1.85%   1.87%         1.65%      1.65%
Ratio of earnings to fixed charges....     3.23x      3.03x       3.10x      2.26x   2.18x         2.22x      1.35x

At End of Period:

Book value per common share .......... $  28.53   $  25.83    $  26.68   $  22.19   $22.66     $  19.98   $  18.13
Tangible book value per common share.. $  27.77   $  24.83    $  25.74   $  21.00   $21.21     $  18.29   $  18.13
Common shares outstanding (000's) ....    3,031      3,025       3,029      3,025    2,932        2,932      2,929
Shareholders' equity to total assets..     6.87%      6.32%       6.44%      5.49%    5.56%        4.92%      7.93%
Non-performing assets to total assets.     1.62%      1.58%       1.39%      1.74%    2.45%        3.18%      6.01%
Allowance for loan losses to
   non-performing loans ..............    46.45%     46.54%      50.16%     45.23%   57.83%       97.78%     23.42%
Allowances for non-performing assets to
   non-performing assets..............    36.17%     35.39%      40.29%     34.10%   27.41%       38.00%     10.15%
-----------------

(a) Reflects the unamortized balance of the core deposit intangible resulting from the acquisition of certain assets and liabilities of the former Burritt Interfinancial Bancorporation from the FDIC in December 1992.
(b) Reflects cumulative change in method of accounting for income taxes adopted by DS Bancor in 1993 in accordance with FASB 109.
(c) Does not give effect to $1.5 million of additional income in 1993 resulting from the cumulative change of DS Bancor's adoption of FASB 109. Giving effect to such cumulative change, (i) net income per common share for 1993 was $2.17 on a primary basis and $2.14 on a fully diluted basis; (ii) return on average assets for 1993 was .54%; and (iii) return on average shareholders' equity for 1993 was 10.30%.

PRO FORMA COMBINED FINANCIAL DATA - UNAUDITED

Financial Condition
  and Other Data - Pro Forma
      (Dollars in Thousands)            At September 30,              At or for the Year Ended December 31,
                                     ----------------------   ---------------------------------------------
                                       1996         1995        1995       1994       1993       1992       1991
                                     ----------   ---------   ---------  ---------  ---------  ---------  ------

Total assets.....................    $5,230,587  $4,570,455  $4,474,153 $4,276,541 $3,677,524 $3,558,429 $1,843,034
Loans receivable, net............     3,321,928   2,725,289   2,767,295  2,708,643  2,247,222  2,230,190  1,210,138
Securities.......................     1,483,458   1,452,324   1,374,621  1,159,803  1,000,385    716,455    438,734
Segregated assets, net...........        82,905     116,365     104,839    137,096    176,998    223,907          -
Core deposit intangible..........        47,912       7,929       7,565      9,061     16,083     20,426      1,402
Deposits.........................     4,051,807   3,476,191   3,458,347  3,459,691  2,972,795  2,990,010  1,512,234
FHL Bank advances and other
   borrowings....................       813,390     779,081     649,990    525,520    418,593    316,726    158,844
Shareholders' equity.............       283,865     252,824     290,782    223,944    192,713    187,780    136,171
Number of banking offices........            86          68          67         67         62         61         32

Operating Data - Pro Forma          At or for the Nine Months
      (Dollars in Thousands)           Ended September 30,            At or for the Year Ended December 31,
                                     ----------------------   ---------------------------------------------
                                       1996         1995        1995       1994       1993       1992       1991
                                     ----------   ---------   ---------  ---------  ---------  ---------  ------

Interest income..................    $  264,529   $ 225,709   $ 305,400   $ 268,102  $ 228,924  $ 165,165  $ 148,697
Interest expense.................       149,733     133,979     183,108     141,282    124,619     93,090     99,484
                                     ----------   ---------   ---------  ---------- ---------- ---------- ----------
Net interest income..............       114,796      91,730     122,292     126,820    104,305     72,075     49,213
Provision for loan losses........         5,950       3,220       5,625       5,480      7,072      6,949      8,685
Noninterest income...............        20,743      17,706      25,659      16,730     18,046     11,478      6,845
Noninterest expenses:
   Non-recurring expenses........         5,230           -       6,371       5,700          -          -          -
   Foreclosed property expenses,
    net..........................         2,615       4,792       5,801       9,853      9,886      9,882      7,636
   Other noninterest expenses....        82,665      69,086      90,955      89,352     72,224     45,168     31,169
                                     ----------   ---------   ---------  ---------- ---------- ---------- ----------
     Total noninterest expenses..        90,510      73,878     103,127     104,905     82,110     55,050     38,805
                                     ----------   ---------   ---------  ---------- ---------- ---------- ----------
Income before income taxes.......        39,079      32,338      39,199      33,165     33,169     21,554      8,568
Income taxes.....................        14,325      11,020      13,266       8,770     13,943     10,300      4,419
                                     ----------   ---------   ---------  ---------- ---------- ---------- ----------
Net income before cumulative
   change .......................        24,754      21,318      25,933      24,395     19,226     11,254      4,149
Cumulative change................             -           -           -           -      6,123          -          -
                                     ----------   ---------   ---------  ---------- ---------- ---------- ----------
Net income ......................        24,754      21,318      25,933      24,395     25,349     11,254      4,149
Preferred stock dividends........           927         972       1,296       1,716      2,653        581          -
                                     ----------   ---------   ---------  ---------- ---------- ---------- ----------
Net income  available to
   common  shareholders..........    $   23,827   $  20,346   $  24,637  $   22,679  $  22,696  $  10,673  $   4,149
                                     ==========   =========   =========  ========== ========== ========== ==========

Loan originations during period..    $  536,542   $ 384,335   $ 556,103  $1,001,643 $ 657,492  $ 505,255  $ 218,479
Net increase (decrease) in deposits     593,460      16,500      (1,344)    487,935   (17,215) 1,477,776    208,069
Loans serviced for others........       859,307   1,087,566     900,153   1,078,637    507,599   854,390    270,873
Capitalized mortgage loan servicing
   rights..........................       2,408       3,955       2,999       4,807      1,955     3,163         20


Significant Statistical Data - Pro Forma - Unaudited

                                     At or for the Nine Months
                                        Ended September 30,           At or for the Year Ended December 31,
                                        -------------------   ---------------------------------------------
                                         1996       1995        1995       1994       1993       1992       1991
                                       ---------  ---------   ---------  ---------  ---------  ---------  ------

For The Period:

Before the non-recurring expenses:(a)
Net income per common share:
   Primary............................ $   2.21   $   1.92    $   2.64   $   2.59   $   1.89   $   1.26   $   0.49
   Fully Diluted...................... $   2.11   $   1.83    $   2.53   $   2.44   $   1.79   $   1.25   $   0.49
Return on average assets..............     0.72%      0.66%       0.68%      0.69%      0.54%      0.51%      0.25%
Return on average shareholders' equity    12.12%     11.72%      11.95%     12.75%     10.04%      7.47%      3.02%
Noninterest expenses (excluding
   foreclosed property expenses and
   provisions) to average assets......     2.20%      2.13%       2.09%      2.23%      2.02%      2.04%      1.84%
After non-recurring expenses:
Net income per common share:
   Primary............................ $   1.96   $   1.92    $   2.30   $   2.26   $   1.89   $   1.26   $   0.49
   Fully Diluted...................... $   1.88   $   1.83    $   2.21   $   2.15   $   1.79   $   1.25   $   0.49
Cash dividends paid per common share.. $   0.39   $   0.31    $   0.44   $   0.34   $   0.29   $   0.28   $   0.34
Return on average assets .............     0.66%      0.66%       0.60%      0.61%      0.54%      0.51%      0.25%
Return on average shareholders' equity    11.09%     11.72%      10.47%     11.23%     10.04%      7.47%      3.02%
Average shareholders' equity to average
   assets..............................    5.95%      5.62%       5.69%      5.44%      5.35%      6.79%      8.17%
Interest rate spread..................     3.15%      2.83%       2.79%      3.16%      2.97%      3.26%      2.80%
Net yield on average earning assets...     3.24%      2.97%       2.92%      3.22%      3.05%      3.42%      3.09%
Noninterest expenses to average assets     2.41%      2.28%       2.37%      2.62%      2.29%      2.48%      2.29%
Noninterest expenses (excluding
   foreclosed property expenses and
   provisions) to average assets......     2.34%      2.13%       2.23%      2.38%      2.02%      2.04%      1.84%
Ratio of earnings to fixed charges....     2.15x      2.08x       1.80x      2.01x      2.40x      2.54x      1.62x

At End of Period:
Book value per common share .......... $  22.82   $  22.52    $  23.29   $  19.79   $  19.41   $  19.27   $  16.08
Tangible book value per common share.. $  18.75   $  21.76    $  22.65   $  18.93   $  17.55   $  16.85   $  15.92
Common shares outstanding (000's) ....   11,780     10,465      11,747     10,445      8,639      8,446      8,468
Shareholders' equity to total assets..     5.43%      5.53%       6.50%      5.24%      5.24%      5.28%      7.39%
Nonaccrual assets to total assets.....     1.03%      1.67%       1.62%      1.99%      2.42%      2.94%      3.98%
Allowance for loan losses to nonaccrual
  loans................................  124.66%     94.55%      94.37%    107.29%     98.14%     87.08%     31.15%
Allowances for nonaccrual assets to
   nonaccrual assets..................    87.81%     65.57%      67.72%     66.32%     60.92%     62.88%     21.86%
----------

(a) Excludes non-recurring expenses of $5.2 million ($4.7 million for a special assessment related to recapitalization of the SAIF and $500,000 for conversion costs related to the Shawmut acquisition), $6.4 million ($3.3 million of expenses related to the Shelton acquisition, $2.1 million of expenses related to changing the name of and merging together Webster's banking subsidiaries, and $1.0 million of expenses related to charges incurred in the preparation for acquisition of 20 banking offices of Shawmut), and $5.7 million ($5.0 million related to the write-down of the First Constitution core deposit intangible asset and $700,000 of expenses related to the Shoreline acquisition) for the nine months ended September 30, 1996 and for the years ended December 31, 1995 and 1994, respectively.

                                  RISK FACTORS

         DS Bancor shareholders should consider, among other matters, the following factors in voting upon the proposal to approve and adopt the Merger Agreement and the Merger provided for therein, consummation of which will result in holders of DS Bancor Common Stock receiving shares of Webster Common Stock. These factors also should be considered by Webster shareholders in voting on the proposal to approve the issuance of Webster Common Stock to DS Bancor shareholders as part of the Merger.

GROWTH THROUGH ACQUISITIONS

         Since 1991, Webster has experienced significant growth, primarily as a result of acquisitions of other financial institutions. In September 1991, Webster Bank acquired certain assets and liabilities of Suffield Bank from the FDIC in an assisted transaction. In that acquisition, which was accounted for as a purchase transaction, among other things, Webster Bank assumed $247 million of deposit liabilities. In 1992, Webster Bank acquired most of the assets, all of the deposits and certain other liabilities of First Constitution, New Haven, Connecticut, from the FDIC in an assisted transaction. This acquisition increased Webster Bank's assets by $1.3 billion and, at that time, doubled the number of its banking offices. The First Constitution acquisition also was accounted for as a purchase transaction.

         In March 1994, Webster completed a conversion/acquisition of Bristol Savings Bank ("Bristol"). Upon that acquisition, which was accounted for as a purchase transaction, Webster acquired five full-service banking offices with $453 million in deposits, as well as Bristol's mortgage banking subsidiary. Also in 1994, Webster acquired Shoreline in a transaction accounted for as a pooling of interests. Shoreline had total assets of $51 million, deposit liabilities of $47 million and shareholders' equity of $4 million.

         In November 1995, Webster acquired Shelton, the holding company of Shelton Savings Bank, a state-chartered savings bank headquartered in Shelton, Connecticut. In that transaction, which was accounted for as a pooling of interests, Webster acquired from Shelton approximately $298 million of assets, including $224 million of loans, and approximately $273 million of deposits.

         In February 1996, Webster acquired 20 branch banking offices from Shawmut. In that transaction, which was accounted for as a purchase, Webster Bank assumed approximately $845 million in deposits and acquired approximately $586 million in loans.

LEGISLATIVE AND GENERAL REGULATORY DEVELOPMENTS

         Webster is subject to various regulatory restrictions as a savings and loan holding company, primarily by the OTS and the Connecticut Commissioner.
Webster Bank is, and following the Merger will be, subject to extensive regulation by the OTS as its primary federal regulator and also to regulation as to certain matters by the FDIC. The OTS and FDIC have adopted numerous regulations and undertaken other regulatory initiatives, and further regulations and initiatives may be adopted. Future legislation or regulatory developments could have an adverse effect on Webster Bank.

         Under recently enacted legislation, the Secretary of the Treasury is required to report to Congress no later than March 31, 1997 with respect to the development of a common charter for all federal and national financial institutions and the abolition of separate and distinct charters between banks and savings associations. If legislation with respect to the development of a common charter is enacted, Webster Bank may be required to convert its federal savings bank charter to either a new federal type of bank charter or to a state depository institution charter. Future legislation also may result in Webster becoming regulated at the holding company level by the Federal Reserve Board rather than by the OTS. Regulation by the Federal Reserve Board could subject Webster to capital requirements that are not currently applicable to Webster as a holding company under OTS regulation and may result in statutory limitations on the type of business activities in which Webster may engage at the holding company level, which business activities currently are not restricted. Webster is unable to predict whether such legislation will be enacted.

SOURCES OF FUNDS FOR CASH DIVIDENDS

         The principal sources of funds for Webster's payments of cash dividends on the Webster Common Stock and its Series B Stock, as well as for the payment of principal and interest on its $40 million principal amount of 8 3/4% Senior Notes due 2000 (the "Senior Notes"), are cash dividends from Webster Bank and liquid assets at the holding company level. At September 30, 1996, at the holding company level, Webster had liquid investments of $23.1 million. Webster Bank is, and following the Merger will be, subject to certain regulatory requirements that affect its ability to pay cash dividends to Webster. The Series B Stock ranks prior to the Webster Common Stock as to payment of cash dividends. In addition, the Senior Notes contain certain covenants that affect Webster's ability to pay cash dividends on the Webster Common Stock. See "DESCRIPTION OF WEBSTER CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS" and "MARKET PRICES AND DIVIDENDS."

EFFECT OF INTEREST RATE FLUCTUATIONS

         Webster's consolidated results of operations depend to a large extent on the level of its net interest income, which is the difference between interest income from interest-earning assets (such as loans and investments) and interest expense on interest-bearing liabilities (such as deposits and borrowings). If interest-rate fluctuations cause Webster's cost of funds to increase faster than the yield on its interest-bearing assets, net interest income will be reduced. Webster measures its interest-rate risk using simulation, price elasticity and other methods.

         Based  on  Webster's   asset/liability   mix  at  September  30,  1996,
management's simulation analysis of the effects of changing interest rates projects that an instantaneous +/-200 basis point fluctuation in interest rates would decrease net interest income for the following twelve months by less than 5%. Based on Webster's asset-liability mix at September 30, 1996, management of Webster believes its interest risk is reasonable. Management of Webster also believes that the addition of DS Bancor's assets and liabilities does not significantly alter the pro forma interest rate risk of Webster.

         While Webster uses various monitors of interest-rate risk, Webster is unable to predict future fluctuations in interest rates or the specific impact thereof. The market values of most of its financial assets are sensitive to fluctuations in market interest rates. Fixed-rate investments, mortgage-backed securities and mortgage loans decline in value and fixed-rate liabilities rise in value as interest rates rise. Although Webster's investment and mortgage-backed securities portfolios have grown in recent quarters, most of the growth has been in adjustable-rate securities or short-term securities with durations of less than three years.

         Changes  in  interest  rates  also  can  affect  the  amount  of  loans originated by Webster, as well as the value of its loans and other interest-earning assets and its ability to realize gains on the sale of such assets and liabilities. The extent to which borrowers prepay loans also is affected by prevailing interest rates. When interest rates increase, borrowers are less likely to prepay their loans; whereas, when interest rates decrease, borrowers are more likely to prepay loans. Funds generated by prepayments may be invested at a lower rate. Prepayments may adversely affect the value of mortgage loans, the levels of such assets that are retained in their portfolio, net interest income and loan servicing income. Similarly, prepayments on mortgage-backed securities also may affect adversely the value of these securities and interest income.

         Increases in interest rates may cause depositors to shift funds from accounts that have a comparatively lower cost such as regular savings accounts to accounts with a higher cost such as certificates of deposit. If the cost of deposits increases at a rate that is greater than the increase in yields on interest-earning assets, the interest-rate spread is negatively affected. Changes in the asset and liability mix also affect the interest-rate spread.

                                DS BANCOR MEETING

MATTERS TO BE CONSIDERED AT THE DS BANCOR MEETING

         This Joint Proxy Statement/Prospectus is first being mailed to the holders of DS Bancor Common Stock on or about ______________ ___, 1996, and is accompanied by a proxy card furnished in connection with the solicitation of proxies by the DS Bancor Board of Directors for use at the DS Bancor Meeting. The DS Bancor Meeting is scheduled to be held on ______________ ___, 1997, at _____ a.m., at _____________________________________, Connecticut. At the DS
Bancor Meeting, the holders of DS Bancor Common Stock will consider and vote upon: (i) the proposal to approve and adopt the Merger Agreement and the Merger provided for therein, and (ii) such other business as may properly come before the DS Bancor Meeting, or any adjournments or postponements thereof including, without limitation, a motion to adjourn the DS Bancor Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement and the Merger provided for therein or otherwise.

RECORD DATE AND VOTING

         The Board of Directors of DS Bancor has fixed the close of business on ____________ ___, 1996 as the DS Bancor Record Date for the determination of the holders of DS Bancor Common Stock entitled to receive notice of and to vote at the DS Bancor Meeting. Only holders of record of DS Bancor Common Stock at the close of business on that date will be entitled to vote at the DS Bancor Meeting or at any adjournment or postponement thereof. At the close of business on the DS Bancor Record Date, there were _________ shares of DS Bancor Common Stock outstanding and entitled to vote at the DS Bancor Meeting, held by approximately ____ shareholders of record. No shares of preferred stock of DS Bancor are issued and outstanding.

         Each holder of DS Bancor Common Stock on the DS Bancor Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the DS Bancor Meeting or at any adjournment or postponement thereof. The presence, in person or by proxy, of the holders of at least one-third of the shares of DS Bancor Common Stock issued and outstanding and entitled to be voted at the DS Bancor Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the calculation of the number of shares represented at the DS Bancor Meeting for purposes of determining whether a quorum has been achieved. Since approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of DS Bancor Common Stock entitled to be voted at the DS Bancor Meeting, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement.

         If a quorum is not obtained, or if fewer shares of DS Bancor Common Stock are voted in favor of the proposal for approval of the Merger Agreement than the number required for approval, it is expected that the DS Bancor Meeting will be adjourned for the purpose of allowing additional time for obtaining additional proxies. In such event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the Merger Agreement. The holders of a majority of the shares cast on the matter at the DS Bancor Meeting would be required to approve any adjournment of the DS Bancor Meeting.

         If the enclosed proxy card is properly executed and received by DS Bancor in time to be voted at the DS Bancor Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER PROVIDED FOR THEREIN.

         The Board of Directors of DS Bancor is not aware of any matters other than the proposal to approve and adopt the Merger Agreement and the Merger provided for therein (or a proposal to adjourn or postpone the DS Bancor Meeting as necessary) that may be properly brought before the

DS Bancor Meeting. If any other matters properly come before the DS Bancor Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors of DS Bancor.

         DS BANCOR  SHAREHOLDERS  SHOULD NOT FORWARD ANY DS BANCOR  COMMON STOCK
CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WOULD BE SENT TO DS BANCOR SHAREHOLDERS BY THE EXCHANGE AGENT PROMPTLY AFTER THE EFFECTIVE TIME.

VOTE REQUIRED; REVOCABILITY OF PROXIES

         The affirmative vote of at least two-thirds of the outstanding shares of DS Bancor Common Stock entitled to be voted at the DS Bancor Meeting is required in order to approve and adopt the Merger Agreement and the Merger provided for therein.

         THE REQUIRED VOTE OF THE DS BANCOR SHAREHOLDERS WITH RESPECT TO THE MERGER AGREEMENT IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF DS BANCOR COMMON STOCK AND NOT UPON THE NUMBER OF SHARES WHICH ARE ACTUALLY VOTED. ACCORDINGLY, THE FAILURE TO SUBMIT A PROXY CARD OR TO VOTE IN PERSON AT THE DS BANCOR MEETING OR THE ABSTENTION FROM VOTING BY A SHAREHOLDER WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT AND THE MERGER PROVIDED FOR THEREIN.

         All of the directors of DS Bancor, who beneficially owned, as of the DS Bancor Record Date, an aggregate of _______ shares of DS Bancor Common Stock (excluding all stock options) or approximately ___% of the outstanding shares of DS Bancor, have entered into the Stockholder Agreement with Webster pursuant to which they have each agreed, among other things, to certain transfer restrictions and to vote all shares of DS Bancor Common Stock with respect to which they have the right to vote (whether owned as of the date of the Stockholder Agreement or thereafter acquired) in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and against any third party merger proposal (unless the DS Bancor Board of Directors, following receipt of written advice of counsel, reasonably determines that voting against such plan or proposal would constitute a breach of the exercise of its fiduciary duty because such plan or proposal would be in the best interest of DS Bancor shareholders). The executive officers of DS Bancor and Derby also entered into the Stockholder Agreement insofar as it relates to transfer restrictions and certain other matters. No separate consideration was paid to any of the directors or the executive officers for entering into the Stockholder Agreement. Webster required that the Stockholder Agreement be executed as a condition to Webster entering into the Merger Agreement.

         The presence of a shareholder at the DS Bancor Meeting will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by (i) delivering to Ann Mester, Secretary, DS Bancor, Inc., 33 Elizabeth Street, Derby, Connecticut 06418, a written notice of revocation prior to the DS Bancor Meeting, (ii) delivering to DS Bancor prior to the DS Bancor Meeting a duly executed proxy bearing a later date, or (iii) attending the DS Bancor Meeting and voting in person.


         The obligations of DS Bancor and Webster to consummate the Merger Agreement are subject, among other things, to the condition that the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of DS Bancor Common Stock entitled to vote thereon. The approval of the issuance of additional Webster Common Stock in connection with the transactions contemplated by the Merger Agreement is also required. See "THE MERGER -- Conditions to the Merger."

SOLICITATION OF PROXIES


In addition to solicitation by mail, directors, officers and employees of DS Bancor may solicit proxies for the DS Bancor Meeting from shareholders personally or by telephone or telegram without additional remuneration therefor. In addition, Webster, on behalf of itself and DS Bancor, has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist in such solicitation. The fee to be paid to such firm is an aggregate $8,500 for both Webster and DS Bancor, plus reasonable out-of-pocket expenses. Such fee will be proportionately paid by Webster and DS Bancor. DS Bancor will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so. The cost of soliciting proxies will be paid by DS Bancor.

                                 WEBSTER MEETING

MATTERS TO BE CONSIDERED AT THE WEBSTER MEETING

         This Joint Proxy Statement/Prospectus is first being mailed to the holders of Webster capital stock on or about _________ ___, 1996, and is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Webster Board of Directors for use at the Webster Meeting. The Webster Meeting is scheduled to be held on ______________ ___, 1997, at _____ a.m., at ________________________________, Connecticut. At the Webster Meeting,
the holders of Webster Common Stock will consider and vote upon: (i) the proposal to approve the issuance of up to 4,681,658 shares of Webster Common Stock in connection with the acquisition of DS Bancor by Webster pursuant to the Merger Agreement, (ii) the proposal to approve the amendment to Webster's Restated Certificate of Incorporation to increase Webster's authorized capital stock by increasing the number of authorized shares of Webster Common Stock from 14,000,000 to 30,000,000, and (iii) such other business as may properly come before the Webster Meeting, or any adjournments or postponements thereof, including, without limitation, a motion to adjourn the Webster Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the issuance of Webster Common Stock or otherwise.

RECORD DATE AND VOTING

         The Board of Directors of Webster has fixed the close of business on ______________ __, 1996, as the Webster Record Date for the determination of the holders of Webster Common Stock entitled to receive notice of and to vote at the Webster Meeting. Only holders of record of Webster Common Stock at the close of business on that date will be entitled to vote at the Webster Meeting or at any adjournment or postponement thereof. At the close of business on the Webster Record Date, there were _____________ shares of Webster Common Stock outstanding and entitled to vote at the Webster Meeting, held by approximately ___ shareholders of record. Holders of Webster's Series B Stock are not entitled to vote at the Webster Meeting.

         Each holder of Webster Common Stock on the Webster Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Webster Meeting or at any adjournment or postponement thereof. The presence, in person or by proxy, of at least one-third of the outstanding shares of Webster Common Stock issued and outstanding and entitled to be voted at the Webster Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the calculation of the number of shares represented at the Webster Meeting for purposes of determining whether a quorum has been achieved. Abstentions will have the same effect as a vote against the amendment to Webster's Restated Certificate of Incorporation.

         Each participant in the Webster employee stock ownership plan ("Webster ESOP") will receive a form to be used to instruct the trustees of the Webster ESOP how to vote the Webster Common Stock held by the Webster ESOP that is allocated to such participant. The Webster ESOP provides that each participant shall direct the trustee of the Webster ESOP as to the manner in which shares allocated to such participant are to be voted. The Webster ESOP provides that the trustee will vote such shares as instructed. The Webster ESOP also provides that the trustee of the Webster ESOP shall vote all allocated shares for which the trustee has not received directions from the applicable participant in its sole discretion. The Webster ESOP provides that the trustee shall vote all unallocated shares in the same manner and proportion in which the allocated shares are voted (taking into account any such shares that are voted by the trustee because no instructions were received from the participant). The trustee of the Webster ESOP is Fleet Bank, N.A.

         The directions of participants regarding the voting of the shares allocated to them will not be disclosed to Webster, DS Bancor or the trustee of the Webster ESOP, and will be tabulated by ______________, which is the [recordkeeper] for the Webster ESOP.

         To be effective, directions to the trustee of the Webster ESOP must be received by the [recordkeeper] at __________________________, ATTN.: Webster ESOP Vote, by the close of business

(5:00  p.m.  E.S.T.) on  _____________  ___,  1997.  Directions  to the  trustee received after the close of business on ______________ __, 1997, or received at a different address, will not be effective. A participant or beneficiary in the Webster ESOP who is otherwise a Webster shareholder should (i) complete and return directions to the Webster ESOP trustee with respect to shares of Webster Common Stock held by the Webster ESOP that are allocated to such participant and
(ii) complete and return the enclosed proxy with respect to such other shares of Webster Common Stock.

         The Merger is conditioned on the approval by the Webster shareholders of the issuance of additional shares of Webster Common Stock in connection with the Merger Agreement, which approval requires the affirmative vote of a majority of the total votes cast on the proposal by the Webster shareholders entitled to vote at the Webster Meeting. Approval by the Webster shareholders of the issuance of the additional shares is also necessary under the rules of The
Nasdaq National Market. As of the Webster Record Date, of the shares of additional Webster Common Stock proposed to be issued as part of the Merger, _____*_____ shares of Webster Common Stock would be issued to the holders of the
_____*_____ then outstanding shares of DS Bancor Common Stock and ____*____ shares of Webster Common Stock would be issued or reserved for issuance with respect to the exercise of the ___*___ then outstanding options to purchase DS Bancor Common Stock held by directors, officers and employees of DS Bancor.

         Approval of the proposal to amend Webster's Restated Certificate of Incorporation to increase Webster's authorized capital stock by increasing the number of authorized shares of Webster Common Stock from 14,000,000 to 30,000,000 requires the affirmative vote of a majority of the outstanding shares of Webster Common Stock entitled to vote at the Webster Meeting.

         If a quorum is not obtained, or if fewer shares of Webster Common Stock are voted in favor of approval of the proposal authorizing the issuance of the additional Webster Common Stock in connection with the Merger Agreement than the number required for approval, it is expected that the Webster Meeting will be adjourned for the purpose of allowing additional time for obtaining additional proxies. In such event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the proposal authorizing the issuance of the additional Webster Common Stock. The holders of a majority of the shares cast at the Webster Meeting would be required to approve any adjournment of the Webster Meeting.

         If the enclosed proxy card is properly executed and received by Webster in time to be voted at the Webster Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED "FOR" APPROVAL OF THE
PROPOSAL AUTHORIZING THE ISSUANCE OF THE ADDITIONAL WEBSTER COMMON STOCK IN CONNECTION WITH THE MERGER AGREEMENT AND "FOR" APPROVAL OF THE PROPOSAL AUTHORIZING THE AMENDMENT TO WEBSTER'S RESTATED CERTIFICATE OF INCORPORATION.

         The Board of Directors of Webster is not aware of any matters other than the proposal to approve the issuance of the additional shares of Webster Common Stock in connection with the Merger Agreement or the proposal to amend Webster's Restated Certificate of Incorporation to increase the number of authorized shares of Webster Common Stock (or a proposal to adjourn or






----------
*    Data/information   to   be   calculated/provided   immediately   prior   to
     effectiveness of Registration Statement.

postpone the Webster Meeting as necessary) that may be properly brought before the Webster Meeting. If any other matters properly come before the Webster
Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors of Webster.

VOTE REQUIRED; REVOCABILITY OF PROXIES

         The affirmative vote of a majority of the total votes cast on the proposal at the Webster Meeting is required to approve the issuance of the additional shares of Webster Common Stock in connection with Merger Agreement. The affirmative vote of a majority of the outstanding shares of Webster Common Stock entitled to vote at the Webster Meeting is required to approve the amendment to Webster's Restated Certificate of Incorporation to increase the number of authorized shares of Webster Common Stock from 14,000,000 to 30,000,000.

         THE REQUIRED VOTE OF THE WEBSTER SHAREHOLDERS WITH RESPECT TO THE AMENDMENT OF WEBSTER'S RESTATED CERTIFICATE OF INCORPORATION IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF WEBSTER COMMON STOCK AND NOT UPON THE NUMBER OF SHARES WHICH ARE ACTUALLY VOTED. ACCORDINGLY, THE FAILURE TO SUBMIT A PROXY CARD OR TO VOTE IN PERSON AT THE WEBSTER MEETING OR THE ABSTENTION FROM VOTING BY A SHAREHOLDER WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE AMENDMENT TO WEBSTER'S RESTATED CERTIFICATE OF INCORPORATION.

         Approval  of  the  amendment  to  Webster's  Restated   Certificate  of
Incorporation is not a condition to the Merger Agreement.

         The presence of a shareholder at the Webster Meeting will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by (i) delivering to Lee A. Gagnon, Executive Vice President, Chief Operating Officer and Secretary, Webster Financial Corporation, Webster Plaza, Waterbury, Connecticut 06702, a written notice of revocation prior to the Webster Meeting, (ii) delivering to Webster prior to the Webster Meeting a duly executed proxy bearing a later date, or
(iii) attending the Webster Meeting and voting in person.

         The obligations of Webster and DS Bancor to consummate the Merger are subject, among other things, to the condition that the issuance of additional shares of Webster Common Stock shall have been approved by the affirmative vote of a majority of the total votes cast on the proposal. Approval of the Merger Agreement and the Merger provided for therein by the affirmative vote of two-thirds of the outstanding shares of DS Bancor Common Stock entitled to vote thereon is also required. See "THE MERGER -- Conditions to the Merger."

         As of the Webster Record Date, the Webster ESOP owned 409,592 shares (____%) of the Webster Common Stock outstanding and entitled to vote at the Webster Meeting. Of the shares of Webster Common Stock held by the Webster ESOP, 190,963 have been allocated to the accounts of participants as of the Webster Record Date and 218,629 remain unallocated. The Webster ESOP provides that each participant shall direct the trustee of the Webster ESOP as to the manner in which shares allocated to such participant are to be voted. The trustee has discretion to vote unallocated shares and allocated shares for which no instructions are received. See "-- Record Date and Voting."

SOLICITATION OF PROXIES

         In addition to solicitation by mail, directors, officers and employees of Webster may solicit proxies for the Webster Meeting from shareholders personally or by telephone or telegram without additional remuneration therefor. In addition, Webster, on behalf of itself and DS Bancor, has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist in such solicitation. The fee to be paid to such firm is an aggregate $8,500 for both Webster and DS Bancor, plus reasonable out-of-pocket expenses. Such fee will be proportionately paid by Webster and DS Bancor. Webster will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so. The cost of soliciting proxies will be paid by Webster.

                                   THE MERGER


         The information in this Section is qualified in its entirety by reference to the full text of the Merger Agreement (including each of the exhibits thereto), the Stockholder Agreement and the Option Agreement, all of which are incorporated herein by reference and the material features of which are described in this Joint Proxy Statement/Prospectus. A copy of the Merger Agreement (including each of exhibits thereto) and the other documents described in this Joint Proxy Statement/Prospectus will be provided promptly without charge upon oral or written request addressed to Lee A. Gagnon, Executive Vice President, Chief Operating Officer and Secretary, Webster Financial Corporation, Webster Plaza, Waterbury, Connecticut 06702, telephone (203) 578-2217.


THE PARTIES

         The Merger Agreement was entered into among Webster, Merger Sub and DS Bancor. The Merger Agreement provides for, among other things, Webster's acquisition of DS Bancor through the merger of Merger Sub, a wholly-owned subsidiary of Webster, into DS Bancor.

         Webster. Webster is a Delaware corporation and the holding company of Webster Bank, its wholly-owned federal savings bank subsidiary which is headquartered in Waterbury, Connecticut. Deposits at Webster Bank are FDIC insured. Through Webster Bank, Webster currently serves customers from 63 banking offices located in New Haven, Fairfield, Litchfield, Hartford and Middlesex Counties in Connecticut. Webster's focus is on providing financial services to individuals, families and businesses. Webster emphasizes three business lines - consumer banking, business banking and mortgage banking; each supported by centralized administration, marketing, finance and operations. Webster Bank's goal is to provide banking services that are fairly priced, reliable and convenient.

         At September 30, 1996, Webster had total consolidated assets of $4.0 billion, total deposits of $3.0 billion, and shareholders' equity of $216.7 million or 5.44% of total assets. At September 30, 1996, Webster had loans receivable, net of $2.5 billion, which included $1.9 billion in residential mortgage loans, $213.3 million in commercial real estate loans, $165.5 million in commercial and industrial loans and $237.7 million in consumer loans (consisting primarily of home equity loans). In addition, Segregated Assets, net were $82.9 million at September 30, 1996, which were comprised of commercial and industrial, commercial real estate and multi-family loans. At September 30, 1996, nonaccrual loans and other real estate owned ("OREO") were $33.7 million. At that date, Webster's allowance for loan losses was $34.4 million, or 155.1% of nonaccrual loans, and its total allowance for loan and OREO losses was $34.9 million, or 102.1% of nonaccrual loans and OREO. Additional information regarding Webster is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         Webster, as a holding company, is regulated primarily by the OTS at the federal level and by the Connecticut Commissioner. Webster Bank, as a federal savings bank, is regulated primarily by the OTS and as to certain matters by the FDIC.

         Merger Sub. Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of Webster formed solely to facilitate the Merger. The separate corporate existence of Merger Sub will terminate upon the Merger.

         DS Bancor. DS Bancor, a Delaware corporation, is the bank holding company of Derby, a Connecticut-chartered savings bank headquartered in Derby, Connecticut. Deposits at Derby are FDIC insured. Through Derby, DS Bancor is engaged primarily in the business of attracting deposits from the general public and investing those funds primarily in residential mortgage loans. Derby also makes commercial mortgage and consumer loans. Through Derby, DS Bancor currently serves customers from 23 banking offices located primarily in south central Connecticut. Its general market area is western New Haven, eastern Fairfield and Hartford Counties.

         At September 30, 1996, DS Bancor had total consolidated assets of $1.3 billion, total deposits of $1.0 billion, and shareholders' equity of $86.5 million, or 6.87% of total assets. At September 30, 1996, DS Bancor had loans receivable, net of $877.3 million, which included $675.3 million in residential mortgage loans, $63.1 million in commercial real estate loans and $129.8 million in home equity credit lines and consumer installment loans. At September 30, 1996, nonperforming loans and OREO were $20.4 million. At that date, DS Bancor's allowance for loan losses was $7.4 million, or 46.5% of nonperforming loans, and its total allowance for loan losses and OREO was $7.4 million, or 36.2% of nonperforming loans and OREO. Additional information regarding DS Bancor is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         DS Bancor, as a holding company, is regulated primarily by the Federal Reserve Board at the federal level and by the Connecticut Commissioner. Derby, as a state-chartered savings bank, is regulated by the Connecticut Commissioner and by the FDIC.

BACKGROUND OF THE MERGER

         In February 1996, the DS Bancor Board of Directors appointed a Strategic Planning Committee to, among other things, review and analyze the various strategic alternatives available to DS Bancor, including, but not limited to, following or modifying DS Bancor's existing business plan in pursuit of long-term growth strategy or pursuing a possible merger partner or sale of DS Bancor. The members of the Strategic Committee were Messrs. Sponheimer (Chairman), Archer, Daddona, DiAdamo and Mills.

         In March 1996, the Strategic Planning Committee engaged Alex. Brown to serve as DS Bancor's financial advisor to evaluate strategic alternatives of DS Bancor, including a possible third party sale of DS Bancor.

         In April 1996, after Alex. Brown completed its strategic review, the Strategic Planning Committee authorized Alex. Brown to identify potential merger partners and acquirors of DS Bancor and to prepare and distribute information packages with respect to DS Bancor to such parties in order to obtain expressions of interest as to a potential transaction with DS Bancor.

         In June 1996, Alex. Brown contacted a total of 10 national and super-regional banks headquartered in New York, New Jersey and New England that were identified by Alex. Brown as potentially interested in acquiring or merging with DS Bancor and as the most likely candidates to pay the highest premium to acquire or merge with DS Bancor. Of these 10, nine entered into confidentiality agreements with DS Bancor and were furnished with information packages. In July 1996, DS Bancor received preliminary indications of interest from three of the nine potential transaction candidates. The preliminary indications of interest each were for acquisition transactions in which shareholders of DS Bancor would receive either stock or cash. The stated per share valuation of the preliminary indications of interest ranged to as high as $41.00, subject to increase in the event of certain asset sales and expense reductions. In each case, the preliminary indications of interest were subject to completion of an on-site due diligence review of DS Bancor.

         In August 1996, DS Bancor's Board of Directors authorized senior management to work with Alex. Brown to schedule on-site due diligence by the parties who had expressed an interest in acquiring DS Bancor. Also during August 1996, Webster, which had previously informally expressed an interest in acquiring DS Bancor, was contacted. Following such contact, Webster executed a confidentiality agreement and was furnished with a copy of the information package furnished to other potential acquirors. Following that, Webster furnished DS Bancor with a preliminary indication of interest at $43.00 per share in a stock-for-stock exchange, subject to completion of an on-site due diligence review of DS Bancor. The due diligence by all potential acquirors was conducted during the latter weeks of August and early September 1996.

         Following completion of the due diligence reviews, the four parties submitted revised acquisition proposals. Based upon its evaluation of the four proposals, on September 27, 1996, the Board of Directors authorized senior management and Alex. Brown to proceed with negotiation of an acquisition agreement with Webster. On October 7, 1996, upon consideration of the strategic alternatives available to DS Bancor, the Board of Directors approved the acquisition of DS Bancor by Webster and authorized the execution and delivery by DS Bancor of the Merger Agreement.

RECOMMENDATION OF THE DS BANCOR BOARD OF DIRECTORS AND REASONS FOR THE MERGER

         The DS Bancor Board of Directors unanimously approved the Merger Agreement and the Merger provided for therein and determined that the Merger is fair to, and in the best interests of, DS Bancor and its shareholders. THE DS BANCOR BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT HOLDERS OF DS BANCOR COMMON STOCK VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER PROVIDED FOR THEREIN. The DS Bancor Board believes that the Merger will enable holders of DS Bancor Common Stock to realize increased value due to the premium over market price, net income per share of DS Bancor Common Stock and book value per share of DS Bancor Common Stock, as provided by the Exchange Ratio. The Board also believes that the Merger may enable DS Bancor's shareholders to participate in opportunities for appreciation of Webster Common Stock. See " -- Background of the Merger" above and " -- Opinion of DS Bancor Financial Adviser" below. In reaching its decision to approve the Merger Agreement, the DS Bancor Board consulted with its legal advisor regarding the legal terms of the Merger and the DS Bancor Board's fiduciary obligations in its consideration of the proposed Merger, its financial advisor, Alex. Brown, regarding the financial aspects and fairness of the proposed Merger, as well as with management of DS Bancor, and, without assigning any relative or specific weight, considered the following material factors, both from a short-term and long-term perspective.

                  (i) The DS Bancor Board's familiarity with, and review of, DS Bancor's business, financial condition, results of operations and prospects, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated therewith;

                  (ii) The current and prospective environment in which DS Bancor operates, including national and local economic conditions, the highly competitive environment for financial institutions generally, the increased regulatory burden on financial institutions, and the trend toward consolidation in the financial services industry;

                  (iii) The potential appreciation in market and book value of DS Bancor Common Stock on both a short- and long-term basis, as a stand alone entity;

                  (iv) Information concerning the business, financial condition, results of operations, asset quality and prospects of Webster, including the long-term growth potential of Webster Common Stock, the future growth prospects of Webster, combined with DS Bancor, following the proposed Merger and the potential synergies expected from the Merger and the business risks associated therewith;

                  (v) The potential for appreciation and growth for the market and book value of Webster Common Stock, following the proposed Merger;

                  (vi) The presentations of Alex. Brown regarding the Merger and the written opinion of Alex. Brown that the merger consideration is fair, from a financial point of view, to the holders of DS Bancor Common Stock (see " -- Opinion of Financial Adviser" below);

                  (vii) The financial and other significant terms of the proposed Merger including the terms and conditions of the Merger Agreement and the Option Agreement;

                  (viii) The benefits of a business combination with a larger holding company, such as Webster, with a significant presence in south central Connecticut;

                  (ix) The expectation that Webster will continue to provide quality service to the communities and customers served by DS Bancor and Webster's capacity, as a larger institution with a larger capital base, to provide a wider range of services, enhanced access to credit, and greater convenience to such customers and communities;

                    (x) The compatibility with respect to businesses and management philosophies of DS Bancor and Webster and Webster's strong commitment to the Connecticut communities it serves;

                  (xi) The fact that DS Bancor had conducted an extensive solicitation of interest from other likely potential acquirors of DS Bancor; and

                  (xii) DS Bancor's belief that further delay in approving the Merger might result in Webster's withdrawing its acquisition proposal.

RECOMMENDATION OF THE WEBSTER BOARD OF DIRECTORS AND REASONS FOR THE ISSUANCE

         The Webster Board of Directors unanimously approved the Merger Agreement and the Merger provided for therein and determined that the Merger is fair to, and in the best interests of, Webster and its shareholders. The Webster Board also unanimously approved the issuance of up to 4,681,658 shares of Webster Common Stock in connection with the acquisition of DS Bancor by Webster pursuant to the Merger Agreement. THE WEBSTER BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT HOLDERS OF WEBSTER COMMON STOCK VOTE TO APPROVE THE ISSUANCE OF ADDITIONAL WEBSTER COMMON STOCK IN CONNECTION WITH THE MERGER AGREEMENT. The Board of Directors of Webster reviewed financial analyses and recommendations of Webster's management in considering the Merger. Webster also consulted with its outside financial advisor, Merrill Lynch as to certain issues concerning the Merger, including the fairness of the terms of the Merger. See "-- Opinion of Webster Financial Advisor."

         The  Webster  Board of  Directors  concluded  that the  Merger  and the issuance of Webster Common Stock in the Merger is in the best interests of Webster and its shareholders because, among other reasons, the Merger would: (i) enable Webster to expand its regional community bank presence in an area which has been impacted by the recent acquisitions and franchise consolidation in the Connecticut banking industry, (ii) enable Webster to more quickly and economically fulfill its strategic objective to expand its customer base and better meet the needs of its existing customers in New Haven, Fairfield and Hartford Counties, and (iii) achieve significant cost savings over the aggregate expense of Webster's and DS Bancor's operations.

         In reaching its conclusion that the Merger and the issuance are fair to, and in the best interests of, Webster and its shareholders, Webster Board of Directors also considered, among other things, the following factors: (i) its knowledge of the business, operations, assets, book value, financial condition, operating results (including financial characteristics such as net worth, earnings, deposits, assets and financial ratios) and prospects of DS Bancor and Derby based on an in-depth due diligence review; (ii) current industry, economic and market conditions; (iii) the presentation of Merrill Lynch regarding the Merger and the written opinion of Merrill Lynch; (iv) the expected long-term positive effects of the transaction on Webster's earnings; (v) a comparison of prices known to management to have been paid in certain local and regional financial institution mergers and acquisitions in the recent period; (vi) the terms of the Merger Agreement, which were the product of arms' length negotiations; (vii) the structure and accounting treatment of the Merger; (viii) regulatory aspects of the proposed transaction; and (ix) the opportunity for Webster shareholders to participate in a larger financial institution.

PURPOSE AND EFFECTS OF THE MERGER

         The purpose of the Merger is to enable Webster to acquire the assets and business of DS Bancor and Derby. After the Merger, certain of Derby's 23 banking offices will be operated as banking offices of Webster Bank and certain of such offices will be consolidated with Webster Bank offices.

         The Merger will result in an expansion of Webster's primary market area to include Derby's banking offices in western New Haven, eastern Fairfield and Hartford Counties in Connecticut. The assets and business of Derby's 23 banking offices will broaden Webster's existing operations in New Haven, Fairfield and Hartford Counties where Webster currently has 61 banking offices. Webster expects to achieve reductions in the current operating expenses of DS Bancor upon the consolidation of Derby's operations into Webster Bank, which would cause the closing of certain of Derby's existing banking offices as well as certain reductions in administrative and support personnel. Upon consummation of the Merger, the issued and outstanding shares of DS Bancor Common Stock will automatically be converted into Webster Common Stock based on the Exchange Ratio. See "-- Exchange Ratio."

STRUCTURE

         The Merger will be effected by merging Merger Sub, a wholly-owned subsidiary of Webster formed to facilitate the Merger, into DS Bancor, which will then be the Surviving Corporation. Immediately after the consummation of the Merger, (i) Webster intends that the Surviving Corporation, a wholly-owned subsidiary of Webster, will be merged into Webster, with Webster being the surviving holding company, and (ii) Derby (which will then be a wholly-owned subsidiary of Webster) will be merged into Webster Bank. Webster Bank will be the federal savings bank resulting from the Bank Merger.

         Upon consummation of the Merger, each outstanding share of DS Bancor Common Stock, except for shares held as treasury stock or held, directly or indirectly, by DS Bancor or Webster or any of their subsidiaries (other than Trust Account Shares or DPC Shares), will be converted into a certain number of shares of Webster Common Stock, plus cash to be paid in lieu of fractional shares. The Merger will not change the outstanding Webster Common Stock held by the Webster shareholders.

         DS Bancor and Webster expect that the Merger will be consummated in the first quarter of 1997, or as soon as possible after the receipt of all regulatory and shareholder approvals and the expiration of all regulatory waiting periods. If the Merger is not consummated by June 30, 1997, the Merger Agreement will be terminated unless DS Bancor and Webster mutually consent to an extension.

         Notwithstanding any provision of the Merger Agreement to the contrary, Webster may elect to modify the structure of the transactions contemplated by the Merger Agreement as noted therein so long as (i) there are no material adverse federal income tax consequences to the DS Bancor shareholders as a result of such modification, (ii) the consideration to be paid to DS Bancor shareholders under the Merger Agreement is not thereby changed or reduced in amount, and (iii) such modification will not be reasonably likely to zelay materially or jeopardize receipt of any required regulatory approvals. Webster presently has no intent to modify the structure.

        In addition, the Merger Agreement permits Webster to make modifications to the structure of the Bank Merger.

EXCHANGE RATIO

         The Merger Agreement provides that at the Effective Time, each issued outstanding share of DS Bancor Common Stock (other than shares held, directly or indirectly, by DS Bancor, Webster or any of their subsidiaries (other than Trust Account Shares or DPC Shares)) will be converted automatically into a specified number of shares of Webster Common Stock at the Exchange Ratio. The Exchange Ratio will be determined by dividing $43.00 by the Base Period Trading Price, computed to five decimal places. The Exchange Ratio is subject to an adjustment such that if the Base Period Trading Price is greater than $38.50, the Exchange Ratio shall be 1.11688 and if the Base Period Trading Price is less than $31.50, the Exchange Ratio shall be 1.36508. Furthermore, if the Base Period Trading Price is less than $28.00, the Merger Agreement may be terminated by DS Bancor unless Webster elects that the Exchange Ratio shall be equal to the number resulting from dividing $38.22 by the Base Period Trading Price. However, Webster's seeking of approval for the issuance of up to 4,681,658 shares of Webster Common Stock in connection with the Merger is based on the number of shares which would be issued if the Base Period Trading Price is $28.00. Accordingly, if the Base Period Trading Price is less than $28.00 and DS Bancor elects to terminate the Merger Agreement, Webster cannot increase the Exchange Ratio as described above without seeking further shareholder approval and registering additional shares with the SEC.

         At the Effective Time, all shares of treasury stock and all shares of DS Bancor Common Stock held by Webster, DS Bancor or any of their subsidiaries (other than Trust Account Shares or DPC Shares) shall be canceled.

         The following table sets forth a range of possible Base Period Trading Prices of Webster Common Stock, the resultant Exchange Ratio for each such Base Period Trading Price, and the equivalent pro forma market value of a share of DS Bancor Common Stock.

            Base                           DS Bancor               Base                          DS Bancor
           Period                          Pro Forma              Period                         Pro Forma
           Trading       Exchange           Market                Trading         Exchange        Market
            Price          Ratio           Value (a)               Price            Ratio        Value (a)
            -----          -----           ---------               -----            -----        ---------

           $28.00         1.36508           $38.22                $34.50           1.24638        $43.00
           $28.50         1.36508           $38.90                $35.00           1.22857        $43.00
           $29.00         1.36508           $39.59                $35.50           1.21127        $43.00
           $29.50         1.36508           $40.27                $36.00           1.19444        $43.00
           $30.00         1.36508           $40.95                $36.50           1.17808        $43.00
           $30.50         1.36508           $41.63                $37.00           1.16216        $43.00
           $31.00         1.36508           $42.32                $37.50           1.14667        $43.00
           $31.50         1.36508           $43.00                $38.00           1.13158        $43.00
           $32.00         1.34375           $43.00                $38.50           1.11688        $43.00
           $32.50         1.32308           $43.00                $39.00           1.11688        $43.56
           $33.00         1.30303           $43.00                $39.50           1.11688        $44.12
           $33.50         1.28358           $43.00                $40.00           1.11688        $44.68
           $34.00         1.26470           $43.00                $40.50           1.11688        $45.23

----------
(a)  Calculated  by  multiplying  the Base Period  Trading Price by the Exchange
     Ratio.

         Based on the $__*__ average of the daily closing prices per share for Webster Common Stock for the 15 consecutive trading days on which shares of Webster Common Stock were actually traded prior to ____________ ___, 1996 (the most recent practicable date prior to the date of this Joint Proxy Statement/Prospectus), the Exchange Ratio would be ___*___. Because the market price of Webster Common Stock is subject to fluctuation, the Exchange Ratio for the number of shares of Webster Common Stock that holders of DS Bancor Common Stock will receive in the Merger may materially increase or decrease prior to the Merger. No assurance can be given as to the Exchange Ratio at the time of the Merger. See "MARKET PRICES AND DIVIDENDS." Such variance would not alter Webster's or DS Bancor's obligation to consummate the Merger, except as provided above. Based on the ____*____ shares of DS Bancor Common Stock outstanding on ___________ ___, 1996 and an Exchange Ratio of ____*____, Webster would issue up to ______*______ shares of Webster Common Stock in the Merger, plus cash in lieu of fractional shares. These numbers do not reflect additional shares of Webster Common Stock to be issued in the event of the exercise prior to the Merger of the _____*_____ existing stock options held by directors, officers and employees of DS Bancor.

         Certificates for fractions of shares of Webster Common Stock will not be issued. Under the Merger Agreement, in lieu of a fractional share of Webster Common Stock, each holder of DS Bancor Common Stock will be entitled to receive an amount of cash equal to the fraction of a share of Webster Common Stock to which such holder would otherwise be entitled multiplied by the average (without respect to the number of shares traded) of the high and low sales prices of Webster Common Stock, as reported on The Nasdaq National Market, for the five trading days immediately preceding the fifth trading day before the closing date of the Merger. Following consummation of the Merger, no holder of DS Bancor Common Stock would be entitled to any dividends or other rights in respect of any such fraction. The aggregate number of shares of Webster Common Stock, along with any cash to be paid in lieu of a fraction of a share of Webster Common Stock, payable to each holder of DS Bancor Common Stock, is hereinafter referred to as the "Purchase Price."

         The conversion of DS Bancor Common Stock held by shareholders of DS Bancor into shares of Webster Common Stock at the Exchange Ratio will occur automatically upon the Merger. Pursuant to the Merger Agreement, on or after the Effective Time, Webster will cause the Exchange Agent to make payment of the Purchase Price to each holder of shares of DS Bancor Common Stock who surrenders the certificate or certificates representing such shares to the Exchange Agent, together with a duly executed letter of transmittal.

         The Exchange Agent will mail a letter of transmittal as soon as practicable after the Effective Time to each holder of record of DS Bancor Common Stock immediately prior to the Effective Time. Webster will cause to be deposited with the Exchange Agent certificates representing the aggregate number of shares of Webster Common Stock to be issued to DS Bancor shareholders, along with the cash to be paid in lieu of fractional shares. The Exchange Agent shall not be obligated, however, to deliver or cause to be delivered the Purchase Price to which any holder of DS Bancor Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of DS Bancor Common Stock for exchange, or, if not available, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by Webster. Likewise, no dividends or distributions with respect to Webster Common Stock payable to any such holder will be paid until such holder surrenders the certificate or certificates representing the shares of DS Bancor Common Stock for exchange. No interest will be paid or accrued to DS Bancor's shareholders on cash in lieu of fractional shares or unpaid dividends and distributions, if any.

         If any certificate representing shares of Webster Common Stock is to be issued in a name other than that in which the certificate for such shares surrendered in exchange is registered, it shall be a condition of such issuance that the certificate so surrendered shall be properly endorsed

----------
*    Data/information   to   be   calculated/provided   immediately   prior   to
     effectiveness of Registration Statement.

or otherwise be in proper form for transfer and that the person requesting such exchange shall either (i) pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate to a person other than the registered holder of the certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. After the Effective Time, there shall be no transfers on the stock transfer books of DS Bancor of the shares of DS Bancor Common Stock outstanding immediately prior to the Effective Time and any such shares presented to the Exchange Agent at or after the Effective Time shall be canceled and exchanged for the Purchase Price.

         ANY PORTION OF THE PURCHASE PRICE MADE AVAILABLE TO THE EXCHANGE AGENT THAT REMAINS UNCLAIMED BY DS BANCOR'S SHAREHOLDERS FOR 12 MONTHS AFTER THE EFFECTIVE TIME WILL BE RETURNED TO WEBSTER. ANY SHAREHOLDER OF DS BANCOR WHO HAS NOT EXCHANGED SHARES OF DS BANCOR COMMON STOCK FOR THE PURCHASE PRICE IN ACCORDANCE WITH THE MERGER AGREEMENT PRIOR TO THAT TIME SHALL THEREAFTER LOOK ONLY TO WEBSTER FOR PAYMENT OF THE PURCHASE PRICE IN RESPECT OF SUCH SHARES AND ANY UNPAID DIVIDENDS OR DISTRIBUTIONS. NOTWITHSTANDING THE FOREGOING, NONE OF WEBSTER, DS BANCOR, THE EXCHANGE AGENT OR ANY OTHER PERSON WILL BE LIABLE TO ANY SHAREHOLDER OF DS BANCOR FOR ANY AMOUNT PROPERLY DELIVERED TO A PUBLIC OFFICIAL PURSUANT TO APPLICABLE ABANDONED PROPERTY, ESCHEAT OR SIMILAR LAWS.

         STOCK CERTIFICATES FOR SHARES OF DS BANCOR COMMON STOCK SHOULD NOT BE RETURNED TO DS BANCOR WITH THE PROXY CARD AND SHOULD ONLY BE FORWARDED TO THE EXCHANGE AGENT AFTER RECEIPT OF THE LETTER OF TRANSMITTAL.

REGULATORY APPROVALS

         Consummation of the Merger is conditioned upon the receipt of required regulatory approvals or waivers from the OTS, the Connecticut Commissioner and the Federal Reserve Board. Applications or waiver requests as to such approvals have been filed and are pending, or will be filed.

         No other regulatory approvals are required to effect the Merger pursuant to the Merger Agreement. Neither DS Bancor nor Webster is aware of any reasons why all required regulatory approvals or waivers should not be obtained. See "-- Conditions to the Merger."

CONDITIONS TO THE MERGER

         The respective obligations of the parties under the Merger Agreement to consummate the Merger are subject to the satisfaction of the following conditions: (i) the Merger Agreement shall not have been terminated on or before the Effective Time; (ii) the Merger Agreement and the Merger shall have been approved by an affirmative vote of the holders of at least two-thirds of the outstanding shares of DS Bancor Common Stock entitled to vote thereon at the DS Bancor Meeting; (iii) the issuance of Webster Common Stock to the DS Bancor shareholders as part of the Merger shall have been approved by a majority of the total votes cast on the proposal at the Webster Meeting; (iv) the Webster Common Stock which shall be issued in the Merger (including the shares that may be issued upon the exercise of DS Bancor options prior to the Effective Time) shall have been authorized for quotation on The Nasdaq National Market; (v) all required regulatory approvals shall have been obtained and shall remain in full force and effect, all statutory waiting periods in respect thereof shall have expired, and no such regulatory approvals shall contain a non-customary condition that the parties reasonably deem to be burdensome; (vi) the Registration Statement shall have become effective and shall not be subject to a stop order or any threatened stop order; (vii) no injunction preventing consummation of the Merger, the Bank Merger or any of the other transactions contemplated by the Merger Agreement or the Bank Merger Agreement shall be in effect and such consummation continues to be legal; and (viii) favorable tax opinions from Webster's counsel and DS Bancor's special tax counsel shall have been received by Webster and DS Bancor, respectively (which opinions were received).

         The obligations of Webster and Merger Sub under the Merger Agreement to consummate the Merger are subject further to the satisfaction or waiver of certain conditions, including the following: (i) the representations and warranties of DS Bancor contained in the Merger Agreement shall be true and correct when made on the date of the Merger Agreement and as of the Effective Time, except where such failure or failures would not have a material adverse effect on DS Bancor; (ii) DS Bancor shall have in all material respects performed all covenants and agreements contained in the Merger Agreement to be performed by DS Bancor at or prior to the Effective Time; (iii) DS Bancor shall have obtained the consent, approval or waiver of other persons whose consent or approval is required to permit the succession by the Surviving Corporation or Webster Bank under any lease or other agreement, except where such failure or failures would not have a material adverse effect on DS Bancor; (iv) no proceeding initiated by any governmental entity seeking an injunction shall be pending; (v) specified legal opinions of DS Bancor's counsel and comfort letter of DS Bancor's independent public accountants shall have been received by Webster; and (vi) Webster shall have received favorable accounting opinions from KPMG Peat Marwick LLP as to the Merger being accounted for as a pooling of interests, and such opinions shall not have been withdrawn.

         The obligations of DS Bancor under the Merger Agreement to consummate the Merger are subject further to the satisfaction or waiver of certain conditions, including the following: (i) the representations and warranties of Webster contained in the Merger Agreement shall be true and correct when made on the date of the Merger Agreement and as of the Effective Time, except where such failure or failures would not have a material adverse effect on Webster; (ii) Webster and Merger Sub each shall have in all material respects performed all obligations contained in the Merger Agreement required to be performed by it at or prior to the Effective Time; (iii) Webster shall have obtained the consent or approval of other persons in connection with the transactions contemplated by the Merger Agreement that is required under any lease or other agreement to which Webster or Webster Bank is a party or otherwise bound; (iv) no proceeding initiated by any governmental entity seeking an injunction shall be pending; (v) specified legal opinions of Webster's counsel shall have been received by DS Bancor; and (vi) DS Bancor shall have received an opinion from Alex. Brown that the transactions contemplated by the Merger Agreement and the consideration to be received by holders of DS Bancor Common Stock are fair from a financial point of view to the holders of DS Bancor Common Stock (which opinion has been
received    and   is    attached   as   Appendix   A   to   this   Joint   Proxy
Statement/Prospectus).

CONDUCT OF BUSINESS PENDING THE MERGER

         The Merger Agreement contains various restrictions on the operations of DS Bancor and the DS Bancor subsidiaries prior to the Effective Time. In general, the Merger Agreement obligates DS Bancor and each DS Bancor subsidiary to continue to carry on their respective businesses in the ordinary course consistent with past practices and with prudent banking practices, with certain specific limitations on DS Bancor's lending activities and other operations. DS Bancor and each DS Bancor subsidiary also are prohibited by the Merger Agreement from declaring any dividends on their capital stock other than specified dividends on the DS Bancor Common Stock; splitting, combining or reclassifying any of their capital stock; issuing or authorizing or proposing the issuance of any securities, other than the issuance of additional shares of DS Bancor Common Stock upon exercise of certain existing stock options held by directors, officers and employees of DS Bancor or the Option held by Webster; or repurchasing certain specified shares of capital stock. Also, under the terms of the Merger Agreement, DS Bancor and each DS Bancor subsidiary may not amend their certificates of incorporation or bylaws, nor may they change their methods of accounting in effect at December 31, 1995, except as required by changes in regulatory or generally accepted accounting principles. In addition, the Merger Agreement restricts DS Bancor from increasing employee or director benefit arrangements or compensation other than annual increases for employees in the ordinary course consistent with past practices (in the case of Messrs. DiAdamo, Santoro and Wells, not to exceed 6%), including the granting of stock options and entering into any new employment or severance agreements, or paying any bonuses other than to certain specified persons not to exceed a specified aggregate amount and subject to such persons continuing their employment with Webster Bank for a specified period of time.

THIRD PARTY PROPOSALS

         The Merger Agreement provides generally that DS Bancor and each DS Bancor subsidiary shall not, nor shall DS Bancor authorize or permit any of its officers, directors, employees or agents, to, solicit, initiate or encourage any inquiries relating to, or the making of, any third party takeover proposal. There is a similar prohibition as to any discussion or negotiation of any third party takeover proposal, or providing third parties with information relating to such inquiry or proposal, unless the DS Bancor Board of Directors, following receipt of written advice of counsel, reasonably determines in the exercise of its fiduciary duty that such discussions or negotiations should be commenced or such information must be furnished.

EXPENSES; BREAKUP FEE

         The Merger Agreement generally provides for Webster and DS Bancor to pay their own expenses relating to the Merger Agreement, with an equal sharing of the costs of printing this Joint Proxy Statement/Prospectus and Webster paying the SEC filing fees for registering the Webster Common Stock to be issued in the Merger. However, if the Merger Agreement is terminated by Webster or DS Bancor as a result of a material breach of a representation, warranty, covenant or other agreement contained therein by the other party, or if Webster terminates the Merger Agreement by reason of DS Bancor (i) failing to hold the DS Bancor Meeting on a timely basis; (ii) failing to recommend to its shareholders approval of the Merger Agreement and the transactions contemplated thereby; (iii) failing to oppose any third party takeover proposal (with respect to (ii) and (iii), unless the DS Bancor Board of Directors, following receipt of written advice of counsel, reasonably determines that such recommendation or opposition, as applicable, would constitute a breach of the exercise of its fiduciary duty); or (iv) as a result of DS Bancor violating the restrictions on third party takeover proposals (without regard to the fiduciary duty exception), the Merger Agreement provides for the non-terminating party to pay all reasonable expenses of the terminating party up to $500,000, plus a breakup fee of $250,000. If the Merger Agreement is terminated by either Webster or DS Bancor as a result of the non-terminating party failing to obtain the approval of its shareholders necessary to consummate the Merger, the terminating party is entitled to have all of its reasonable expenses up to $500,000 paid by the non-terminating party. Certain events described above that would permit Webster to terminate the Merger Agreement would also constitute Preliminary Purchase Events (as defined) under the Option. See "THE MERGER -- Option Agreement."

OPINION OF DS BANCOR FINANCIAL ADVISOR

         DS Bancor retained Alex. Brown to act as DS Bancor's financial advisor in connection with the Merger and related matters. Alex. Brown was selected to act as DS Bancor's financial advisor based upon its qualifications, expertise and reputation. Alex. Brown regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry.

         On October 7, 1996, at the meeting at which the DS Bancor Board approved and adopted the Merger Agreement, Alex. Brown delivered a written opinion to the DS Bancor Board of Directors that, as of such date, the Exchange Ratio to be received by the shareholders of DS Bancor was fair to the shareholders of DS Bancor from a financial point of view (the "Opinion"). The Exchange Ratio will be determined by dividing $43.00 by the Base Period Trading Price computed to five decimal places. The Exchange Ratio is subject to adjustment such that if the Base Period Trading Price is greater than $38.50, the Exchange Ratio shall be 1.11688 and if the Base Period Trading Price is less than $31.50, the Exchange Ratio shall be 1.36508. Furthermore, if the Base Period Trading Price is less than $28.00, the Merger Agreement may be terminated by DS Bancor unless Webster elects that the Exchange Ratio shall be equal to the number resulting from dividing

$38.22 by the Base Period Trading Price. No limitations were imposed by the DS Bancor Board of Directors upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering the Opinion.

         The full text of the Opinion, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached hereto as Appendix A and is incorporated herein by reference. DS Bancor shareholders are urged to read the Opinion in its entirety. The following summary of the Opinion is qualified in its entirety by reference to the full text of the Opinion.

         In  rendering  the  Opinion,   Alex.  Brown  (i)  reviewed  the  Merger
Agreement, certain publicly available business and financial information concerning DS Bancor and Webster, and certain internal financial analyses and forecasts for DS Bancor and Webster prepared by their respective managements;
(ii) held discussions with members of senior management of DS Bancor and Webster regarding the past and current business operations, financial condition and future prospects of their organizations; (iii) reviewed the reported price and trading activity for DS Bancor Common Stock and Webster Common Stock and compared certain financial and stock market information for each of DS Bancor and Webster with similar information for certain other financial institutions, the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the financial institutions industry which Alex. Brown deemed comparable in whole or in part; and (v) performed such other studies and analyses as Alex. Brown considered appropriate.

         Alex. Brown relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its Opinion. With respect to the financial forecasts reviewed by Alex. Brown in rendering its Opinion, Alex. Brown assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of each of DS Bancor and Webster as to the future financial performance of DS Bancor and Webster. Alex. Brown did not make an independent evaluation or appraisal of the assets or liabilities of DS Bancor or Webster nor was it furnished with any such appraisal.

         The  summary  set  forth  below  does  not  purport  to  be a  complete description of the analyses performed by Alex. Brown in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. No one of the analyses performed by Alex. Brown was assigned a greater significance than any other. In performing its analyses, Alex. Brown made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond DS Bancor's or Webster's control. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

         Analysis of Selected Publicly Traded Companies. In preparing the Opinion, Alex. Brown, using publicly available information, compared selected financial information, including book value, tangible book value, latest twelve months ("LTM") earnings, 1996 estimated earnings, 1997 estimated earnings, asset quality ratios and loan loss reserve levels, for DS Bancor and several peer groups of savings bank organizations.

         The first peer group was comprised of all savings banks in the United States that possessed asset bases between $1 billion and $5 billion ("National Comparables Group"); this peer group was then segmented into those savings banks headquartered in the Northeast Region (Connecticut,

Massachusetts, Maine, New Hampshire, and Rhode Island) ("Regional Comparables Group"). The Regional Comparables Group included Andover Bancorp, Inc. (MA), CFX Corporation (NH), Eagle Financial Corp. (CT), Peoples Heritage Financial Group
(ME), SIS Bancorp, Inc. (MA), Walden Bancorp, Inc. (MA) , and Webster (CT). As of October 4, 1996, the relative multiples implied by the market price of DS Bancor's Common Stock and the mean market price of the common stock of the National Comparables Group and Regional Comparables Group, respectively, to such selected financial data was: to LTM earnings 13.3x for DS Bancor and 13.1x and 12.2x for the National Comparables Group and Regional Comparables Group, respectively; to 1996 Institutional Brokerage Estimation Service ("I/B/E/S") estimated earnings per share, 12.5x for DS Bancor and 12.2x and 11.5x for the National Comparables Group and Regional Comparables Group, respectively; to 1997 I/B/E/S estimated earnings per share, 11.5x for DS Bancor and 11.1x and 10.9x for the National Comparables Group and Regional Comparables Group, respectively; to stated book value, 134% for DS Bancor and 129% and 141% for the National Comparables Group and Regional Comparables Group, respectively; to tangible book value, 138% for DS Bancor and 139% and 163% for the National Comparables Group and Regional Comparables Group, respectively; and to total assets, 9.0% for DS Bancor and 10.7% and 10.8% for the National Comparables Group and Regional Comparables Group, respectively.

         Analysis  of  Selected  Acquisition  Transactions.   In  preparing  the
Opinion, Alex. Brown analyzed certain selected merger and acquisition transactions for savings banks based upon the acquisition price relative to stated book value, tangible book value, LTM earnings, forward one year earnings (based on I/B/E/S estimates), total assets and the premiums to core deposits and market price. The market price premium is measured against the market price of the common stock one month prior to the acquisition announcement (in DS Bancor's case, September 4, 1996). The analysis included a review and comparison of the mean multiples represented by a sample of recently effected or pending savings bank acquisitions nationwide having a transaction value greater than $100 million which were announced since January 1, 1995 (a total of 31 transactions), ("National Transactions"), as segmented into: (i) transactions in which the selling savings bank was headquartered in the Northeast Region (10) ("Regional Transactions") and (ii) transactions in which the selling savings bank achieved a return on average assets ("ROAA") less than 0.80% in the year of its announced acquisition (13) ("Profitability-Segmented Transactions"). DS Bancor's annualized ROAA was 0.74% for the 6 months ended June 30, 1996.

         The relative multiples implied by the Exchange Ratio ($43.00 implied per share value to DS Bancor shareholders as of October 7, 1996) and each of the selected acquisition transaction segmentations, respectively, are provided in the following table:

                                                              Purchase Price to:
                                  -------------- ------------- ------------ ----------- ------------
                                      Book         Tangible                    LTM        Forward    Core Deposits      Market
Transaction Group                     value       book value     Assets       EPS(1)      EPS(2)        premium         premium
-----------------                     -----       ----------     ------       ---         ---           -------         -------
Consideration ($43.00 per share)     164.5%         169.7%        11.0%       16.7x        13.5x          5.8%           14.7%

Comparable Acquisition
Transactions:
(a) Nationwide - Mean                151.7%         158.9%        14.6%       15.1x        14.5x          8.0%           30.5%
         High                        248.4%         257.4%        27.8%       29.9x        24.2x         18.5%           74.1%
         Low                         105.8%         106.0%        6.6%        11.3x        9.8x           2.8%           -3.4%


(b) Regional Transactions-Mean       148.2%         153.8%        14.6%       13.7x        13.4x          7.2%           25.9%
         High                        168.9%         196.2%        22.4%       16.2x        20.9x         10.7%           62.5%
         Low                         119.0%         119.0%        8.9%        11.6x        9.8x           2.8%           5.8%


(c) Profitability-Segmented-Mean     145.0%         155.6%        12.1%       16.9x        15.8x          6.8%           32.9%
         High                        183.7%         188.1%        21.7%       21.9x        18.8x         10.9%           50.8%
         Low                         105.8%         114.7%        6.6%        12.4x        11.6x          3.3%           15.0%

----------

(1)  Latest twelve months earnings per share.

(2)  Forward one year earnings per share based on I/B/E/S estimates.

         Contribution Analysis. Alex. Brown also determined the contribution by DS Bancor of key historical balance sheet items (including assets, loans, deposits, stated equity and tangible equity) and selected historical and estimated income statement items (including latest twelve months net income, 1996 I/B/E/S estimated earnings and 1997 I/B/E/S estimated earnings) to the resulting pro forma entity, as compared to the ownership percentage of the pro forma entity's common stock that was received by current DS Bancor shareholders in aggregate as a result of the acquisition (as of the Exchange Ratio on October 4, 1996).

         The relative levels of contribution by DS Bancor in these selected areas and the level of pro forma ownership received by current DS Bancor shareholders in aggregate are presented in the following table:

                                                             DS Bancor
Balance sheet items                                         contribution
-------------------                                         ------------
         Assets                                                24.7%
         Loans                                                 25.8%
         Deposits                                              24.9%
         Equity                                                28.2%
         Tangible Equity                                       32.7%


                                                             DS Bancor
Net income items                                            contribution
----------------                                            ------------
         LTM Net Income                                        30.8%
         I/B/E/S 1996E Earnings                                24.8%
         I/B/E/S 1997E Earnings                                24.1%


                    DS BANCOR PRO FORMA
                    OWNERSHIP OF WEBSTER                       30.2%


         Impact on DS Bancor Shareholders. Based on the Exchange Ratio as of October 4, 1996, Alex. Brown determined the expected effect of the transaction to the current holders of DS Bancor Common Stock as described below: On a pro forma basis, LTM earnings per current DS Bancor Common Stock share would be $2.79, a 1.5% decline from DS Bancor's stand alone earnings per share of $2.83. Book value per share on a pro forma basis would be $27.98 per current DS Bancor Common Stock share, which represents a 7.0% increase from DS Bancor's stand alone fully-diluted book value of $26.14. Dividends per share would increase 230.0% from DS Bancor's stand alone dividend of $0.24 per share to $0.79 per current DS Bancor Common Stock share on a pro forma basis.

         These pro forma values and their resulting implications to current DS Bancor shareholders are based on historical Webster financials and DS Bancor financials and do not reflect any adjustments (expense savings or restructuring costs) relating to the Merger. As such the values discussed above are not necessarily indicative of actual values, which may be significantly more or less than such estimates.

         Discounted Dividend Analysis. Using discounted cash flow analysis, Alex. Brown estimated the present value of the future dividend streams that DS Bancor could produce over a five year period, under different assumptions as to dividend payout ratios, if DS Bancor performed in accordance with management's forecasts and certain variants thereof. Alex. Brown also estimated the terminal value for DS Bancor's common equity after the five year period by applying earnings acquisition multiples (14.5 - 16.0 times) currently being received by savings bank institutions with similar profitability ratios as DS Bancor is projected to have during its calendar year ended December 31, 2000. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of DS Bancor. The dividend streams and terminal values were then discounted to present values using discount rates ranging from 14.0% to 15.0%, which reflect different assumptions regarding the required rates of return of holders or prospective buyers of DS Bancor's common equity.

         Compensation of Financial Advisor. Pursuant to the terms of an engagement letter dated March 22, 1996, DS Bancor is required to pay Alex. Brown a fee of $100,000 for acting as financial advisor in connection with the Merger, including rendering the Opinion. In addition, DS Bancor has agreed to pay Alex. Brown an additional fee of $750,000, plus expenses, upon consummation of the Merger. Whether or not the Merger is consummated, DS Bancor also has agreed to indemnify Alex. Brown and certain related persons against certain liabilities relating to or arising out of its engagement.

OPINION OF WEBSTER FINANCIAL ADVISOR

         Webster engaged Merrill Lynch to act as its exclusive financial advisor in connection with the Merger. Pursuant to the terms of its engagement, Merrill Lynch agreed to assist Webster in analyzing, structuring, negotiating and effecting an acquisition transaction with DS Bancor. Webster selected Merrill Lynch because Merrill Lynch is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and is familiar with Webster and its business. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

         As part of its engagement, representatives of Merrill Lynch attended the meeting of the Webster Board held on October 6, 1996 at which the Webster Board considered the Merger Agreement. On October 6, 1996, Merrill Lynch rendered its written opinion to the effect that, as of such date, the Exchange Ratio (see "-- Exchange Ratio") pursuant to the Merger Agreement was fair to Webster from a financial point of view. Such opinion was reconfirmed in writing as of the date of the Joint Proxy Statement/Prospectus.

         The full text of Merrill Lynch's written opinion dated as of the date of the Joint Proxy Statement/Prospectus is attached as Appendix B to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix B. Webster shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the view undertaken by Merrill Lynch in connection therewith.

         MERRILL LYNCH'S OPINION IS DIRECTED TO THE WEBSTER BOARD AND ADDRESSES ONLY THE EXCHANGE RATIO. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE, NOR SHALL IT BE CONSTRUED AS, A RECOMMENDATION TO ANY WEBSTER SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE WEBSTER MEETING OR ANY OTHER MATTER IN CONNECTION THEREWITH.

         Merrill Lynch has informed Webster that in arriving at its written opinion, Merrill Lynch, among other things: (i) reviewed Webster's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1995 and Webster's Quarterly Reports on Form 10-Q and related unaudited financial information for each of the three months ended June 30,1996 and March 31, 1996; (ii) reviewed DS Bancor's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1995 and DS Bancor's Quarterly Reports on Form 10-Q and related unaudited financial information for each of the three months ended June 30, 1996 and March 31, 1996;
(iii) reviewed certain limited financial information relating to the financial condition, businesses, earnings, assets and prospects of Webster and DS Bancor relating to the future financial performance of Webster following the Merger, including financial forecasts and assumptions regarding projected cost savings resulting from the Merger, furnished to it by senior management of Webster and of DS Bancor; (iv) conducted certain limited discussions with members of senior management of Webster and of DS Bancor concerning the respective financial condition, businesses, earnings, assets and prospects of Webster and DS Bancor and their respective views as to the future financial performance of Webster, DS Bancor and the combined entity, as the case may be, following the Merger; (v) reviewed the historical market prices and trading activity for DS Bancor's common shares and Webster's common shares and compared them, respectively, with those of certain publicly traded companies which it deemed to be relevant; (vi) compared the respective results of operations of Webster and DS Bancor with those of certain publicly traded companies which it deemed to be relevant; (vii) compared the financial terms of the Merger contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which it deemed to be relevant; (viii) reviewed the amount and timing of the projected cost savings for DS Bancor and Webster following the Merger as prepared, and discussed with it, by senior management of Webster; (ix) considered, based upon information provided by Webster's senior management, the pro forma effects of the Merger on Webster's capitalization ratios and projected earnings, book and tangible book value per share; (x) reviewed the Merger Agreement; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary.

         In preparing its opinion, Merrill Lynch assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to it for purposes of its opinion, and Merrill Lynch has not independently verified such information or undertaken an independent evaluation or appraisal of the assets or liabilities of Webster or DS Bancor nor has it been furnished any such evaluation or appraisal. Merrill Lynch is not an expert in the evaluation of allowance for loan losses, and it has not made an independent evaluation of the adequacy of the allowances for loan losses of Webster or DS Bancor nor has it reviewed any individual credit files, and it has assumed that the aggregate allowance for loan losses of Webster and DS Bancor are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Merrill Lynch has also assumed and relied upon the senior management of Webster referred to above as to the reasonableness and achievability of the financial and operating forecasts furnished by Webster and DS Bancor (and the assumptions and bases therefore). In that regard, Merrill Lynch has assumed with Webster's consent that such information, including, without limitation, financial forecasts, projected cost savings, operating synergies and after-tax merger and reorganization charges resulting from the Merger and projections regarding underperforming and nonperforming assets, net charge-offs, and adequacy of reserves, reflect the best currently available estimates and judgment of the senior management of Webster and DS Bancor as to the expected future financial performance of Webster, DS Bancor, and the combined entity, as the case may be. Merrill Lynch's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

         Merrill Lynch's opinion has been rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approvals for the Merger.

         In connection with rendering its opinion dated October 6, 1996, Merrill Lynch performed a variety of financial analyses, consisting of those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Merrill Lynch in this regard, although it describes the material terms of the analyses performed. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying Merrill Lynch's opinion. In addition, while Merrill Lynch gave the various analyses approximately similar weight, it may have used them for different purposes and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described below should not be taken to be Merrill Lynch's view of the actual value of Webster and DS Bancor. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis.

         In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Webster and DS Bancor. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Merrill Lynch's analysis of the fairness to Webster of the Exchange Ratio and were provided to the Webster Board in connection with the delivery of Merrill Lynch's opinion. With respect to the comparison of selected companies analysis and the analysis of selected thrift merger transactions summarized below, no public company utilized as a comparison is identical to Webster or DS Bancor and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies concerned. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which DS Bancor might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Merrill Lynch's opinion is just one of many factors taken into consideration by the Webster Board of Directors. See "-- Recommendation of Webster Board of Directors and Reasons for the Issuance."

         The projections furnished to Merrill Lynch and used by it in certain of its analyses were prepared by the senior management of Webster and DS Bancor. Webster does not publicly disclose internal management projections of the type provided to Merrill Lynch in connection with its review of the Merger, and as a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections.

         The following is a summary of the material analyses presented by Merrill Lynch to the Webster Board on October 6, 1996 (the "Merrill Lynch Report") in connection with its October 6, 1996 opinion.

         Summary of Proposal. Merrill Lynch reviewed the terms of the proposed transaction, including the Exchange Ratio and the aggregate transaction value. Merrill Lynch reviewed the implied value of the Exchange Ratio based upon the closing share price of Webster Common Stock on October 1, 1996. This analysis showed that the implied value of the Exchange Ratio was approximately $43.00 per share of DS Bancor Common Stock, for a total value of approximately $136.6 million (including the book value of DS Bancor shares held by Webster on September 30, 1996). Based on the aggregate consideration offered using the October 1, 1996 price for Webster Common Stock, Merrill Lynch calculated the price to market, price to book, price to tangible book, and price to earnings multiples, and the implied deposit premium paid (defined as the transaction value minus the tangible book value divided by total deposits) in the contemplated transaction. This analysis yielded a price to market multiple of 1.14x, a price to book value multiple of 1.62x, a price to tangible book value multiple of 1.67x, a price to earnings multiple of 14.12x (based on DS Bancor's earnings for the three months ended June 30, 1996 annualized), and an implied deposit premium of 5.33%.

         Pro Forma Merger Analysis. Merrill Lynch analyzed certain pro forma effects resulting from the Merger. Merrill Lynch analyzed three Exchange Ratios, 1.11688, 1.22857 and 1.36508, based on Base Period Trading Prices of $38.50, $35.00 and $31.50, respectively, representing the range of Exchange Ratios (see "-- Exchange Ratio"). This analysis indicated that at a Base Period Trading Price of $31.50 the transaction would result in an increase in projected earnings per Webster Common Stock equivalent share and a decrease in projected book value per Webster Common Stock equivalent share and tangible book value per Webster Common Stock equivalent share, and at Base Period Trading Prices of $35.00 and $38.50, the transaction would result in an increase in projected earnings per Webster Common Stock equivalent share and tangible book value per Webster Common Stock equivalent share and a decrease in projected book value per Webster Common Stock equivalent share. In this analysis, Merrill Lynch assumed that DS Bancor performed in accordance with the earnings forecast provided to Merrill Lynch by Webster senior management, which included projected cost savings and earning enhancement assumptions and after-tax merger and reorganization charge assumptions.

         Discounted Dividend Stream Analysis. Using a discounted dividend stream analysis, Merrill Lynch estimated the present value of the future streams of after tax cash flows that DS Bancor could produce on a stand-alone basis from 1997 through 2001 and distribute to shareholders ("dividendable net income"). In this analysis, Merrill Lynch assumed that DS Bancor performed in accordance with the earnings forecasts, including projected cost savings, earnings enhancements and after-tax merger and reorganization charges resulting from the Merger, provided to Merrill Lynch by Webster's senior management and that DS Bancor's tangible common equity to tangible asset ratios would be maintained at a minimum 5.00% level. Merrill Lynch estimated the terminal values for the DS Bancor Common Stock at 8.0, 9.0 and 10.0 times DS Bancor's 2002 estimated operating income (defined as net income before intangible amortization). The dividendable net income streams and terminal values were then discounted to present values using different discount rates (ranging form 13% to 15%) chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Webster Common Stock. This discounted dividend stream analysis indicated a reference range of between $38.71 and $48.40 per share for DS Bancor Common Stock. The analysis was based upon Webster senior management's projections, which were based upon many factors and assumptions, many of which are beyond the control of Webster and DS Bancor. As indicated above, this analysis is not necessarily indicative of actual values or future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Merrill Lynch noted that the discounted dividend stream analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

         Merrill Lynch also estimated the present value of the dividendable net income that Webster could produce on a stand-alone basis from 1997 through 2001. In this analysis, Merrill Lynch assumed that Webster performed in accordance with the earnings forecasts provided to Merrill Lynch by Webster's senior management and projected the maximum dividends that would permit Webster's tangible common equity to tangible asset ratio to be maintained at a minimum level of 4.44%, equal to Webster's projected tangible equity to tangible asset ratio at December 31, 1996. Merrill Lynch estimated the terminal values for Webster Common Stock at 9.0x and 10.0x Webster's year 2002 estimated operating income. The dividendable income streams and terminal values were then discounted to present values using a discount rate of 14%. This discounted dividend stream analysis indicated a reference range of between $31.97 and $34.24 per share of Webster Common Stock. The analysis was based upon Webster's senior management projections, which were based upon many factors and assumptions, many of which are beyond the control of Webster. As indicated above, this analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Webster Common Stock may trade before or after the Merger.

         Finally, Merrill Lynch estimated the present value of the dividendable net income that the combined institution could produce from 1997 through 2001. In this analysis, Merrill Lynch assumed that the combined institution performed in accordance with the earnings forecasts provided to Merrill Lynch by Webster's senior management and projected the maximum dividends that would permit the combined institution's tangible common equity to tangible asset ratio to be maintained at a minimum level of 4.82%, equal to the combined institution's projected tangible equity to tangible asset ratio at December 31, 1996. Merrill Lynch estimated the terminal values for the combined institution's common stock at 9.0x and 10.0x the combined institution's year 2002 estimated operating income. The dividendable income streams and terminal values were then discounted to present values using a discount rate of 14%. Assuming the projected cost savings resulting from the Merger as provided to Merrill Lynch by Webster's senior management and after-tax merger and reorganization charges, this discounted dividend stream analysis indicated a reference range of between $32.38 and $34.69 per share of Webster Common Stock, assuming an Exchange Ratio of 1.36508 based on a Base Period Trading Price of $31.50, a reference range of between $33.35 and $35.73 per share of Webster Common Stock, assuming an Exchange Ratio of 1.22857 based on a Base Period Trading Price of $35.00, and a reference range of between $34.18 and $36.62 per share of Webster Common Stock, assuming an Exchange Ratio of 1.11688 based on a Base Period Trading Price of $38.50. The analysis was based upon Webster's and DS Bancor's senior management projections, which were based upon many factors and assumptions, many of which are beyond the control of Webster and DS Bancor. As indicated above, this analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Webster Common Stock may trade before or after the Merger.

         Analysis of Selected Thrift Merger Transactions. Merrill Lynch reviewed publicly available information regarding nationwide thrift merger transactions with a value greater than $75 million which had occurred since January 1, 1995. Merrill Lynch compared the price to market, price to book value, price to tangible book value, price to earnings and the implied deposit premium paid in the contemplated transaction and such selected thrift merger transactions. This analysis yielded a range of price to market multiples of approximately 0.97x to 1.63x with a mean of 1.28x and a median of 1.26x (compared with a transaction multiple of 1.14x for DS Bancor using the October 1, 1996 price for Webster Common Stock), a range of price to book value multiples of approximately 0.97x to 2.52x with a mean of 1.62x and a median of 1.63x (compared with a transaction multiple of 1.62x for DS Bancor using the October 1, 1996 price for Webster Common Stock), a range of price to tangible book value multiples of approximately 1.08x to 2.64x with a mean of 1.68x and a median of 1.69x (compared with a transaction multiple of 1.67x for DS Bancor using the October 1, 1996 price for Webster Common Stock), a range of price to earnings multiples of approximately 7.01x to 24.69x with a mean of 15.76x and a median of 15.08x (compared with a transaction multiple of 14.12x for DS Bancor using the October 1, 1996 price for Webster Common Stock and annualized earnings for DS Bancor for the three months ended June 30, 1996), and a range of implied deposit premiums paid of approximately 2.80% to 19.02% with a mean of 8.27% and a median of 7.25% (compared with an implied transaction premium of 5.33% for DS Bancor using the October 1, 1996 price for Webster Common Stock). This analysis yielded an overall imputed reference range per share of DS Bancor Common Stock of $19.77 to $87.03, and $42.53 to $52.30 based in the mean and median imputed range.

         Merrill Lynch also reviewed publicly available information regarding New England thrift merger transactions with a value greater than $20 million which had occurred since January 1, 1995. Merrill Lynch compared the price to market, price to book value, price to tangible book value, price to earnings and the implied deposit premium paid, in the contemplated transaction and such selected thrift merger transactions. This analysis yielded a range of price to market multiples of approximately 0.90x to 1.60x with a mean of 1.33x and a median of 1.40x (compared with a transaction multiple of 1.14x for DS Bancor using the October 1, 1996 price for Webster Common Stock), a range of price to book value multiples of approximately 0.94x to 1.86x with a mean of 1.62x and a median of 1.63x (compared with a transaction multiple of 1.62x for DS Bancor using the October 1, 1996 price for Webster Common Stock), a range of price to tangible book value multiples of approximately 0.96x to 1.86x with a mean of 1.60x and a median of 1.66x (compared with a transaction multiple of 1.67x for DS Bancor using the October 1, 1996 price for Webster Common Stock), a range of price to earnings multiples of approximately 8.72x to 17.87x with a mean of 13.70x and a median of 13.04x (compared with a transaction multiple of 14.12x for DS Bancor using the October 1, 1996 price for Webster Common Stock and annualized earnings for DS Bancor for the three months ended June 30, 1996), and a range of implied deposit premiums paid of approximately 3.33% to 8.30% with a mean of 5.85% and a median of 5.77% (compared with an implied transaction premium of 5.33% for DS Bancor using the October 1, 1996 price for Webster Common Stock). This analysis yielded an overall imputed reference range per share of DS Bancor Common Stock of $31.97 to $60.40, and $37.93 to $54.36 based on the mean and median imputed range.

         Merrill Lynch also reviewed publicly available information regarding Connecticut thrift merger transactions with a value greater than $20 million which had occurred since January 1, 1994. Merrill Lynch compared the price to market, price to book value, price to tangible book value, price to earnings and the implied price to deposit premium paid, in the contemplated transaction and such selected thrift merger transactions. This analysis yielded a range of price to market multiples of approximately 1.29x to 1.60x with a mean of 1.45x and a median of 1.46x (compared with a transaction multiple of 1.14x for DS Bancor using the October 1, 1996 price for Webster Common Stock), a range of price to book value multiples of approximately 1.62x to 1.86x with a mean of 1.76x and a median of 1.77x (compared with a transaction multiple of 1.62x for DS Bancor using the October 1, 1996 price for Webster Common Stock), a range of price to tangible book value multiples of approximately 1.62x to 1.86x with a mean of 1.79x and a median of 1.83x (compared with a transaction multiple of 1.67x for DS Bancor using the October 1, 1996 price for Webster Common Stock), a range of price to earnings multiples of approximately 13.86x to 16.60x with a mean of 15.23x and a median of 15.23x (compared with a transaction multiple of 14.12x for DS Bancor using the October 1 1996 price for Webster Common Stock and annualized earnings for DS Bancor for the three months ended June 30, 1996), and a range of implied deposit premiums paid of approximately 4.43% to 6.36% with a mean of 5.09% and a median of 4.78% (compared with an implied transaction premium of 5.33% for DS Bancor using the October 1, 1996 price for Webster Common Stock). This analysis yielded overall imputed reference ranges per share of DS Bancor Common Stock of $39.09 to $60.40, and $41.01 to $54.93 based on the mean and median imputed range.

         No company or transaction used in the above analysis as a comparison is identical to Webster, DS Bancor or the contemplated transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable data.

         Comparison of Selected Companies. In connection with the Merrill Lynch Report, Merrill Lynch compared selected operating and stock market results of DS Bancor to the publicly available corresponding data of Webster and certain other companies which Merrill Lynch deemed to be relevant, including Dime Financial, Eagle Financial, Peoples Savings Bank of New Britain and SIS Bancorp (collectively the "DS Bancor Composite"). This comparison showed, among other things, that (i) as of September 30, 1996, the ratio of DS Bancor's market price to fully taxed core earnings for the twelve months ended June 30, 1996 was 13.12x, compared to a mean of 13.26x for the DS Bancor Composite, (ii) as of September 30, 1996, the ratio of DS Bancor's market price to book value per share at June 30, 1996 was 1.33x, compared to a mean of 1.37x for the DS Bancor Composite, (iii) as of September 30, 1996, the ratio of DS Bancor's market price to tangible book value per share at June 30, 1996 was 1.37x, compared to a mean of 1.58x for the DS Bancor Composite, (iv) as of September 30, 1996, the ratio of DS Bancor's market price to estimated earnings for the twelve month period ending December 31, 1997 was 11.64x, compared to a mean of 10.02x for DS Bancor Composite (assuming I/B/E/S earnings estimates for both DS Bancor and the DS Bancor Composite), (v) for the twelve month period ended June 30, 1996, DS Bancor's return on average assets was 0.72% compared to a mean of 0.81% for the DS Bancor Composite, (vi) for the twelve month period ended June 30,1996, the DS Bancor's return on average equity was 10.98% compared to a mean of 10.56% for the DS Bancor Composite, (vii) at June 30, 1996, DS Bancor's ratio of nonperforming loans to total loans was 2.12% compared to a mean of 1.39% for the DS Bancor Composite, and (viii) at June 30, 1996, DS Bancor's ratio of loan loss reserves to nonperforming assets was 35.13% compared to a mean of 114.89% for the DS Bancor Composite.

         Merrill Lynch also compared selected operating and stock market results of Webster to the publicly available corresponding data of certain other companies which Merrill Lynch deemed to be relevant, including ALBANK Financial, Andover Bancorp, Eagle Financial, Peoples Heritage Financial, RCSB Financial and SIS Bancorp (collectively the "Webster Composite"). This comparison showed, among other things, that (i) as of September 30, 1996, the ratio of Webster's market price to earnings for the twelve months ended June 30, 1996 was 14.04x, compared to a mean of 12.07x for the Webster Composite, (ii) as of September 30, 1996, the ratio of Webster's market price to book value per share at June 30, 1996 was 1.44 x, compared to a mean of 1.32x for the Webster Composite, (iii) as of September 30, 1996, the ratio of Webster's market price to tangible book value per share ended June 30, 1996 was 1.89x, compared to a mean of 1.46x for the Webster Composite, (iv) as of September 30, 1996, the ratio of Webster's market price to estimated earnings for the twelve month period ending December 31, 1997 was 10.28x, compared to a mean of 10.06x for the Webster Composite (assuming I/B/E/S earnings estimates for both Webster and the Webster Composite), (v) for the twelve month period ended June 30, 1996, Webster's return on average assets was 0.60% compared to a mean of 0.91% for the Webster Composite, (vi) for the twelve month period ended June 30, 1996, Webster's return on average equity was 10.69% compared to a mean of 10.86% for the Webster Composite, (vii) at June 30, 1996, Webster's ratio of nonperforming loans to total loans was 1.51% compared to a mean of 1.35% for the Webster Composite, and (viii) at June 30, 1996, Webster's ratio of loan loss reserves to nonperforming assets was 82.08% compared to a mean of 99.20% for the Webster Composite.

         Mark-to-Market Analysis. Merrill Lynch evaluated the estimated market value of key components of DS Bancor's balance sheet, including, among other things, DS Bancor's investment securities and mortgage-backed securities portfolios, loan portfolio and premises and equipment. This analysis indicated a valuation of approximately $41.18 to $47.63 per share of DS Bancor Common Stock (on a fully diluted basis) based on a range of implied deposit premium of 4% to 6%, before any credit quality related to the portfolios was analyzed.

         In connection with its opinion dated as of the date of this Joint Proxy Statement/Prospectus, Merrill Lynch performed procedures to update as appropriate certain of the analyses described above and review the assumptions on which such analyses were based and the factors considered in connection therewith. Merrill Lynch did not perform any analyses in addition to those described above in updating its October 6, 1996 opinion.

         Merrill Lynch has been retained by the Board of Directors of Webster as an independent contractor to act as financial adviser to Webster with respect to the Merger. Merrill Lynch is a nationally recognized investment banking firm which, among other things, regularly engages in the valuation of businesses and securities, including banking institutions, in connection with mergers and acquisitions. In addition, within the past three years, Merrill Lynch has provided financial advisory, investment banking and other services to Webster and has received customary fees for the rendering of such services. In the ordinary course of business, Merrill Lynch and its affiliates may trade the securities of DS Bancor or Webster for its own accounts and the accounts of its customers, and accordingly, may from time to time hold a long or short position in such securities.

         Merrill Lynch will receive a fee for investment banking services related to the Merger and related advisory work of $650,000. Merrill Lynch will also be reimbursed for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, and will be indemnified against certain liabilities related to or arising out of the Merger, including liabilities arising under the securities laws.

CERTAIN PROVISIONS OF THE MERGER AGREEMENT

         Under the Merger Agreement, DS Bancor has made certain representations and warranties to Webster and Merger Sub. The material representations and warranties of DS Bancor are those with regard to (i) the organization and good standing of DS Bancor and Derby; (ii) capitalization; (iii) the corporate power and authority of DS Bancor; (iv) the execution and delivery of the Merger Agreement and the Option Agreement; (v) consents and approvals required for the Merger and the Bank Merger; (vi) loan portfolio and reports of DS Bancor and Derby; (vii) financial statements and books and records of DS Bancor; (viii) brokers' fees; (ix) absence of any material adverse change in DS Bancor; (x) legal proceedings; (xi) tax matters; (xii) employee benefit plans; (xiii) certain contracts; (xiv) certain regulatory matters; (xv) state takeover laws; (xvi) environmental matters; (xvii) loss reserves; (xviii) properties and assets of DS Bancor and each DS Bancor subsidiary; (xix) insurance matters; (xx) liquidation account of Derby; (xxi) compliance with applicable laws; (xxii) loan information; (xxiii) agreements with affiliates, directors and executive officers; and (xxiv) ownership of Webster Common Stock.

         Under the Merger Agreement, Webster has made certain representations and warranties to DS Bancor. The material representations and warranties of Webster are those with regard to (i) the organization and good standing of Webster and Merger Sub and the chartering of Webster Bank; (ii) capitalization;
(iii) the corporate power and authority of Webster, Merger Sub and Webster Bank;
(iv)  the  execution  and  delivery  of the  Merger  Agreement  and  the  Option
Agreement; (v) consents and approvals required for the Merger and the Bank Merger; (vi) financial statements and books and records of Webster; (vii) the absence of any material adverse change in Webster; (viii) compliance with applicable laws; (ix) ownership of DS Bancor Common Stock; (x) employee benefit plans; (xi) certain regulatory matters; (xii) loss reserves; and (xiii) legal proceedings.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT

         The Merger Agreement may be terminated by Webster or DS Bancor (provided the terminating party is not in violation of the Merger Agreement) as summarized below:

                      (i)  by mutual written consent of Webster and DS Bancor;

                      (ii) by Webster or DS Bancor if (a) 30 days after any required regulatory approval is denied or regulatory application is withdrawn at a regulator's request, unless action is timely taken for a rehearing or to file an amended application; (b) the Merger has not occurred on or before June 30, 1997; or (c) DS Bancor's shareholders fail to approve the Merger Agreement or Webster's shareholders fail to approve the issuance of the additional shares of Webster Common Stock in connection with the Merger Agreement;

                      (iii) by Webster, in the event of a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement by DS Bancor, if such breach or breaches would have a material adverse effect on DS Bancor;

                      (iv) by DS  Bancor,  in the  event  of a  breach  of any
representation,   warranty,  covenant  or  agreement  contained  in  the  Merger
Agreement by Webster, if such breach or breaches would have a material adverse effect on Webster;

                      (v)  by  Webster,  if DS Bancor or its Board of  Directors
(a) fails to hold the DS Bancor Meeting on a timely basis; (b) fails to recommend to DS Bancor's shareholders the approval of the Merger Agreement and the transactions contemplated thereby; (c) fails to oppose any third party takeover proposals (with respect to (b) and (c), unless such opposition would constitute a breach of the Board of Directors' fiduciary duties); or (d) violates the covenant relating to third party proposals (without regard to the fiduciary duty exception); and

                      (vi) by DS Bancor, if the Base Period Trading Price is less than $28.00 unless Webster elects that the Exchange Ratio shall be equal to the number resulting from dividing $38.22 by the Base Period Trading Price.

         The Merger Agreement also provides that subject to applicable law, the Board of Directors of the parties may (i) amend the Merger Agreement (except as provided below); (ii) extend the time for the performance of any of the obligations or other acts of the other parties thereto; (iii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto; or (iv) waive compliance with any of the agreements or conditions contained in the Merger Agreement. After approval of the Merger Agreement by DS Bancor's shareholders, no amendment of the Merger Agreement may be made without further shareholder approval, if the amendment would reduce the amount or change the form of the consideration to be delivered to the DS Bancor shareholders under the Merger Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following summary discusses the principal federal income tax consequences of the Merger. The summary is based upon the Code, applicable Treasury Regulations thereunder, administrative rulings, and judicial authority, all as of the date hereof. All of the foregoing are subject to change, and any such change could affect the continuing validity of this summary. The summary assumes that the holders of shares of DS Bancor Common Stock hold such shares as a capital asset. The summary does not address the tax consequences that may be applicable to a particular DS Bancor shareholder subject to special tax rules, such as tax-exempt organizations, dealers in securities, financial institutions, insurance companies, non-United States persons, shareholders who acquired shares of DS Bancor Common Stock pursuant to the exercise of options or otherwise as compensation or through a qualified retirement plan, and shareholders who hold shares of DS Bancor Common Stock as part of a "straddle," "hedge," or "conversion transaction." This summary also does not address any consequences arising under the tax laws of any state, locality, or foreign jurisdiction.

         Consummation of the Merger is subject to the prior receipt by Webster of an opinion from its counsel, Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., and by DS Bancor of an opinion from its special tax counsel, Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), that the Merger (either alone or in conjunction with the merger of the Surviving Corporation into Webster) will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Code. The opinions will not bind the Internal Revenue Service ("IRS") or a court and thus, in considering whether the Merger qualifies as a tax-free reorganization within the meaning of Section 368 of the Code, the IRS or a court could reach a conclusion contrary to that reached in the opinions. The Merger will not be consummated unless the opinions of counsel are received.

         If, as concluded in the opinions of counsel, the Merger (either alone or in conjunction with the merger of the Surviving Corporation into Webster) qualifies as a tax-free reorganization within the meaning of Section 368 of the Code, then:

                  (1) Except as discussed in (4) below with respect to cash received in lieu of a fractional share of Webster Common Stock, a DS Bancor shareholder will recognize no gain or loss upon the exchange of DS Bancor Common Stock for Webster Common Stock pursuant to the Merger.

                  (2) The tax basis of the Webster Common Stock received by a DS Bancor shareholder in the Merger will be the same as the shareholder's tax basis in the DS Bancor Common Stock surrendered in exchange therefor.

                  (3) The holding period of the Webster Common Stock received by a DS Bancor shareholder in the Merger will include the holding period of the DS Bancor Common Stock surrendered in exchange therefor (assuming the DS Bancor Common Stock was held as a capital asset).

                  (4) A DS Bancor shareholder who receives cash in lieu of a fractional share of Webster Common Stock will be treated as having received the cash in exchange for the fractional share. Generally, the shareholder will recognize gain or loss (capital gain or loss if the shareholder held its DS Bancor Common Stock as a capital asset) equal to the difference between the shareholder's basis in the fractional share (determined under (2) above) and the cash received in lieu of the fractional share.

                  (5) Neither Webster, Merger Sub, nor DS Bancor will recognize any gain or loss as a result of the Merger.

         The preceding discussion is intended only as a summary of certain federal income tax consequences of the Merger and does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. Thus, DS Bancor shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws, and the effect of any proposed changes in the tax laws.

ACCOUNTING TREATMENT

         The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under the pooling of interests method of accounting, the recorded assets and liabilities of DS Bancor will be carried forward to Webster at their recorded amounts. Revenues and expenses of Webster will include revenues and expenses of DS Bancor for the entire fiscal year of Webster in which the Merger occurs, and the reported revenues and expenses of DS Bancor for prior periods will be combined with those of Webster, whose financial statements will then be restated.


         Webster has received an opinion of its independent accountants, KPMG Peat Marwick LLP, to the effect that the Merger will be accounted for as a pooling of interests and will receive an update of such opinion prior to the Effective Time. Webster's obligation to consummate the Merger is conditioned upon such opinion not being withdrawn.


RESALES OF WEBSTER COMMON STOCK RECEIVED IN THE MERGER

         The shares of Webster Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any DS Bancor shareholder who may be deemed to be an "affiliate" of DS Bancor for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of Webster Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares, in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. This Joint Proxy Statement/Prospectus does not cover any resales of Webster Common Stock received by persons who may be deemed to be affiliates of DS Bancor. Persons who may be deemed to be affiliates of DS Bancor generally include individuals or entities who control, are controlled by or are under common control with DS Bancor, and may include certain officers or directors, as well as principal shareholders of DS Bancor.

NO APPRAISAL RIGHTS

         Pursuant to Section 262(b) of the Delaware General Corporation Law, the shareholders of a constituent corporation in a merger generally are not entitled to appraisal rights if the shares of stock they own are, as of the record date fixed to determine shareholders entitled to notice of and to vote at the meeting to act upon the agreement providing for such merger, either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 shareholders.

         Since DS Bancor Common Stock is traded on The Nasdaq National Market, the holders of DS Bancor Common Stock will not be entitled to any dissenters' appraisal rights with respect to the Merger. The holders of Webster Common Stock have no dissenters' appraisal rights.

INTERESTS OF CERTAIN PERSONS IN THE MERGER - ARRANGEMENTS WITH AND PAYMENTS TO DS BANCOR DIRECTORS AND EXECUTIVE OFFICERS

         The Merger Agreement provides for two DS Bancor directors (selected by the Board of Directors of Webster) to be invited to serve as additional members of the Boards of Directors of Webster and Webster Bank upon consummation of the Merger. One director will serve until Webster's 1998 annual meeting and one will serve until Webster's 1999 annual meeting; also, one of the two will be renominated when his or her term expires. In addition, the directors of DS Bancor serving immediately prior to the Effective Time, including the two directors who will serve on the Board of Directors of Webster, will be invited to serve on an advisory board to Webster Bank after the Bank Merger for a period of 24 months, with their compensation as advisory directors to be based on a quarterly retainer of $4,750 and a quarterly meeting attendance fee of $1,500. Such fees will not be payable to the DS Bancor directors who also serve as Webster directors.

         Pursuant to existing employment and severance agreements of DS Bancor or Derby, as modified and limited by the Merger Agreement, severance payments will be made upon the consummation of the Merger to Harry P. DiAdamo, Jr., Alfred T. Santoro and Thomas H. Wells. These payments, which are limited to the maximum amount that can be paid without adverse tax consequences under Section 280G of the Code, will be based on three times their respective average annual compensation that was paid by Derby and includible in their gross income for federal tax purposes for the calendar years 1992 through 1996, reduced by $1.00. Such severance amounts will reflect the amount of taxable compensation income reported by Messrs. DiAdamo, Santoro and Wells from employment by Derby in 1996, including taxable income attributable to stock options exercised during 1996. Messrs. DiAdamo, Santoro and Wells have agreed to limit the maximum amount by which their severance payments will be increased as a consequence of their 1996 nonqualified stock option exercises, and their disqualifying dispositions of stock acquired by 1996 incentive stock option exercises, to an amount of additional severance based on the market price of DS Bancor Common Stock being $40 per share at the times of such exercises or dispositions, as applicable.

         Based on three times their respective average annual compensation paid by Derby and includible in gross income for federal tax purposes for the calendar years 1992 through 1996, and assuming that all options held by Messrs. DiAdamo, Santoro and Wells are exercised, and that shares that can be purchased upon the exercise of all incentive stock options held by them are disposed of in disqualifying dispositions, in each case at a time when such per share price is $40, the severance payable to Messrs. DiAdamo, Santoro and Wells upon consummation of the Merger would be $2.7 million, $1.7 million and $837,000, respectively.

         Also upon consummation of the Merger, Webster Bank has agreed to employ Mr. Wells for a ten month period as an officer to assist in the transition at a salary of $10,000 per month and to retain him as a part-time consultant for six months thereafter at a salary of $7,500 per month.

INDEMNIFICATION

         In the Merger Agreement, Webster has agreed to indemnify, defend and hold harmless each person who is, has been, or becomes prior to the Effective Time, a director, officer or employee of DS Bancor or Derby (collectively, the "Indemnitees"), to the fullest extent permitted under applicable law or DS Bancor's Amended and Restated Certificate of Incorporation and Bylaws, as applicable, with respect to any claims made against such person because he or she is or was a director, officer or employee of DS Bancor or Derby or in connection with the Merger Agreement. In the Merger Agreement, Webster has also agreed to cover DS Bancor's officers and directors under a directors' and officers' liability insurance policy for a period of at least two years after the Effective Time and, so long as the premium does not exceed the total amount of $200,000, up to four years.

OPTIONS

         As of the DS Bancor Record Date, there were outstanding options to purchase _______ shares of DS Bancor Common Stock at an average exercise price of $____ per share. These options are held as follows: ________ options by non-employee directors; ________, _______ and ________ options by Messrs. DiAdamo, Santoro and Wells, respectively; and _________ options by other officers and employees. Under the Merger Agreement, shares of DS Bancor Common Stock issued prior to consummation of the Merger upon the exercise of the ______ outstanding options held by directors, officers and other employees of DS Bancor will also be converted into Webster Common Stock at the Exchange Ratio, which would involve the issuance of up to ______ additional shares of Webster Common Stock as part of the Merger. Any options that are not exercised immediately prior to the Effective Time of the Merger will be converted automatically into options to purchase Webster Common Stock, with adjustment in number of shares and exercise price to reflect the Exchange Ratio. The duration and other terms of these options will otherwise be unchanged. For purposes of the options held by the non-employee directors of DS Bancor, service as an advisory director of Webster Bank will constitute service (and such options will continue to be exercisable during their original terms for up to three months after such service ends). Options previously granted to Messrs. DiAdamo and Santoro will expire upon or after termination of employment, as provided in the applicable option agreement (such agreements generally provide for exercise during 30 days or, in the case of options granted under the 1994 Stock Option Plan, three months after termination of employment, except in the case of retirement, disability or death). Service as an officer (but not as a consultant) by Mr. Wells will constitute continued service for purpose of exercise of his options. Options held by other officers and employees of DS Bancor will continue in effect for their original terms as long as they are employees of Webster Bank and will continue to be exercisable after termination of such employment only to the extent provided in the applicable option agreement.

OPTION AGREEMENT

         As a condition of and inducement to Webster's entering into the Merger Agreement, Webster and DS Bancor entered into the Option Agreement immediately after the execution of the Merger Agreement. Pursuant to the Option Agreement, DS Bancor granted Webster the Option, which entitles Webster to purchase, subject to the terms thereof, up to 564,296 fully paid and nonassessable shares of DS Bancor Common Stock, or approximately 18.6% of the shares of DS Bancor Common Stock then outstanding, under the circumstances described below, at a price of $36.50, subject to adjustment in certain circumstances. The Option is intended to significantly increase the cost to a potential third party of acquiring DS Bancor, under specified circumstances, compared to its cost had DS Bancor not entered into the Option Agreement and, therefore, is likely to discourage third parties from proposing a competing offer to acquire DS Bancor, even if such offer involves a higher price per share for the DS Bancor Common Stock than the per share consideration to be paid pursuant to the Merger Agreement.

         The following brief summary of certain provisions of the Option Agreement is qualified in its entirety by reference to the Option Agreement. A copy of the Option Agreement as well as the other documents described in this Joint Proxy Statement/Prospectus will be provided without charge upon oral or written request to Lee A. Gagnon, Executive Vice President, Chief Operating Officer and Secretary of Webster Financial Corporation, Webster Plaza, Waterbury, Connecticut 06702, telephone (203) 578-2217.

         Subject to applicable law and regulatory restrictions, Webster may exercise the Option, in whole or in part, following the occurrence of a "Purchase Event" (as defined below), provided that the Option shall not have first terminated upon the occurrence of an "Exercise Termination Event" (as defined below). "Purchase Event" means, in substance, either (i) the acquisition by any third party of beneficial ownership of 25% or more of the outstanding DS Bancor Common Stock or (ii) the entry by DS Bancor into a letter of intent or definitive agreement to engage in an Acquisition Transaction (as defined below) with any third party, or the recommendation by the Board of

Directors of DS Bancor that its shareholders approve or accept any Acquisition Transaction with any third party.

         For purposes of the Option Agreement,  "Acquisition  Transaction" means
(x) a merger, consolidation or other business combination,  involving DS Bancor,
(y) a purchase, lease or other acquisition of all or substantially all of the assets of DS Bancor, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of 25% or more of the voting power of DS Bancor as to a Purchase Event (described above) or 15% as to a Preliminary Purchase Event (defined below).

         The Option Agreement defines an "Exercise Termination Event" to mean the earliest to occur of the following: (i) the time immediately prior to the Effective Time of the Merger; (ii) 12 months after the first occurrence of a Purchase Event; (iii) 18 months after the termination of the Merger Agreement following the occurrence of a Preliminary Purchase Event; (iv) upon the termination of the Merger Agreement, prior to the occurrence of a Purchase Event or Preliminary Purchase Event, (A) by DS Bancor, if the Base Period Trading Price of Webster Common Stock is less than $28.00 unless Webster takes certain specified action; (B) by both parties, if the Merger Agreement is terminated by mutual consent; (C) by either Webster or DS Bancor, if the Merger Agreement has been terminated as a result of regulatory denial or requested withdrawal of a regulatory application, if the Merger has not occurred by June 30, 1997, or if the Merger Agreement is terminated because the approval of the shareholders of Webster or DS Bancor is not obtained; or (D) by DS Bancor, if the Merger Agreement is terminated as a result of a material breach of any representation, warranty, covenant or other agreement by Webster; (v) 135 days after the termination of the Merger Agreement, if the DS Bancor shareholders have failed to approve the Merger Agreement and no Purchase Event or Preliminary Purchase Event has occurred prior to the DS Bancor Meeting; (vi) nine months after the termination of the Merger Agreement by Webster as a result of a material breach or breaches of any representation, warranty, covenant or other agreement by DS Bancor, if such breach or breaches were not willful or intentional by DS Bancor; or (vii) 24 months after the termination of the Merger Agreement by Webster (A) as a result of a willful or intentional material breach or breaches of any representation, warranty, covenant or agreement by DS Bancor; or (B) as a result of a failure of DS Bancor or its Board of Directors to hold the DS Bancor Meeting on a timely basis, to recommend to DS Bancor's shareholders that they approve the Merger Agreement (with a fiduciary duty exception), or to oppose any third party takeover proposal (with a fiduciary duty exception), or based on a violation by DS Bancor of the covenant on third party takeover proposals (without regard to the fiduciary duty exception).

         "Preliminary Purchase Event", as defined in the Option Agreement, includes (i) the entry by DS Bancor into a letter of intent or definitive agreement to engage in an Acquisition Transaction with any third party, or the recommendation by the Board of Directors of DS Bancor that its shareholders approve or accept any Acquisition Transaction with any third party; (ii) an acquisition by any third party of beneficial ownership of 15% or more of the outstanding DS Bancor Common Stock; (iii) the making of a bona fide proposal for an Acquisition Transaction by any third party to DS Bancor, or a public announcement or written communication that is publicly disclosed to DS Bancor's shareholders as to a third party engaging in an Acquisition Transaction; (iv) a willful or intentional material breach by DS Bancor of any representation, warranty, covenant or agreement that would entitle Webster to terminate the Merger Agreement; (v) a failure by DS Bancor's shareholders to approve the Merger Agreement, a withdrawal or modification in any manner adverse to Webster by DS Bancor's Board of Directors of its approval recommendation as to the Merger Agreement, or a failure by DS Bancor or its Board of Directors to oppose any third party takeover proposal; or (vi) a filing by any third party of an application or notice with any regulatory authority for approval to engage in an Acquisition Transaction.

         The Option may not be assigned by Webster to any other person without the express written consent of DS Bancor, except that Webster may assign its rights under the Option Agreement to a wholly-owned subsidiary or may assign its rights in whole or in part after the occurrence of a Preliminary Purchase Event. DS Bancor also has agreed to prepare and file a registration statement if the Option is exercised with respect to the shares to be issued upon exercise of the Option under applicable federal and state securities laws. Upon the occurrence of a Purchase Event prior to an Exercise Termination Event, at the request of Webster, DS Bancor will be obligated to repurchase the Option, and any shares of DS Bancor Common Stock theretofore purchased pursuant to the Option, at prices determined as set forth in the Option Agreement, except to the extent prohibited by applicable law, regulation or administrative policy or to the extent that the repurchase would cause Derby's capital to fall below the minimum level required by the FDIC for Derby to be deemed a "well-capitalized institution" or if such repurchase would preclude an Acquisition Transaction from being accounted for as a pooling of interests.


         In the event that prior to an Exercise Termination Event, DS Bancor enters into a letter of intent or definitive agreement (i) to consolidate or merge with any third party, and DS Bancor is not the continuing or surviving corporation in such consolidation or merger; (ii) to permit any third party to merge into DS Bancor and DS Bancor is the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of DS Bancor Common Stock shall be changed into or exchanged for stock or other securities of any third party or cash or any other property or the then outstanding shares of DS Bancor Common Stock will after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any third party, then, and in each such case, the agreement governing such transaction must make proper provision so that the Option shall, upon the consummation of such transaction, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Webster, of either (x) the acquiring corporation or
(y) any person that controls the acquiring corporation. The Substitute Option will be exercisable for shares of the issuer's common stock in such number and at such exercise price as is set forth in the Option Agreement and will otherwise have the same terms as the Option, except that the number of shares subject to the Substitute Option may not exceed 19.9% of the issuer's outstanding shares of common stock.

                         AMENDMENT TO WEBSTER'S RESTATED
                          CERTIFICATE OF INCORPORATION

         The Webster Board of Directors unanimously approved the amendment to Webster's Restated Certificate of Incorporation to increase Webster's authorized capital stock by increasing the number of authorized shares of Webster Common Stock from 14,000,000 to 30,000,000, and determined that such amendment is advisable and in the best interests of Webster and its shareholders. The Webster Board therefore unanimously recommends that the holders of Webster Common Stock vote to approve the amendment to Webster's Restated Certificate of Incorporation.

         Webster's Restated Certificate of Incorporation currently provides that the total number of shares of all classes of capital stock that Webster has the authority to issue is 17,000,000, consisting of 14,000,000 shares of Webster Common Stock and 3,000,000 shares of serial preferred stock, par value $.01 per share. The proposed amendment to Webster's Restated Certificate of Incorporation is to increase the number of authorized shares of Webster Common Stock from 14,000,000 to 30,000,000, resulting in an increase in the authorized capital stock that Webster has the authority to issue from 17,000,000 to 33,000,000. Such increase will be effected by amending the first sentence of the first paragraph of Article 4 of Webster's Restated Certificate of Incorporation to read as follows:

                  "The total number of shares of all classes of the capital stock which the Corporation has authority to issue is thirty-three million (33,000,000), of which thirty million (30,000,000) shall be common stock, par value $.01 per share, amounting in the aggregate to three hundred thousand dollars ($300,000), and three million (3,000,000) shall be serial preferred stock, par value $.01 per share, amounting in the aggregate to thirty thousand dollars ($30,000)."

         Of the 14,000,000 presently authorized shares of Webster Common Stock, ___________ shares were issued and outstanding on the Webster Record Date, and
________, _________, and ________ shares, respectively, were reserved for issuance with respect to Webster stock options, the warrant issued by Webster to Fleet Financial Group, Inc. for 300,000 shares of Webster Common Stock (the
"Webster Warrant") and Webster's Series B Stock (which is convertible into Webster Common Stock). Of the 1,200,000 presently authorized shares of the Series B Stock, ________ shares were issued and outstanding on the Webster Record Date. No shares of Webster's Series A Cumulative Perpetual Preferred Stock, par value $.01 per share ("Series A Stock") or Series C Participating Preferred Stock, par value $.01 per share ("Series C Stock") are issued and outstanding. Accordingly, on the Webster Record Date, _____ shares of authorized but not outstanding and unreserved shares of Webster Common Stock remained available for future issuance (before giving effect to the approximately __*__ shares to be issued in the Merger based on recent market trading prices of Webster Common Stock, and ___*___ if all existing options of DS Bancor are exercised prior to the Merger) and _________ and _________ shares, respectively, of Webster's Series B Stock and Series C Stock, remained available for future issuance. No shares of Webster's Series A Stock remain available for future issuance. For a description of Webster's capital stock, see "DESCRIPTION OF WEBSTER CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS."

         If the Merger Agreement and the Merger provided for therein and the amendment to Webster's Restated Certificate of Incorporation are approved, at the Effective Time, ___*___ shares of Webster Common Stock will be issued in connection with the Merger based on a __*__ Exchange Ratio ( ___*___ if all existing options of DS Bancor are exercised prior to the Merger). Therefore, giving effect to the Merger, of the then __________ shares of authorized Webster Common Stock,



----------
*    Data/information   to   be   calculated/provided   immediately   prior   to
     effectiveness of Registration Statement.

________ will be issued and outstanding (including all existing options of DS Bancor) and ________, _______, and ________, respectively, will be reserved for issuance with respect to Webster stock options, the Webster Warrant and the potential conversion of the issued and outstanding shares of the Series B Stock. Accordingly, after the Merger (based on a __*__ Exchange Ratio), ____*____ shares of authorized but not outstanding and unreserved shares of Webster Common Stock (____*____ if all existing options of DS Bancor are exercised prior to the Merger) and ________ and ____________ shares of Series B Stock and Series C Stock, respectively, will be available for future issuance.

         Approval of the proposed amendment to Webster's Restated Certificate of Incorporation is not a condition to the Merger Agreement.

         Although Webster has no present intention of issuing authorized but unissued and unreserved shares of Webster capital stock other than in connection with the Merger, Webster stock options, the Webster Warrant and the potential conversion of Series B Stock, the Webster Board of Directors believes that the increased number of shares of Webster Common Stock will benefit Webster by making a sufficient number of shares available in the future for use in connection with possible stock dividends or stock splits, the raising of additional capital through a potential public offering or private placement, possible future mergers or acquisitions, under a cash dividend reinvestment or stock purchase plan or under an employee stock ownership plan. The unissued and unreserved shares of Webster Common Stock and Webster preferred stock will be available for any proper corporate purpose, as authorized from time to time by the Board of Directors, without further approval by the shareholders of Webster, except as otherwise required by law.

         Webster shareholders do not have any preemptive or stock purchase rights to purchase additional shares of Webster Common Stock, whether now or hereafter authorized. Further issuances of additional shares of Webster Common Stock or securities convertible into Webster Common Stock, therefore, may have a dilutive effect on existing shareholders.

         As a Delaware corporation, Webster is taxed on its authorized capital stock. In general, the annual franchise tax is $90 on the first 10,000 shares and the further sum of $50 on each additional 10,000 shares or part thereof. Currently, Webster's annual franchise tax is $85,000. Increasing the number of authorized shares of Webster Common Stock to 30,000,000 will result in an annual franchise tax of $150,000.

         In the event of a proposed merger, tender offer or other attempt to gain control of Webster of which management does not approve, it might be possible for the Board of Directors to approve the issuance of shares of Webster Common Stock or Webster preferred stock in a transaction that could have the effect of frustrating or impeding such takeover attempt. The Board of Directors has no current intention to issue authorized but unissued shares for such purpose. The Board of Directors is not aware of any specific effort to accumulate Webster's capital stock in order to obtain control by means of a merger, tender offer or otherwise.

                     PRO FORMA COMBINED FINANCIAL STATEMENTS

         The following Pro Forma Combined Statement of Financial Condition as of September 30, 1996 combines the historical consolidated statements of financial condition of Webster and DS Bancor as if the Merger had occurred on September 30, 1996, after giving effect to the pro forma adjustments described in the accompanying notes. The Pro Forma Combined Statements of Income for the nine months ended September 30, 1996 and 1995, and for the years ended December 31, 1995, 1994 and 1993 are presented as if the Merger had been consummated at the beginning of each period presented.

         The pro forma combined financial statements should be read in conjunction with the separate historical consolidated financial statements and notes of Webster and of DS Bancor incorporated by reference herein. See
"INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The pro forma combined financial statements are not necessarily indicative of the consolidated financial position or results of future operations of the combined entity or of the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.

WEBSTER FINANCIAL CORPORATION
DS BANCOR, INC.
PRO FORMA COMBINED STATEMENT OF CONDITION
SEPTEMBER 30, 1996
(Unaudited)


                                                  Webster          DS Bancor        Pro Forma         Pro Forma
                                               (historical)      (historical)      Adjustments        Combined
                                               ------------      ------------      -----------        --------
                                                                      (In Thousands)
ASSETS

Cash and Due from Depository Institutions      $    71,763    $      15,854     $        -       $        87,617
Interest-bearing Deposits                           66,308                -              -                66,308
Securities                                       1,150,263          338,025         (4,830)(a)         1,483,458
Loans Receivable, Net                            2,450,294          877,284         (5,650)(c)         3,321,928
Accrued Interest Receivable                         25,648            7,547              -                33,195
Premises and Equipment, Net                         49,159            6,975         (3,350)(c)            52,784
Segregated Assets, Net                              82,905                -              -                82,905
Other Real Estate Acquired Through Fore-
   closure and In-Substance Foreclosure, Net        11,528            4,515              -                16,043
Core Deposit Intangible                             45,608            2,304              -                47,912
Prepaid Expenses and Other Assets                   30,978            6,919            540(b)             38,437
                                               -----------    -------------     ----------       ---------------

      TOTAL ASSETS                             $ 3,984,454    $   1,259,423     $  (13,290)      $     5,230,587
                                               ===========    =============     ==========       ===============

LIABILITIES AND SHAREHOLDERS'
      EQUITY

Deposits                                       $ 3,021,818    $   1,029,989              -       $     4,051,807
Federal Home Loan Bank Advances                    476,700          128,185              -               604,885
Other Borrowings                                   208,505                -              -               208,505
Advanced Payments by Borrowers for Taxes
     and Insurance                                   9,862            5,277              -                15,139
Accrued Expenses and Other Liabilities              50,902            9,484          6,000(c)             66,386
                                               -----------    -------------     ----------       ---------------

   Total Liabilities                             3,767,787        1,172,935          6,000             4,946,722

SHAREHOLDERS' EQUITY
  Common Stock                                          87            3,371         (3,338)(d)               120
  Paid In Capital                                  137,396           44,579         (4,715)(a,d)         177,260
  Retained Earnings                                 88,907           43,051        (15,750)(a,b,c)       116,208
  Less Treasury Stock at Cost                       (7,149)          (4,513)         4,513(d)             (7,149)
  Less Employee Stock Ownership Plan Shares
      Purchased with Debt                           (2,574)               -              -                (2,574)
                                               -----------    -------------     ----------       ---------------
Total Shareholders' Equity                         216,667           86,488        (19,290)              283,865
                                               -----------    -------------     ----------       ---------------

TOTAL LIABILITIES AND SHARE-
  HOLDERS' EQUITY                              $ 3,984,454    $   1,259,423     $  (13,290)      $     5,230,587
                                               ===========    =============     ==========       ===============



         The pro forma combined  statement of condition has not been adjusted to
reflect  any  of  the  improvements  in  operating   efficiencies  that  Webster
anticipates may occur in the future due to the Merger with DS Bancor.

WEBSTER FINANCIAL CORPORATION
DS BANCOR, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
(Unaudited)


                                                                   Webster         DS Bancor           Pro Forma
                                                                (historical)      (historical)          Combined
                                                                ------------      ------------          --------

Interest Income:
  Loans and Segregated Assets                                 $     145,991       $    52,463      $     198,454
  Securities                                                         50,900            15,175             66,075
                                                              -------------       -----------      -------------
     Total Interest Income                                          196,891            67,638            264,529
Interest Expense:
  Interest on Deposits                                               85,424            34,149            119,573
  Interest on Borrowings                                             25,625             4,535             30,160
                                                              -------------       -----------      -------------
     Total Interest Expense                                         111,049            38,684            149,733
     Net Interest Income                                             85,842            28,954            114,796
Provision for Loan Losses                                             3,000             2,950              5,950
                                                              -------------       -----------      -------------
  Net Interest Income After Provision for Loan Losses                82,842            26,004            108,846
Noninterest Income:
  Fees and Service Charges                                           13,334             1,334             14,668
  Gain on Sale of Loans, Securities and Mortgaged-backed
     Securities, Net                                                  2,032               448              2,480
  Other Noninterest Income                                            2,743               852              3,595
                                                              -------------       -----------      -------------
    Total Noninterest Income                                         18,109             2,634             20,743
                                                              -------------       -----------      -------------
Noninterest Expenses:
  Salaries and Employee Benefits                                     33,389             8,436             41,825
  Occupancy Expense of Premises                                       7,010             1,492              8,502
  Furniture and Equipment Expenses                                    6,480               826              7,306
  Federal Deposit Insurance Premiums                                  1,580                 2              1,582
  Other Real Estate Owned Expenses and Provisions, Net                1,522             1,093              2,615
  Non-Recurring Expenses                                              5,230                 -              5,230
  Other Operating Expenses                                           18,037             5,413             23,450
                                                              -------------       -----------      -------------
    Total Noninterest Expenses                                       73,248            17,262             90,510
                                                              -------------       -----------      -------------
Income Before Income Taxes                                           27,703            11,376             39,079
Income Taxes                                                          9,876             4,449             14,325
                                                              -------------       -----------      -------------
Net Income:                                                          17,827             6,927             24,754
Preferred Stock Dividends                                               927                 -                927
                                                              -------------       -----------      -------------
Net Income Available to Common Shareholders                   $      16,900       $     6,927      $      23,827
                                                              =============       ===========      =============

Net Income Per Common Share:(e)
     Primary                                                  $        2.04       $     2.19       $        1.96
                                                              =============       ==========       =============
     Fully Diluted                                            $        1.92       $     2.16       $        1.88
                                                              =============       ==========       =============

     The pro forma combined statement of income has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Merger with DS Bancor.

WEBSTER FINANCIAL CORPORATION
DS BANCOR, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
(Unaudited)


                                                                   Webster         DS Bancor          Pro Forma
                                                                (historical)     (historical)          Combined
                                                                ------------     ------------          --------

Interest Income:
  Loans and Segregated Assets                                 $     115,540       $    47,911      $     163,451
  Securities                                                         46,250            16,008             62,258
                                                              -------------       -----------      -------------
     Total Interest Income                                          161,790            63,919            225,709
Interest Expense:
  Interest on Deposits                                               72,808            33,933            106,741
  Interest on Borrowings                                             23,386             3,852             27,238
                                                              -------------       -----------      -------------
     Total Interest Expense                                          96,194            37,785            133,979
     Net Interest Income                                             65,596            26,134             91,730
Provision for Loan Losses                                             1,395             1,825              3,220
                                                              -------------       -----------      -------------
  Net Interest Income After Provision for Loan Losses                64,201            24,309             88,510
Noninterest Income:
  Fees and Service Charges                                           10,590             1,158             11,748
  Gain on Sale of Loans, Securities and Mortgaged-backed
     Securities Net                                                   2,271               461              2,732
  Other Noninterest Income                                            2,496               730              3,226
                                                              -------------       -----------      -------------
    Total Noninterest Income                                         15,357             2,349             17,706
                                                              -------------       -----------      -------------
Noninterest Expenses:
  Salaries and Employee Benefits                                     27,884             7,865             35,749
  Occupancy Expense of Premises                                       4,513             1,318              5,831
  Furniture and Equipment Expenses                                    4,523               949              5,472
  Federal Deposit Insurance Premiums                                  3,272             1,338              4,610
  Other Real Estate Owned Expenses and Provisions, Net                3,392             1,400              4,792
  Other Operating Expenses                                           12,506             4,918             17,424
                                                              -------------       -----------      -------------
    Total Noninterest Expenses                                       56,090            17,788             73,878
                                                              -------------       -----------      -------------
Income Before Income Taxes                                           23,468             8,870             32,338
Income Taxes                                                          7,439             3,581             11,020
                                                              -------------       -----------      -------------
Net Income:                                                          16,029             5,289             21,318
Preferred Stock Dividends                                               972                 -                972
                                                              -------------       -----------      -------------
Net Income Available to Common Shareholders                   $      15,057       $     5,289      $      20,346
                                                              =============       ===========      =============

Net Income Per Common Share:(e)
     Primary                                                  $        2.19       $     1.71       $        1.92
                                                              =============       ==========       =============
     Fully Diluted                                            $        2.04       $     1.71       $        1.83
                                                              =============       ==========       =============


     The pro forma combined statement of income has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Merger with DS Bancor.

WEBSTER FINANCIAL CORPORATION
DS BANCOR, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1995
(Unaudited)


                                                                   Webster         DS Bancor           Pro Forma
                                                                (historical)      (historical)         Combined
                                                                ------------      ------------         --------

Interest Income:
   Loans and Segregated Assets                                $     154,488       $    65,148      $     219,636
   Securities                                                        64,323            21,441             85,764
                                                              -------------       -----------      -------------
     Total Interest Income                                          218,811            86,589            305,400
Interest Expense:
   Interest on Deposits                                              98,135            46,267            144,402
   Interest on Borrowings                                            33,398             5,308             38,706
                                                              -------------       -----------      -------------
     Total Interest Expense                                         131,533            51,575            183,108
     Net Interest Income                                             87,278            35,014            122,292
Provision for Loan Losses                                             3,100             2,525              5,625
                                                              -------------       -----------      -------------
   Net Interest Income After Provision for Loan Losses               84,178            32,489            116,667
Noninterest Income:
   Fees and Service Charges                                          14,131             1,513             15,644
   Gain on Sale of Loans, Securities and
     Mortgage-backed Securities, Net                                  4,289               979              5,268
   Other Noninterest Income                                           3,555             1,192              4,747
                                                              -------------       -----------      -------------
     Total Noninterest Income                                        21,975             3,684             25,659
                                                              -------------       -----------      -------------
Noninterest Expenses:
   Salaries and Employee Benefits                                    37,608            10,559             48,167
   Occupancy Expense of Premises                                      6,390             1,814              8,204
   Furniture and Equipment Expenses                                   5,999             1,363              7,362
   Federal Deposit Insurance Premiums                                 3,990             1,518              5,508
   Other Real Estate Owned Expenses and
     Provisions, Net                                                  4,025             1,776              5,801
   Non-Recurring Expenses                                             6,371                 -              6,371
   Other Operating Expenses                                          15,204             6,510             21,714
                                                              -------------       -----------      -------------
     Total Noninterest Expenses                                      79,587            23,540            103,127
                                                              -------------       -----------      -------------
Income Before Income Taxes                                           26,566            12,633             39,199
Income Taxes                                                          8,246             5,020             13,266
                                                              -------------       -----------      -------------
Net Income:                                                          18,320             7,613             25,933
Preferred Stock Dividends                                             1,296                 -              1,296
                                                              -------------       -----------      -------------
Net Income Available to Common Shareholders                   $      17,024       $     7,613      $      24,637
                                                              =============       ===========      =============

Net Income Per Common Share:(e)
     Primary                                                  $        2.44       $     2.46       $        2.30
                                                              =============       ==========       =============
     Fully Diluted                                            $        2.30       $     2.45       $        2.31
                                                              =============       ==========       =============


     The pro forma combined statement of income has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Merger with DS Bancor.

WEBSTER FINANCIAL CORPORATION
DS BANCOR, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1994
(Unaudited)


                                                                   Webster         DS Bancor           Pro Forma
                                                                (historical)     (historical)          Combined
                                                                ------------     ------------          --------
Interest Income:
   Loans and Segregated Assets                                $     139,648       $    56,802      $     196,450
   Securities                                                        51,172            20,480             71,652
                                                              -------------       -----------      -------------
     Total Interest Income                                          190,820            77,282            268,102
Interest Expense:
   Interest on Deposits                                              76,835            36,008            112,843
   Interest on Borrowings                                            21,629             6,810             28,439
                                                              -------------       -----------      -------------
     Total Interest Expense                                          98,464            42,818            141,282
     Net Interest Income                                             92,356            34,464            126,820
Provision for Loan Losses                                             3,155             2,325              5,480
                                                              -------------       -----------      -------------
   Net Interest Income After Provision for
     Loan Losses                                                     89,201            32,139            121,340
Noninterest Income:
   Fees and Service Charges                                          12,188             1,366             13,554
   Gain (Loss) on Sale of Loans, Securities and
     Mortgage-backed Securities, Net                                 (1,182)              648               (534)
   Other Noninterest Income                                           2,623             1,087              3,710
                                                              -------------       -----------      -------------
     Total Noninterest Income                                        13,629             3,101             16,730
                                                              -------------       -----------      -------------
Noninterest Expenses:
   Salaries and Employee Benefits                                    34,943            10,132             45,075
   Occupancy Expense of Premises                                      5,696             2,094              7,790
   Furniture and Equipment Expenses                                   5,976             1,039              7,015
   Federal Deposit Insurance Premiums                                 5,742             2,770              8,512
   Other Real Estate Owned Expenses and
     Provisions, Net                                                  6,949             2,904              9,853
   Non-Recurring Expenses                                             5,700                 -              5,700
   Other Operating Expenses                                          14,289             6,671             20,960
                                                              -------------       -----------      -------------
     Total Noninterest Expenses                                      79,295            25,610            104,905
                                                              -------------       -----------      -------------
Income Before Income Taxes                                           23,535             9,630             33,165
Income Taxes                                                          4,850             3,920              8,770
                                                              -------------       -----------      -------------
Net Income                                                           18,685             5,710             24,395
Preferred Stock Dividends                                             1,716                 -              1,716
                                                              -------------       -----------      -------------
Net Income Available to Common Shareholders                   $      16,969       $     5,710      $      22,679
                                                              =============       ===========      =============

Net Income Per Common Share:(e)
     Primary                                                  $        2.69       $     1.86       $        2.26
                                                              =============       ==========       =============
     Fully Diluted                                            $        2.44       $     1.86       $        2.15
                                                              =============       ==========       =============


     The pro forma combined statement of income has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Merger with DS Bancor.

WEBSTER FINANCIAL CORPORATION
DS BANCOR, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1993
(Unaudited)


                                                                   Webster         DS Bancor           Pro Forma
                                                                (historical)      (historical)         Combined
                                                                ------------      ------------         --------

Interest Income:
   Loans and Segregated Assets                                $     121,372       $    53,428      $     174,800
   Securities                                                        33,217            20,907             54,124
                                                              -------------       -----------      -------------
     Total Interest Income                                          154,589            74,335            228,924
Interest Expense:
   Interest on Deposits                                              68,687            37,599            106,286
   Interest on Borrowings                                            12,116             6,217             18,333
                                                              -------------       -----------      -------------
     Total Interest Expense                                          80,803            43,816            124,619
     Net Interest Income                                             73,786            30,519            104,305
Provision for Loan Losses                                             4,597             2,475              7,072
                                                              -------------       -----------      -------------
   Net Interest Income After Provision for Loan Losses               69,189            28,044             97,233
Noninterest Income:
   Fees and Service Charges                                           7,912             5,099             13,011
   Gain on Sale of Loans, Securities and Mortgage-backed
     Securities, Net                                                  1,880             1,256              3,136
   Other Noninterest Income                                             911               988              1,899
                                                              -------------       -----------      -------------
     Total Noninterest Income                                        10,703             7,343             18,046
                                                              -------------       -----------      -------------
Noninterest Expenses:
   Salaries and Employee Benefits                                    22,336             9,614             31,950
   Occupancy Expense of Premises                                      4,757             2,148              6,905
   Furniture and Equipment Expenses                                   4,066               907              4,973
   Federal Deposit Insurance Premiums                                 3,921             2,435              6,356
   Other Real Estate Owned Expenses and Provisions, Net               5,085             4,801              9,886
   Other Operating Expenses                                          14,832             7,208             22,040
                                                              -------------       -----------      -------------
     Total Noninterest Expenses                                      54,997            27,113             82,110
                                                              -------------       -----------      -------------
Income Before Income Taxes                                           24,895             8,274             33,169
Income Taxes                                                         10,595             3,348             13,943
                                                              -------------       -----------      -------------
Income Before Cumulative Change                                      14,300             4,926             19,226
Cumulative Change                                                     4,575             1,548              6,123
                                                              -------------       -----------      -------------
Net Income                                                           18,875             6,474             25,349
Preferred Stock Dividends                                             2,653                 -              2,653
                                                              -------------       -----------      -------------
Net Income Available to Common Shareholders                   $      16,222       $     6,474      $      22,696
                                                              =============       ===========      =============

Net Income Per Common Share: (e)
     Primary                                                  $        2.25       $     1.65       $        1.89
                                                              =============       ==========       =============
     Fully Diluted                                            $        2.04       $     1.63       $        1.79
                                                              =============       ==========       =============



     The pro forma combined statement of income has not been adjusted to reflect any of the improvements in operating efficiencies that Webster anticipates may occur in the future due to the Merger with DS Bancor.

NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS


(a) Represents the conversion to treasury stock and subsequent retirement of 130,500 shares of DS Bancor Common Stock owned by Webster.

(b) Represents the reversal of the tax effect of the gain on DS Bancor Common Stock currently owned by Webster.

(c) Represents the estimated merger costs that will be incurred by Webster and DS Bancor. These costs are not reflected in the Pro Forma Combined Statements of Income since these items do not have a continuing impact upon Webster. The following table summarizes the financial impact of the additional accruals as reflected in the Pro Forma Combined Statement of Financial Condition (in thousands):

         Credit Related:
                  Additions to allowances for loan losses
                  to conform to Webster credit policies                     $      5,650

         Merger Related Costs:
                  Compensation (severance and related costs)                       7,400
                  Data processing contract termination                             3,800
                  Writedown of fixed assets in preparation for sale                3,350
                  Transaction costs (including investment bankers,
                      attorneys and accountants)                                   2,000
                  Conversion and miscellaneous expenses                            3,300
                                                                                  ------
                      Total merger-related costs                                  19,850
                                                                                  ------
                      Total pre-tax adjustments                                   25,500
                  Income tax effect                                              (10,500)
                                                                                 -------
                         Net after tax adjustments                           $    15,000
                                                                                  ======

(d) Represents the elimination of DS Bancor's historical aggregate $1.00 per share par value of $3.4 million, the issuance of Webster Common Stock at the aggregate $0.01 per share par value of $33,000, the elimination of DS Bancor's treasury stock and the net effect on paid in capital.

(e) Pro Forma Combined Webster and DS Bancor Net Income per Common Share data have been determined based upon (i) the combined historical net income of Webster and DS Bancor and (ii) the combined historical weighted average common equivalent shares of Webster and DS Bancor. For purposes of this determination, DS Bancor's historical weighted average common shares outstanding were multiplied by an assumed 1.21127 Exchange Ratio. See "THE MERGER -- Exchange Ratio."

                           MARKET PRICES AND DIVIDENDS


WEBSTER COMMON STOCK

         The following sets forth the range of high and low sale prices of Webster Common Stock as reported on The Nasdaq National Market, as well as cash dividends paid during the periods indicated:


                                                   Market Price                        Cash
                                                   ------------                        ----
                                                High               Low            Dividends Paid
                                                ----               ---            --------------
Quarter Ended:
      March 31, 1994                         $22.25                $18.50              $0.13
      June 30, 1994                           24.75                 18.38               0.13
      September 30, 1994                      25.50                 22.50               0.13
      December 31, 1994                       23.50                 17.25               0.13

      March 31, 1995                          22.25                 18.00               0.16
      June 30, 1995                           26.00                 21.25               0.16
      September 30, 1995                      31.00                 23.00               0.16
      December 31, 1995                       29.50                 24.50               0.16

      March 31, 1996                          30.25                 27.50               0.16
      June 30, 1996                           29.25                 26.75               0.16
      September 30, 1996                      35.75                 28.00               0.18
      (through _________,1996)



         On October 7, 1996, the last trading day prior to the public announcement of the Merger, the closing price of Webster Common Stock on The Nasdaq National Market was $35.25. On _____________ __, 1996 (the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus), the closing price of Webster Common Stock on The Nasdaq National Market was $______.

DS BANCOR COMMON STOCK


                                                   Market Price                                Cash
                                                   ------------                                ----
                                               High              Low                      Dividends Paid
                                               ----              ---                      --------------
Quarter Ended:
      March 31, 1994                        $ 27.50             $ 21.25                        $ --
      June 30, 1994                           33.75               25.00                          --
      September 30, 1994                      30.50               25.75                          --
      December 31, 1994                       28.50               21.00                          --

      March 31, 1995                          27.50               21.75                          --
      June 30, 1995                           26.75               23.00                          --
      September 30, 1995                      29.13               25.25                          --
      December 31, 1995                       26.50               23.33                          --

      March 31, 1996                          33.50               24.75                         .06
      June 30, 1996                           36.75               28.75                         .06
      September 30, 1996                      38.50               32.31                         .06
      (through _________,1996)



         On October 7, 1996, the last trading day prior to the public announcement of the Merger, the closing price of DS Bancor Common Stock on The Nasdaq National Market was $38.38. On ____________ ___, 1996 (the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus), the closing price of DS Bancor Common Stock on The Nasdaq National Market was $-----.

         Shareholders are advised to obtain current market quotations for Webster Common Stock. It is expected that the market price of Webster Common Stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the date on which the Merger is consummated. Because the number of shares of Webster Common Stock to be received by DS Bancor shareholders in the Merger is not fixed, the Exchange Ratio for the number of shares of Webster Common Stock that the holders of DS Bancor Common Stock would receive in the Merger may increase or decrease prior to the Merger.

                    DESCRIPTION OF WEBSTER CAPITAL STOCK AND
                        COMPARISON OF SHAREHOLDER RIGHTS

         Set forth below is a description of Webster's capital stock, as well as a summary of the material differences between the rights of holders of DS Bancor Common Stock and their prospective rights as holders of Webster Common Stock. If the Merger Agreement is approved and adopted and the Merger consummated, the holders of DS Bancor Common Stock will become holders of Webster Common Stock. As a result, Webster's Restated Certificate of Incorporation and Bylaws, and the applicable provisions of Delaware law, will govern the rights of current shareholders of DS Bancor Common Stock. The rights of those shareholders are currently governed by the Amended and Restated Certificate of Incorporation and Bylaws of DS Bancor, and the applicable provisions of Delaware law.

         The following comparison is based on the current terms of the governing documents of Webster and DS Bancor and on the provisions of Delaware law, which is applicable to both Webster and DS Bancor. The discussion is intended to highlight important similarities and differences between the rights of holders of Webster Common Stock and DS Bancor Common Stock.

WEBSTER COMMON STOCK

         Webster is authorized to issue 14,000,000 shares of Webster Common Stock and, if the amendment to approve the increase in the authorized number of shares of Webster Common Stock is approved by shareholders at the Webster Meeting, Webster will be authorized to issue a total of 30,000,000 shares of Webster Common Stock. As of the Webster Record Date, _____ shares of Webster Common Stock were issued and outstanding and after giving effect to the conversion of the outstanding Series B Stock of Webster described below, there would be ______________ additional shares of Webster Common Stock, or a total of ______________ shares of Webster Common Stock then outstanding. Webster has outstanding stock options granted to directors, officers and other employees for ______________ shares of Webster Common Stock. Webster has issued a warrant to Fleet Financial Group, Inc. for 300,000 shares of Webster Common Stock. Each share of Webster Common Stock has the same relative rights and is identical in all respects to each other share of Webster Common Stock. The Webster Common Stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

         Holders of Webster Common Stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. Holders of Webster Common Stock do not have the right to cumulate their votes for the election of directors, and they have no pre-emptive or conversion rights with respect to any shares that may be issued. Webster Common Stock is not subject to additional calls or assessments by Webster, and all shares of Webster Common Stock currently outstanding are fully paid and nonassessable.

         Holders of Webster Common Stock are entitled to receive dividends when and as declared by the Board of Directors of Webster out of assets legally available for distribution. No dividends or other distributions may be declared or paid on Webster Common Stock, however, unless all accumulated dividends have been paid concurrently on the Series B Stock or any other class of stock having preference over the Webster Common Stock. In addition, as described below, the Indenture (as defined below) for the Senior Notes places certain restrictions on Webster's ability to pay dividends on Webster Common Stock. See "-- Senior Notes."

         In the unlikely event of any liquidation or dissolution of Webster, the holders of Webster Common Stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Webster and after payment of the liquidation preferences of all outstanding shares of preferred stock, all remaining assets of Webster available for distribution, in cash or in kind.

SERIES B STOCK

         Webster's Restated Certificate of Incorporation authorizes its Board of Directors, without further shareholder approval, to issue up to 3,000,000 shares of serial preferred stock for any proper corporate purpose. In approving any issuance of serial preferred stock, the Board of Directors has broad authority to determine the rights and preferences of the serial preferred stock, which may be issued in one or more series. These rights and preferences may include voting, dividend, conversion and liquidation rights that may be senior to the Webster Common Stock.

         Of the 3,000,000 authorized shares of serial preferred stock, __________ shares of Series B Stock were outstanding on the Webster Record Date. The Series B Stock ranks prior to the Webster Common Stock with respect to dividends and amounts distributable upon liquidation. The Series B Stock is entitled to receive, when declared by the Board of Directors out of funds of Webster legally available therefor, cumulative quarterly cash dividends at an annual rate of 7 1/2%. Unless full cumulative dividends on the Series B Stock have been paid, dividends (other than in Webster Common Stock) may not be paid or declared upon the Webster Common Stock. Upon any liquidation of Webster, the holders of the Series B Stock will be entitled to receive out of the assets of Webster available for distribution to its shareholders before any distribution is made to holders of the Webster Common Stock an amount equal to $100 per share, plus an amount equal to all dividends accumulated and unpaid on the Series B Stock to the date of final distribution.

         Except as indicated below or as required by law, holders of the Series B Stock have no voting rights. If at any time six quarterly dividends payable on the Series B Stock are accrued and unpaid, the number of directors of Webster is required to be increased by two and the holders of all the Series B Stock, voting as a single class, will be entitled to elect two additional directors until all dividends accumulated on the Series B Stock have been paid in full. In addition, without the vote or consent of the holders of at least two-thirds of the Series B Stock then outstanding, Webster may not (i) amend, alter or repeal any of the provisions of its certificate of incorporation or certificate of designation so as to affect adversely the preference or power of the Series B Stock; (ii) authorize any reclassification of the Series B Stock; or (iii) issue any shares of any class or series of stock of Webster ranking prior to the shares of the Series B Stock as to dividends or upon liquidation, or reclassify any authorized stock of Webster into any such prior shares or issue any obligation or security convertible into or evidencing the right to purchase any such prior shares. Accordingly, the voting rights of the holders of Series B Stock could under certain circumstances operate to restrict the flexibility which Webster would otherwise have in connection with any future issuances of equity securities or changes to its capital structure.

         The Series B Stock is not subject to any mandatory redemption at the election of the holder or sinking fund provision. The Series B Stock may be redeemed for cash at the option of Webster, in whole or in part, at any time on or after January 15, 1997, on at least 15 days notice, at the applicable redemption price, plus accumulated and unpaid dividends. The redemption price initially will be $104.50 per share effective as of January 15, 1997 and will decline to $100.00 after January 15, 2003. Holders of Series B Stock have the right, at their option, at any time to convert the Series B Stock into a number of fully paid and nonassessable shares of Webster Common Stock equal to $100.00 for each share surrendered for conversion divided by the conversion price, subject to certain exceptions following a notice of redemption by Webster.

SERIES A STOCK

         Webster's Series A Stock was issued in connection with the First Constitution acquisition. See "RISK FACTORS -- Growth through Acquisitions." All of the shares of Series A Stock that were authorized and issued have been redeemed.

SERIES C STOCK

         Webster's Series C Stock was authorized in connection with a Stockholders' Rights Plan, which was adopted in January 1996. Webster adopted the Stockholders' Rights Plan to protect shareholders in the event of an inadequate takeover offer or to deter coercive or unfair takeover tactics. Each right entities a holder to purchase 1/1,000th of a share of Series C Stock upon the occurrence of certain specified events. As of the date of this Joint Proxy Statement/Prospectus, no shares of Series C Stock have been issued.

SENIOR NOTES

         The 8 3/4% Senior Notes due 2000 were issued by Webster in an aggregate principal amount of $40,000,000 pursuant to an Indenture (the "Indenture"), dated as of June 15, 1993, between Webster and Chemical Bank, as trustee (the "Trustee"). Certain provisions of the Indenture are summarized below because of their impact on the Webster Common Stock. The Senior Notes bear interest at 8 3/4% payable semi-annually on each June 30 and December 30 until maturity on June 30, 2000. The Senior Notes are unsecured general obligations only of Webster and not of its subsidiaries. The Senior Notes may not be redeemed by Webster prior to maturity. This provision is not expected to have an anti-takeover effect, since the Notes would be assumed by any acquirer of Webster. The Indenture contains covenants that limit Webster's ability at the holding company level to incur additional Funded Indebtedness (defined below), to make Restricted Distributions (defined below), to engage in certain dispositions affecting Webster Bank or its voting stock, to create certain liens upon Webster's assets at the holding company level (including a negative pledge clause), and to engage in mergers, consolidations, or a sale of substantially all of Webster's assets unless certain conditions are satisfied. The Indenture also requires that Webster maintain a specified level of liquid assets at the holding company level.

         Restrictions on Additional Indebtedness. The Indenture limits the amount of Funded Indebtedness which Webster may incur or guarantee at the holding company level. Funded Indebtedness includes any obligation of Webster with a maturity in excess of one year for borrowed money, for the deferred purchase price of property or services, for capital lease payments, or related to the guarantee of such obligations. Webster may not incur or guarantee any Funded Indebtedness if, immediately after giving effect thereto, the amount of Funded Indebtedness of Webster at the holding company level, including the Senior Notes, would be greater than 90% of Webster's consolidated net worth. As of September 30, 1996, Webster's consolidated net worth was $216.7 million and it had $42.5 million of Funded Indebtedness.

         Restricted Distributions. Under the Indenture, Webster may not, directly or indirectly, make any Restricted Distribution, except in capital stock of Webster, if, at the time or after giving effect thereto: (a) an event of default shall have occurred and be continuing under the Indenture; (b) Webster Bank would fail to meet any of the applicable minimum capital requirements under OTS regulations; (c) Webster would fail to maintain sufficient liquid assets to comply with the terms of the covenant described under "Liquidity Maintenance" below; or (d) the aggregate amount of all Restricted Distributions subsequent to March 31, 1993 would exceed the sum of
(i) $5 million, plus (ii) 75% of Webster's aggregate consolidated net income (or if such aggregate consolidated net income shall be a deficit, minus 100% of such deficit) accrued on a cumulative basis in the period commencing on June 30, 1993 and ending on the last day of the fiscal quarter immediately preceding the date of the Restricted Distribution, and plus (iii) 100% of the net proceeds received by Webster from any capital stock issued by Webster (other than to a subsidiary) subsequent to March 31, 1993. As of September 30, 1996, Webster had the ability to pay $107.3 million in Restricted Distributions.

         Restricted Distribution means: (a) any dividend, distribution or other payment (except for dividends, distributions or payments payable in capital stock or dividends on the Series B Stock) on the capital stock of Webster or any subsidiary (other than a wholly owned subsidiary); (b) any payment to purchase, redeem, acquire or retire any capital stock of Webster (other than the Series

A Stock, which was previously redeemed), the capital stock of any subsidiary (other than a wholly-owned subsidiary); and (c) any payment by Webster of principal (whether a prepayment, redemption or at maturity) of, or to acquire, any indebtedness for borrowed money issued or guaranteed by Webster (other than the Senior Notes or pursuant to a guarantee by Webster of any borrowing by any employee stock ownership plan established by Webster or a wholly owned subsidiary), except that any such payment of, or to acquire, any such indebtedness for borrowed money that is not subordinated to the Senior Notes will not constitute a Restricted Distribution, if such indebtedness was issued or guaranteed by Webster at a time when the Senior Notes were rated in the same or higher rating category as the rating assigned to the Senior Notes by Standard & Poor's ("S&P") at the time the Senior Notes were issued.

         Liquidity Maintenance. The Indenture requires that Webster maintain at all times, on an unconsolidated basis, liquid assets in an amount equal to or greater than 150% of the aggregate interest expense on the Senior Notes and all other indebtedness for borrowed money of Webster for 12 full calendar months immediately following each determination date under the Indenture, provided that Webster will not be required to maintain such liquid assets once the Senior Notes have been rated "BBB-" or higher by S&P for six calendar months and remain rated in such category.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

         General. Certain provisions included in Webster's Restated Certificate of Incorporation and Bylaws may serve to entrench current management and to prevent a change in control of Webster even if desired by a majority of shareholders. These provisions are designed to encourage potential acquirers to negotiate directly with the Board of Directors of Webster and to discourage other takeover attempts. The following discussion is a general summary of certain provisions of Webster's Restated Certificate of Incorporation and Bylaws, and a comparison of those provisions to similar types of provisions in DS Bancor's Amended and Restated Certificate of Incorporation and Bylaws. The discussion is necessarily general and, with respect to provisions contained in Webster's Certificate of Incorporation and Bylaws, reference should be made to the document in question, each of which is an exhibit to Webster's registration statement.

         Directors. Certain provisions of Webster's Restated Certificate of Incorporation and Bylaws will impede changes in majority control of Webster's Board of Directors. The Restated Certificate of Incorporation provides that the Board of Directors will be divided into three classes, with directors in each class elected for three-year staggered terms. The Bylaws provide that the size of the Board of Directors, within the seven to 15 range specified in the Restated Certificate of Incorporation, may be increased or decreased only by a two-thirds vote of the Board of Directors and by a vote of two-thirds of the shares eligible to be voted at a duly constituted meeting of shareholders called for such purpose. The Restated Certificate of Incorporation provides that a vacancy occurring in the Board of Directors, including a vacancy created by any increase in the number of directors, may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The Bylaws also impose certain restrictions on the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

         Webster's Restated Certificate of Incorporation provides that a director may be removed only for cause and then only by the affirmative vote of two-thirds of the total shares eligible to vote at a duly constituted meeting of the shareholders called expressly for that purpose. The Restated Certificate of Incorporation also provides that 30 days' written notice must be provided to any director or directors whose removal is to be considered at a shareholders' meeting called for such purpose.

         The provisions of DS Bancor's Amended and Restated Certificate of Incorporation and Bylaws with regard to directors are substantially identical as those of Webster's, except that the range as to the number of directors is nine to 16 in DS Bancor's Amended and Restated Certificate of Incorporation.

         Call of Special Meetings. Webster's Restated Certificate of Incorporation contains a provision which provides that a special meeting of shareholders may be called at any time but only by the chairman of the board or the president of Webster or by its Board of Directors. Shareholders are not authorized to call a special meeting. DS Bancor's Amended and Restated Certificate of Incorporation is the same as to special meetings.

         Cumulative Voting. The certificates of incorporation of both Webster and DS Bancor deny cumulative voting rights in the election of directors.

         Authorized and Outstanding Common Stock. See "-- Webster Common Stock" as to authorized and currently outstanding shares of Webster Common Stock. DS Bancor has 6,000,000 authorized shares of common stock, par value $1.00 per share, of which __________ shares were outstanding as of the DS Bancor Record Date. In addition, as of the DS Bancor Record Date, DS Bancor had outstanding stock options granted to directors, officers and other employees for ______ shares of DS Bancor Common Stock, plus the Option for 564,296 shares of DS Bancor Common Stock granted to Webster in connection with the Merger.

         Authorized and Outstanding Serial Preferred Stock. See "-- Series B Stock," "-- Series A Stock" and "-- Series C Stock" as to the authorized and currently outstanding shares of serial preferred stock of Webster. DS Bancor's Amended and Restated Certificate of Incorporation authorizes 2,000,000 shares of serial preferred stock, no par value, of which no shares have been issued and are outstanding.

         Approvals for Acquisitions of Control. Webster's Restated Certificate of Incorporation prohibits any person (whether an individual, company or group acting in concert) from acquiring beneficial ownership of 10% or more of Webster's voting stock, unless the acquisition has received the prior approvals of two-thirds of Webster's outstanding voting shares and of all required federal regulatory authorities. Furthermore, no person may make an offer to acquire 10% or more of Webster's voting stock without obtaining prior approval of the offer by a two-thirds vote of Webster's Board of Directors or, alternatively, before the offer is made, obtaining approval of the acquisition from the OTS. These provisions do not apply to the purchase of shares by underwriters in connection with a public offering, and the provisions remain effective only so long as an insured institution is a majority-owned subsidiary of Webster. Shares acquired in excess of these limitations are not entitled to vote or take other shareholder action or be counted in determining the total number of outstanding shares of voting stock in connection with any matter involving shareholder action. These excess shares are also subject to transfer to a trustee, selected by Webster, for the sale on the open market or otherwise, with the expenses of the trustee to be paid out of the proceeds of such sale. These limitations on offers and purchases do not apply to the employee stock ownership plan or other employee benefits plans of Webster.

         DS Bancor's Amended and Restated Certificate of Incorporation contains substantially identical provisions as to approvals for acquisition of control of DS Bancor, except that specified state and federal regulatory approvals are required.

         Procedures for Certain Business Combinations. Webster's Restated Certificate of Incorporation requires that certain business combinations between Webster (or any majority-owned subsidiary thereof) and a 10% or more shareholder or its affiliates (collectively, the "Interested Shareholder") either (i) be approved by at least 80% of the total number of outstanding voting shares of Webster, or (ii) be approved by two-thirds of Webster's continuing Board of Directors (persons serving prior to the Interested Shareholder becoming such) or involve consideration per share generally equal to that paid by the Interested Shareholder when it acquired its block of stock. The types of business combinations with an Interested Shareholder covered by this provision include: mergers, consolidations and stock exchanges; a sale, lease, exchange, mortgage, pledge or other transfer of assets other than in the usual and regular course of business; an issuance by Webster of its equity securities having a market value in excess of 5% of aggregate market value of its outstanding shares; the adoption of any plan of liquidation of Webster or any subsidiary proposed by an Interested Shareholder; and any reclassification of securities or recapitalization of Webster which has the effect of increasing the proportionate equity ownership interest of the Interested Shareholder. DS Bancor's Amended and Restated Certificate of Incorporation contains a substantially identical provision as to business combinations.

         Anti-Greenmail. Webster's Restated Certificate of Incorporation requires approval by a majority of the outstanding voting stock before Webster may directly or indirectly purchase or otherwise acquire any voting stock beneficially owned by a holder of 5% percent or more of Webster's voting stock, if such holder has owned the shares for less than two years. Any shares beneficially held by such person would be excluded in calculating majority shareholder approval. This provision would not apply to a pro rata offer made by Webster to all of its shareholders in compliance with the Exchange Act and the rules and regulations thereunder or a purchase of voting stock by Webster if the Board of Directors has determined that the purchase price per share does not exceed the fair market value of such voting stock. DS Bancor's Amended and Restated Certificate of Incorporation contains a similar provision.

         Criteria for Evaluating Offers. Webster's Restated Certificate of Incorporation provides that the Board of Directors, when evaluating any acquisition offers, shall give due consideration to all relevant factors, including, without limitation, the economic effects of acceptance of the offer on depositors, borrowers and employees of its insured institution subsidiaries and on the communities in which such subsidiaries operate or are located, as well as on the ability of such subsidiaries to fulfill the objectives of insured institutions under applicable federal statutes and regulations. DS Bancor's Amended and Restated Certificate of Incorporation contains a substantially identical provision as to Derby.

         Amendment to Certificate of Incorporation and Bylaws. Amendments to Webster's Restated Certificate of Incorporation must be approved by a two-thirds vote of Webster's Board of Directors and also by a majority of the outstanding shares of Webster's voting stock; provided, however, that approval by two-thirds of the outstanding voting stock is generally required for certain provisions. In addition, the provisions regarding certain business combinations may be amended only by the same "80 percent" shareholder vote required to approve a business combination with a 10% shareholder. Webster's Bylaws may be amended by a two-thirds vote of the Board of Directors or a two-thirds vote of the total shares eligible to be voted at a duly constituted meeting of shareholders. Amendments to DS Bancor's Amended and Restated Certificate of Incorporation and Bylaws are subject to substantially identical provisions as those of Webster's.

Applicable Law

         The following discussion is a general summary of certain provisions of Delaware, Connecticut and federal statutory and regulatory provisions that may be deemed to have an "anti-takeover" effect.

         Delaware Takeover Statute. Section 203 of the Delaware General Corporation Law (the "Delaware Takeover Statute") applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system, or held of record by 2,000 or more persons, and restricts transactions which may be entered into by such a corporation and certain of its shareholders. The Delaware Takeover Statute provides, in essence, that a shareholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Person") but less than 85% of such shares may not engage in certain "Business Combinations" (as defined) with the corporation for a period of three years subsequent to the date on which the shareholder became an Interested Person unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the shareholder became an Interested Person or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Person.

         The Delaware Takeover Statute defines the term "Business Combination" to include a wide variety of transactions with or caused by an Interested Person in which the Interested Person receives or could receive a benefit on other than a pro rata basis with other shareholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Person, transactions with the corporation which increase the proportionate interest of the Interested Person or transactions in which the Interested Person receives certain other benefits.

         Connecticut Regulatory Restrictions on Acquisitions of Stock. Connecticut banking statutes prohibit any person from directly or indirectly offering to acquire or acquiring voting stock of a Connecticut-chartered savings bank (such as Derby), a federal savings bank having its principal office in Connecticut (such as Webster Bank) or a holding company of any such entity (such as Webster or DS Bancor), that would result in such person becoming, directly or indirectly, the beneficial owner of more than 10% of any class of voting stock of such entity unless such person had previously filed an acquisition statement with the Connecticut Commissioner and such offer or acquisition has not been disapproved by the Connecticut Commissioner.

         Federal Law. Federal law provides that, subject to certain exemptions, no person acting directly or indirectly or through or in concert with one or more other persons may acquire "control" of an insured institution or holding company thereof, without giving at least 60 days prior written notice providing specified information to the appropriate federal banking agency (i.e., the OTS in the case of Webster and Webster Bank and the FDIC in the case of DS Bancor and Derby). "Control" is defined for this purpose as the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25 percent or more of any class of voting securities of an insured institution. Control is presumed to exist where the acquiring party has voting control of at least 10 percent of any class of the institution's voting securities which is registered under Section 12 of the Exchange Act and is actively traded. The term "actively traded" is defined in the regulation to mean securities that are either listed on a securities exchange or quoted on The Nasdaq National Market. The OTS or FDIC may prohibit the acquisition of control if it finds, among other things, that (i) the acquisition would result in a monopoly or substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or (iii) the competence, experience or integrity of any acquiring person or any of the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

                  ADJOURNMENT OF DS BANCOR AND WEBSTER MEETINGS

         The holders of DS Bancor Common Stock will be asked to approve, if necessary, the adjournment of the DS Bancor Meeting to solicit further votes in favor of the Merger Agreement. The proxies of DS Bancor shareholders voting against the Merger Agreement may not be used by management to vote in favor of an adjournment pursuant to its discretionary authority.

         The holders of Webster Common Stock will be asked to approve, if necessary, the adjournment of the Webster Meeting to solicit further votes in favor of the issuance of additional Webster Common Stock in connection with the Merger Agreement. The proxies of Webster shareholders voting against the issuance may not be used to vote in favor of an adjournment pursuant to its discretionary authority.

                              SHAREHOLDER PROPOSALS

         Any proposal which a Webster stockholder wishes to have included in the proxy materials of Webster with respect to Webster's 1997 Annual Meeting must be received by Webster at Webster's principal executive offices at Webster Plaza, Waterbury, Connecticut 06702 no later than November 24, 1996.

         If the Merger Agreement is approved and adopted and the Merger is consummated, there will not be an annual meeting of DS Bancor's shareholders in 1997. However, if the merger is not consummated, DS Bancor anticipates that its 1997 annual meeting will be held in April, 1997. Therefore, any proposal intended to be presented by a DS Bancor shareholder for inclusion in DS Bancor's proxy statement for its 1997 annual meeting must be received by DS Bancor at its principal executive office no later than November 29, 1996.

                                  OTHER MATTERS

         It is not expected that any matters other than those described in this Joint Proxy Statement/Prospectus will be brought before the DS Bancor Meeting or the Webster Meeting. If any other matters are presented, however, it is the intention of the persons named in the DS Bancor proxy and the Webster proxy to vote such proxy in accordance with the determination of a majority of the Board of Directors of DS Bancor and Webster, respectively, including, without limitation, a motion to adjourn or postpone the DS Bancor Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement or otherwise and a motion to adjourn or postpone the Webster Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the issuance of additional Webster Common Stock in connection with the Merger Agreement or otherwise.


                                     EXPERTS

         The consolidated financial statements of Webster at December 31, 1995 and 1994, and for each of the years in the three year period ended December 31, 1995, incorporated by reference into the Registration Statement, have been so incorporated in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing. The report refers to the fact that Webster changed its method of accounting for mortgage servicing rights in 1995 and income taxes in 1993.

         The consolidated financial statements of DS Bancor at December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference into this Joint Proxy Statement/Prospectus, have been so incorporated in reliance upon the report of Friedberg, Smith & Co., P.C., independent certified public accountants, incorporated herein by reference and upon the authority of that firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         The validity of the Webster Common Stock to be issued in the Merger has been passed upon by Hogan & Hartson L.L.P., Washington, D.C. Fried, Frank, Harris, Shriver & Jacobson and Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. have passed upon certain tax matters in connection with the Merger.

                                                                      APPENDIX A


                                 October 7, 1996




The Board of Directors of
DS Bancor, Inc.
33 Elizabeth Street
Derby, CT  06418


Dear Lady and Gentlemen:

                  You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by shareholders of DS Bancor, Inc. (the "Company") from Webster Financial Corporation ("Webster") pursuant to the Agreement and Plan of Merger among Webster Financial Corporation, Webster Acquisition Corp., and DS Bancor, Inc. dated as of October 7, 1996 (the "Agreement"). Pursuant to the Agreement, each share of Common Stock, par value $1.00 per share, of DS Bancor ("DS Bancor Common Stock") shall be converted into and exchangeable for that number of shares of Webster Common Stock, par value $0.01 per share ("Webster Common Stock") determined by dividing $43.00 by the Base Period Trading Price (as defined in the Agreement) (the "Exchange Ratio"), provided, however, if the Base Period Trading Price shall be greater than $38.50, the Exchange Ratio shall be 1.11688; provided, further, however, if the Base Period Trading Price shall be less than $31.50, the Exchange Ratio shall be 1.36508; provided, further, if the Base Period Trading Price shall be less than $28.00, the Agreement may be terminated by the Company unless Webster elects that the Exchange Ratio shall be equal to the number resulting from dividing $38.22 by the Base Period Trading Price (the "Merger Consideration").

                  Alex.  Brown & Sons  Incorporated,  as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the transactions described above and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the DS Bancor, Inc. transaction contemplated by the Agreement. Alex. Brown & Sons Incorporated regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry.

                  In connection with this opinion, we have reviewed certain publicly available financial information concerning the Company and Webster and certain internal financial analyses and other information furnished to us by the Company and Webster. We have also held discussions with members of the senior management of the Company and Webster regarding the business and prospects of the Company and Webster, respectively. In addition, we have (i) reviewed the reported price and trading activity for DS Bancor Common Stock and Webster Common Stock, (ii) compared

DS Bancor, Inc.
October 7, 1996
Page 2



certain financial and stock market information for the Company and Webster, respectively, with similar information for certain comparable companies whose securities are publicly traded, (iii) reviewed the Agreement and compared the financial terms of the Agreement with those of certain recent business combinations of other savings banks and commercial banks which we deemed comparable in whole or in part and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

                  We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of the Company and Webster, we have assumed that such information reflects the best currently available estimates and judgments of the managements of the Company and Webster, respectively, as to the likely future financial performance of the Company and Webster. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of the Company or Webster, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

                  Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the holders of DS Bancor Common Stock.

                               Very truly yours,


                               ALEX. BROWN & SONS INCORPORATED



                               By: /s/ Alex. Brown & Sons Incorporated
                                   -----------------------------------
                                        Donald W. Delson
                                        Managing Director

                                                                      APPENDIX B


                                 October 6, 1996



Board of Directors
Webster Financial Corporation
Webster Plaza, 145 Bank Street
Waterbury, CT  06720

Members of the Board:

         Webster Financial Corporation (the "Company") and DS Bancor, Inc. (the "Subject Company") propose to enter into an agreement dated as of October 7, 1996 (the "Agreement"), pursuant to which the Subject Company will be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of the Subject Company's common stock (the "Subject Company Shares") will be converted, as more fully described in the Agreement, into the right to receive a number of shares of common stock of the Company ("Company Shares") equal to the Exchange Ratio (as determined pursuant to the Agreement). The terms and conditions of the Merger are more fully set forth in the Agreement and certain related agreements.

         You have asked us whether, in our opinion, the Exchange Ratio is fair to the Company from a financial point of view.

         In arriving at the opinion set forth below, we have, among other things:

         (1) Reviewed the Company's Annual Reports to Shareholders, the Company's Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1995 and the Company's Quarterly Reports on Form 10-Q and related unaudited financial information for each of the three months ended June 30, 1996 and March 31, 1996;

         (2) Reviewed the Subject Company's Annual Reports to Shareholders, the Subject Company's Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1995 and the Company's Quarterly Reports on Form 10-Q and related unaudited financial information for each of the three months ended June 30, 1996 and March 31, 1996;

         (3) Reviewed certain limited financial information, including financial forecasts and assumptions regarding projected cost savings resulting from the Merger, relating to the respective financial condition, businesses, earnings, assets and prospects of the Company and the Subject Company relating to the future financial performance of the Company following the Merger, furnished to us by senior management of the Company and of the Subject Company;

         (4) Conducted certain limited discussions with members of senior management of the Company and of the Subject Company concerning the respective financial condition, businesses, earnings, assets and prospects of the Company and the Subject Company and their respective view as to the future financial performance of the Company, the Subject Company and the combined entity, as the case may be, following the Merger;

         (5) Reviewed the historical market prices and trading activity for the Subject Company Shares and the Company Shares and compared them, respectively, with those of certain publicly traded companies which we deemed to be relevant;

         (6) Compared the respective results of operations of the Company and the Subject Company with those of certain publicly traded companies which we deemed to be relevant;

         (7) Compared the financial terms of the Merger contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

         (8) Reviewed the amount and timing of the projected cost savings for the Subject Company and the Company following the Merger as prepared, and discussed with us, by senior management of the Company and the Subject Company;

         (9) Considered, based upon information provided by the senior management of the Company and the Subject Company, the pro forma effects of the Merger on the Company's capitalization ratios and projected earnings, book and tangible book value per share;

         (10)     Reviewed a October 4, 1996 draft of the Agreement; and

         (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary to the rendering of this opinion.

         In preparing our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to us for purposes of this opinion, and we have not independently verified such information or undertaken an independent evaluation or appraisal of the assets or liabilities of the Company or the Subject Company nor have we been furnished any such evaluation or appraisal. We are not experts in the evaluation of allowance for loan losses, and we have not made an independent evaluation of the adequacy of the allowances for loan losses of the Company or the Subject Company nor have we reviewed any individual credit files, and we have assumed that the aggregate allowance for loan losses of the Company and the Subject Company is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We have also assumed and relied upon the senior management of the Company referred to above as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefore) provided to, and discussed with, us by the Company and the
Subject Company. In that regard, we have assumed with your consent that such information, including, without limitation, financial forecasts, projected cost savings and operating synergies resulting from the Merger and projections regarding underperforming and nonperforming assets, net charge-offs, and adequacy of reserves, reflect the best currently available estimates and judgment of the senior management of the Company and the Subject Company as to the expected future financial performance of the Company, the Subject Company, and the combined entity, as the case may be. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

         Our opinion has been rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approvals for the merger.

         We have been retained by the Board of Directors of the Company as an independent contractor to act as financial advisor to the Company with respect to the Merger and will receive a fee for our services. We have within the past two years provided financial advisory, investment banking and other services to the Company and received customary fees for the rendering of such services. In addition, in the ordinary course of our securities business, we may actively trade debt and/or equity securities of the Company and the Subject Company and their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

         Our opinion is directed to the Board of Directors of the Company and does not constitute, nor shall it be deemed to constitute, a recommendation to any stockholder of the Company as to how such stockholder should vote at any stockholder meeting of the Company that may be held in connection with the Merger. This opinion is directed only to the Exchange Ratio.

         On the basis of, and subject to the foregoing, we are of the opinion that the Exchange Ratio, taken as a whole, is fair to the Company from a financial point of view.

                               Very truly yours,

                               MERRILL LYNCH, PIERCE, FENNER
                                        & SMITH INCORPORATED


                               By:      /s/ Michael F. Barry
                                   ----------------------------

                               Director - Merrill Lynch & Co.
                               Investment Banking Group

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability that they may incur in their capacity as such.
Section 145 of the Delaware  General  Corporation Law, which is filed as Exhibit
99.1 to this Registration Statement, is incorporated herein by reference.

         Article Nine of the Registrant's By-laws, entitled "Indemnification," provides for indemnification of the Registrant's directors, officers, employees and agents under certain circumstances. Article Nine of the Registrant's By-laws, which are filed as Exhibit 4.1 to this Registration Statement, is incorporated herein by reference.

         The Registrant also has the power to purchase and maintain insurance on behalf of its directors and officers. The Registrant has in effect a policy of liability insurance covering its directors and officers, the effect of which is to reimburse the directors and officers of the Registrant against certain damages and expenses resulting from certain claims made against them caused by their negligent act, error or omission.

         The foregoing indemnity and insurance provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules.

     (a)  Exhibits.

     2.1 Agreement and Plan of Merger, dated as of October 7, 1996, among the Registrant, Webster Acquisition Corp. and DS Bancor, Inc. ("DS Bancor").

     2.2 Option Agreement, dated as of October 7, 1996, between DS Bancor and the Registrant.

     2.3 Stockholder Agreement, dated as of October 7, 1996, by and among the Registrant and the stockholders of DS Bancor identified therein.

     4.1 Bylaws of the Registrant, as amended to date (incorporated herein by reference to Exhibit 3.5 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).

     5 Opinion of Hogan & Hartson L.L.P. as to the validity of the securities registered hereunder, including the consent of that firm.

     8.1 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to certain tax matters.*

     8.2 Opinion of Fried, Frank, Harris, Shriver & Jacobson as to certain tax matters.*

     23.1 Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5).

     23.2 Consent of Mintz,  Levin,  Cohn,  Ferris,  Glovsky  and  Popeo,  P.C.*

     23.3 Consent of Fried, Frank, Harris,  Shriver & Jacobson.*

     23.4 Consent of KPMG Peat Marwick LLP.

     23.5 Consent of Friedberg, Smith & Co., P.C.

     23.6 Consent of Alex. Brown & Sons Incorporated.

     23.7 Consent of Merrill Lynch & Co.*

     99.1 Section 145 of the Delaware General Corporation Law.

     99.2 Form of Webster proxy card.

     99.3 Form of DS Bancor proxy card.
----------
*    To be filed by amendment

Item 22. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (ss.
          230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undertaking concerning indemnification is included as part of the response to Item 20.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut, on the 8th day of November, 1996.

                                             WEBSTER FINANCIAL CORPORATION


                                             By:  /s/ James C. Smith
                                                  ----------------------------
                                                  James C. Smith
                                                  Chairman and
                                                  Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below appoints James C. Smith or John V. Brennan, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution for him and in his name, place and stead, in any and all capacities to sign any amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 8th day of November, 1996.

Signature                                               Title
---------                                               -----


/s/ James C. Smith                       Chairman and Chief Executive Officer
--------------------------------------    (Principal Executive Officer)
James C. Smith

/s/ John V. Brennan                      Executive Vice President, Chief
--------------------------------------    Financial Officer and Treasurer
John V. Brennan                           (Principal Financial Officer)


/s/ Peter J. Swiatek                     Controller
--------------------------------------    (Principal Accounting Officer)
Peter J. Swiatek


/s/ Joel S. Becker                       Director
--------------------------------------
Joel S. Becker


/s/ O. Joseph Bizzozero, Jr.             Director
--------------------------------------
O. Joseph Bizzozero, Jr.

/s/ John J. Crawford                     Director
--------------------------------------
John J. Crawford


/s/ Robert A. Finkenzeller               Director
--------------------------------------
Robert A. Finkenzeller


/s/ Walter R. Griffin                    Director
--------------------------------------
Walter R. Griffin


/s/ J. Gregory Hickey                    Director
--------------------------------------
J. Gregory Hickey


/s/ C. Michael Jacobi                    Director
--------------------------------------
C. Michael Jacobi


/s/ Harold W. Smith                      Director
--------------------------------------
Harold W. Smith


/s/ Sr. Marguerite F. Waite              Director
--------------------------------------
Sr. Marguerite F. Waite, C.S.J.

                                  EXHIBIT INDEX

   Exhibit
     No.                                           Exhibit
     ---                                           -------
     2.1        Agreement  and  Plan of  Merger,  dated  as of  October  7,  1996,  among  the
                Registrant, Webster Acquisition Corp. and DS Bancor, Inc. ("DS Bancor").

     2.2        Option  Agreement,  dated as of  October  7,  1996,  between DS Bancor and the
                Registrant.

     2.3 Stockholder Agreement, dated as of October 7, 1996, by and among the Registrant and the stockholders of DS Bancor identified therein.

     4.1 Bylaws of the Registrant, as amended to date (incorporated herein by reference to Exhibit 3.5 to the Registrant's Annual
                Report on Form 10-K for the year ended December 31, 1994).

      5         Opinion  of  Hogan &  Hartson  L.L.P.  as to the  validity  of the  securities registered hereunder, including the consent of that firm.

     8.1        Opinion of Mintz,  Levin, Cohn, Ferris,  Glovsky and Popeo, P.C. as to certain tax matters.*

     8.2        Opinion of Fried, Frank, Harris, Shriver & Jacobson as to certain tax matters.*

     23.1       Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5).

     23.2       Consent of Mintz,  Levin, Cohn,  Ferris,  Glovsky and Popeo, P.C.*

     23.3       Consent  of Fried,  Frank,  Harris,  Shriver & Jacobson.*

     23.4       Consent of KPMG Peat Marwick LLP.

     23.5       Consent of Friedberg, Smith & Co., P.C.

     23.6       Consent of Alex. Brown & Sons Incorporated

     23.7       Consent of Merrill Lynch & Co.*

     99.1       Section 145 of the Delaware General Corporation Law.

     99.2       Form of Webster proxy card

     99.3       Form of DS Bancor proxy card

----------
*    To be filed by amendment